  As filed with the Securities and Exchange Commission on July 30, 1999
                                                     Registration No. 333-78517
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 2 TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                       Under the Securities Act of 1933

                               ----------------
                                AVERSTAR, INC.
            (Exact name of registrant as specified in its charter)

        Delaware                     8711                   043411541
    (State or other      (Primary standard industrial    (I.R.S. employer
    jurisdiction of       classification code number) identification number)
    incorporation or
     organization)

                               ----------------
                               23 Fourth Avenue
                             Burlington, MA 01803
                                (781) 221-6990
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------
                             Michael B. Alexander
                            Chief Executive Officer
                                AverStar, Inc.
                               23 Fourth Avenue
                             Burlington, MA 01803
                                (781) 221-6990
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

         Gerald Adler, Esq.                       Julie M. Allen, Esq.
Swidler Berlin Shereff Friedman, LLP               Proskauer Rose LLP
          919 Third Avenue                           1585 Broadway
      New York, New York 10022                  New York, New York 10036
           (212) 758-9500                            (212) 969-3000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

                               ----------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [_]    .

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the
same offering. [_]    .

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the
same offering. [_]    .

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This information in this prospectus is not complete and may be changed. We + +may not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these + +securities in any jurisdiction where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 30, 1999

PROSPECTUS

                                4,000,000 Shares

                                    [LOGO]

                                  Common Stock

                                  -----------

This is an initial public offering of shares of our common stock. We are offering 4,000,000 shares of our common stock. We anticipate that the initial public offering price will be between $7.00 and $9.00 per share.

We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "ASTR".

Massachusetts Mutual Life Insurance Company, or MassMutual, and affiliates of MassMutual together own 13.3% of our common stock. We intend to use $5.0 million of the net proceeds from the sale of the shares of our common stock offered in this offering to repay our debt outstanding under our subordinated debt agreement with MassMutual.

See "Risk Factors" beginning on page 7 to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public offering price............................................... $     $
Underwriting discounts and commissions.............................. $     $
Total proceeds, before expenses, to us from this offering........... $     $

                                  -----------

The underwriters may purchase up to an additional 600,000 shares of our common stock from us at the initial public offering price less the underwriting discount to cover over-allotments.

                                  -----------

Bear, Stearns & Co. Inc.                                  Legg Mason Wood Walker
                                                               Incorporated

                  The date of this prospectus is       , 1999

Inside Cover:

The words AverStar, Assurance, Consulting, Development and Operations, on a background with pictures of the AverStar logo, the American flag, an aircraft carrier, the space shuttle, the front of a government building, a man and woman in conversation, a man walking, a spider web with the earth at its center, and a computer screen with credit cards.


Caption: "Customers Trust AverStar to Create and Validate Exceptional Systems and Software for Critical Applications."


Back Cover:

The customer chart contained on page 36 of the Registration Statement.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors," before investing in our common stock.

Our Business

   AverStar provides information technology, or IT, services and software products for the mission-critical systems of a significant number of civilian and defense agencies of the United States government. An IT system is mission-critical if the failure of the system would pose a risk to health and safety or cause disruption of a vital service or function. Our customers include 15 of the 20 government agencies with the largest IT budgets for the government's 1999 fiscal year. We also provide our services to large commercial companies. We have established long-term customer relationships, some of which have extended over 20 years. During our 30-year history, we have maintained a strong record of customer satisfaction based on the quality and reliability of our services and products.

   We provide an integrated offering of services and products in four areas of
IT:

  . IT Assurance. We provide independent analysis, testing and verification of critical information systems under development or being upgraded. We also provide security for customers' information systems. Once a customer retains us to perform assurance services, we believe that we can gain expertise about the customer's business and therefore become well positioned to provide additional services and products to that customer.

  . IT Development. We offer a full range of software and systems development services for customer-specific applications and Internet applications.

  . IT Operations. We manage and operate information system networks and data centers at our customers' facilities.

  . IT Consulting. We serve as consultants with respect to our customers' development of innovative applications or improvements to existing critical systems.




   Our current business and operations result from a series of strategic acquisitions of well established IT companies, executed by our current management team. In February 1998, we combined the businesses of Intermetrics, Inc. and Pacer Infotec, Inc. Previously, Pacer acquired Infotec Development, Inc. in July 1996. Founded in 1969, Intermetrics brought us expertise in IT assurance and IT consulting services for United States civilian and defense agencies and for commercial organizations and IT development services for customer-specific applications. Founded in 1968, Pacer broadened our base of contracts for IT assurance and IT development services for United States defense and civilian agencies. In March 1999, we acquired Computer Based Systems, Inc. Founded in 1978, CBSI strengthened our IT operations services and broadened our customer base among civilian agencies of the federal government. Our acquisitions have provided us with an experienced management team, a broad base of long term contracts, a diverse group of established customers, substantial backlog and strong sales and marketing resources. We believe that these strengths enable us to compete effectively in our industry.

   We are incorporated in Delaware. Our principal executive offices are located at 23 Fourth Avenue, Burlington, Massachusetts 01803. Our telephone number at that location is (781) 221-6990. Our web site address is www.averstar.com. Information contained on our web site does not constitute part of this prospectus.

                                  The Offering

Common Stock Offered ......  4,000,000 shares
Common Stock Outstanding
 After this Offering....... 10,880,655 shares
Use of Proceeds............ To repay a portion of our indebtedness. Please see
                            "Use of Proceeds."
Proposed Nasdaq National
 Market Symbol............. ASTR

Additional shares may be issued after this offering.

   You should be aware that we are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding after this offering. If and when we issue these shares, the percentage of common stock you own may be diluted. 1,513,433 shares are issuable upon the exercise of outstanding options at a weighted average exercise price of $3.26 per share, of which 757,055 shares are exercisable. Options to purchase an additional 504,180 shares of common stock will become exercisable upon the closing of this offering. In addition, 1,836,014 shares are available for future option grants.

   Unless otherwise indicated, all information in this prospectus assumes that the underwriters do not exercise their option to purchase additional shares after the closing of this offering to cover over-allotments.

                                ----------------

   All pro forma statement of operations information in this prospectus is presented as if our acquisitions of Pacer and of CBSI had occurred as of January 1, 1998, unless otherwise noted.

                                ----------------

   AverStar, Inc., Intermetrics, Inc., Pacer Infotec, Inc., JWatch, EWatch, Ada Magic and our logo are our trademarks. Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder.

                             Summary Financial Data

   The following tables set forth our summary financial data. These tables do not present all of our financial information. You should read this information together with our financial statements and the notes to those statements beginning on page F-1 of this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." On March 13, 1995, an investor group led by current management formed a holding company that acquired Intermetrics in August 1995. Substantially all data for the period March 13, 1995 through February 29, 1996 relate to the operations and financial position of Intermetrics. The summary financial data for the 12 months ended February 29, 1996, which are unaudited, combine the two preceding columns which reflect the operations of Intermetrics for the first six months of the period based on Intermetrics' basis of accounting prior to the acquisition, and our operations giving effect to the acquisition of Intermetrics in August 1995. In February 1998, we acquired Pacer, whose results of operations are included from the date of acquisition in our results for the 12 months ended December 31, 1998. In March 1999, we acquired CBSI. The pro forma column below presents our statement of operations data as if the acquisitions of Pacer and CBSI had occurred as of January 1, 1998. The pro forma as adjusted statement of operations data reflect our sale of shares of common stock in this offering, after deducting underwriting discounts and estimated offering expenses, and the application of the proceeds to repay debt as if both these events had occurred as of January 1, 1998. The selected financial data for the 12 months ended February 28, 1997, the 10 months ended December 31, 1997 and the 12 months ended December 31, 1998 are derived from our audited financial statements included elsewhere in this prospectus. The selected financial data for the 12 months ended February 28, 1995 are derived from audited financial statements not included in this prospectus. The consolidated financial data for the three months ended March 31, 1998 and 1999, have been prepared on the same basis as our consolidated financial statements. In our opinion, all necessary adjustments, consisting of normal recurring accruals, have been included. Results of operations for interim periods are not necessarily indicative of results we may achieve in a full year. Historical results are not necessarily indicative of the results we may achieve in the future.

   Adjusted EBITDA is net income (loss) from continuing operations before taxes, interest expense, interest income, depreciation expense, amortization expense, in process research and development expense and merger-related expense. In process research and development expense and merger-related expense are one time, non-recurring charges. In process research and development expense relates to the valuation of software products in development by Intermetrics at the time of the acquisition of Intermetrics by an investor group led by current management. Merger-related expense relates to the acquisitions of Intermetrics, Pacer and CBSI, including the integration of the operations of these companies. In process research and development expenses and merger-related expenses are included in selling, general and administrative expense in the following tables. Depreciation expense is included in cost of revenues in the following tables.

   Adjusted EBITDA is provided because we believe that investors may find it to be a useful tool for analyzing our ability to service debt. Adjusted EBITDA should not be construed:

   .  As an indicator of our operating performance instead of operating income;
or

   . As a measure of liquidity instead of cash flows from operating activities.

We may calculate adjusted EBITDA differently than other companies.

                        Intermetrics
                   -----------------------
                                                                                                             Pro Forma
                      Twelve       Six      March 13,      Twelve       Twelve        Ten         Twelve       Twelve
                      Months      Months       1995        Months       Months       Months       Months       Months
                      Ended       Ended      through       Ended        Ended        Ended        Ended        Ended
                   FProeFormabruary 28, August 31, February 29, February 29, February 28, December 31, December 31, December 31,
                   As Adjusted1995        1995        1996         1996         1997         1997         1998         1998
                   ---Twelve--------- ---------- ------------ ------------ ------------ ------------ ------------ ------------
                      Months
                      Ended
                   December 31,
                       1998
                   ------------

                                                                     (In thousands)
 Statement of
 Operations Data:
 Revenues........    $53,964     $27,103     $27,787      $54,890      $53,274      $53,646      $121,056     $169,039
 Cost of
 revenues........     37,964      20,470      21,399       41,869       40,704       41,685        93,604      128,520
 Selling, general
 and
 administrative
 expense.........     14,139       6,908       5,247       12,155       10,159       10,253        19,531       31,007
 Amortization
 expense.........        --          --          514          514        1,085          150         1,050        4,344
 In process
 research and
 development
 expense.........        --          --        8,600        8,600          --           --            --           --
                     -------     -------     -------      -------      -------      -------      --------     --------
 Income (loss)
 from
 operations......      1,861        (275)     (7,973)      (8,248)       1,326        1,558         6,871        5,168
 Interest
 expense.........         26          13         734          747        1,441        1,302         2,513        4,973
 Interest
 income..........        525         363         149          512          160           96           244          244
                     -------     -------     -------      -------      -------      -------      --------     --------
 Income (loss)
 from continuing
 operations
 before taxes....      2,360          75      (8,558)      (8,483)          45          352         4,602          439
 Provision for
 income taxes....        945          40          32           72           18          154         2,168          366
                     -------     -------     -------      -------      -------      -------      --------     --------
 Net income
 (loss) from
 continuing
 operations......    $ 1,415     $    35     $(8,590)     $(8,555)     $    27      $   198      $  2,434     $     73
                     =======     =======     =======      =======      =======      =======      ========     ========
 Statement of
 Operations Data:
 Revenues........    $169,039
 Cost of
 revenues........     128,520
 Selling, general
 and
 administrative
 expense.........      31,007
 Amortization
 expense.........       4,344
 In process
 research and
 development
 expense.........         --
                   ------------
 Income (loss)
 from
 operations......       5,168
 Interest
 expense.........       2,431
 Interest
 income..........         244
                   ------------
 Income (loss)
 from continuing
 operations
 before taxes....       2,981
 Provision for
 income taxes....       1,371
                   ------------
 Net income
 (loss) from
 continuing
 operations......    $  1,610
                   ============

 Computation of
 Adjusted
 EBITDA:
 Net income
 (loss) from
 continuing
 operations......    $ 1,415     $    35     $(8,590)     $(8,555)     $    27      $   198      $  2,434     $     73
 Provision for
 income taxes....        945          40          32           72           18          154         2,168          366
 Interest
 income..........       (525)       (363)       (149)        (512)        (160)         (96)         (244)        (244)
 Interest
 expense.........         26          13         734          747        1,441        1,302         2,513        4,973
 Depreciation
 expense.........      1,918         709         561        1,270        1,066          785         2,178        2,465
 Amortization
 expense.........        --          --          514          514        1,085          150         1,050        4,344
 In process
 research and
 development
 expense.........        --          --        8,600        8,600          --           --            --           --
 Merger-related
 expense.........        --        1,592         --         1,592          --           700           560          560
                     -------     -------     -------      -------      -------      -------      --------     --------
 Adjusted
 EBITDA..........    $ 3,779     $ 2,026     $ 1,702      $ 3,728      $ 3,477      $ 3,193      $ 10,659     $ 12,537
                     =======     =======     =======      =======      =======      =======      ========     ========
 Adjusted EBITDA
 as a percentage
 of revenues.....        7.0%        7.5%        6.1%         6.8%         6.5%         6.0%          8.8%         7.4%
                     =======     =======     =======      =======      =======      =======      ========     ========
 Computation of
 Adjusted
 EBITDA:
 Net income
 (loss) from
 continuing
 operations......    $  1,610
 Provision for
 income taxes....       1,371
 Interest
 income..........        (244)
 Interest
 expense.........       2,431
 Depreciation
 expense.........       2,465
 Amortization
 expense.........       4,344
 In process
 research and
 development
 expense.........         --
 Merger-related
 expense.........         560
                   ------------
 Adjusted
 EBITDA..........    $ 12,537
                   ============
 Adjusted EBITDA
 as a percentage
 of revenues.....         7.4%
                   ============

 Cash Flows:
 Continuing
 operating
 activities......    $ 2,652     $ 3,106     $ 1,147      $ 4,253      $   433      $ 1,007      $  1,299
 Discontinued
 operating
 activities......        --          --          --           --           --        (1,367)       (8,951)
                       2,652       3,106       1,147        4,253          433         (360)       (7,652)
 Investing
 activities......     (1,537)      7,829        (405)       7,424       (1,297)      (2,471)       (7,999)
 Financing
 activities of
 continuing
 operations......       (366)        384         603          987          133        2,348        11,997
 Financing
 activities of
 discontinued
 operations......        --          --          --           --           --           --          3,855
                        (366)        384         603          987          133        2,348        15,852
                     -------     -------     -------      -------      -------      -------      --------
  Net cash
 increase
 (decrease)......    $   749     $11,319     $ 1,345      $12,664      $  (731)     $  (483)     $    201
                     =======     =======     =======      =======      =======      =======      ========

                                        Three Months Ended March 31,
                                 ----------------------------------------------
                                                                      Pro Forma
                                                                         As
                                      Actual           Pro Forma      Adjusted
                                 -----------------  ----------------  ---------
                                  1998      1999     1998     1999      1999
                                 -------  --------  -------  -------  ---------
                                               (In thousands)
Statement of Operations Data:
Revenues.......................  $22,738  $ 36,346  $38,790  $46,948   $46,948
Cost of revenues...............   17,310    28,841   30,177   36,121    36,121
Selling, general and adminis-
 trative expense...............    4,017     4,940    7,181    7,422     7,422
Amortization expense...........      149       357    1,083    1,056     1,056
                                 -------  --------  -------  -------   -------
Income from operations.........    1,262     2,208      349    2,349     2,349
Interest expense, net..........      476       760    1,177    1,261       625
Income (loss) from continuing
 operations before taxes.......      786     1,448     (828)   1,088     1,724
Provision for income taxes.....      370       656     (322)     479       758
                                 -------  --------  -------  -------   -------
Net income (loss) from continu-
 ing operations................  $   416  $    792  $  (506) $   609   $   966
                                 =======  ========  =======  =======   =======
Computation of Adjusted EBITDA:
Net income (loss) from continu-
 ing operations................  $   416  $    792  $  (506) $   609   $   966
Provision for income taxes.....      370       656     (322)     479       758
Interest expense, net..........      476       760    1,177    1,261       625
Depreciation expense...........      406       452      543      452       452
Amortization expense...........      149       357    1,083    1,056     1,056
Merger-related expense.........       56       --        56      --        --
                                 -------  --------  -------  -------   -------
Adjusted EBITDA................  $ 1,873  $  3,017  $ 2,031  $ 3,857   $ 3,857
                                 =======  ========  =======  =======   =======
Adjusted EBITDA as a percentage
 of revenues...................      8.2%      8.3%     5.2%     8.2%      8.2%
                                 =======  ========  =======  =======   =======
Cash Flows:
 Continuing operating activi-
  ties.........................     (706)      927
 Discontinued operating activi-
  ties.........................   (2,230)      --
                                 -------  --------
                                  (2,936)      927
 Investing activities..........    1,049   (24,167)
 Financing activities of con-
  tinuing operations...........    9,877    24,685
 Financing activities of dis-
  continued operations.........      --        --
                                 -------  --------
                                   9,877    24,685
  Net cash increase (de-
   crease).....................  $ 7,990  $  1,445
                                 =======  ========

   The following table is a summary of our balance sheet data as of March 31, 1999. The as adjusted column reflects our sale of 4,000,000 shares of common stock in this offering, assuming an initial public offering price of $8.00 per share and after deducting underwriting discounts and estimated offering expenses, and the application of the proceeds to repay debt.

                                                              March 31, 1999
                                                           ---------------------
                                                                    ---    As
                                                           Actual       Adjusted
                                                           -------  --- --------
                                                              (In thousands)
Balance Sheet Data:
Cash and cash equivalents................................. $ 1,777       $1,777
Working capital...........................................   7,653        7,653
Total assets..............................................  94,212       94,212
Total debt................................................  58,169       29,914
Redeemable common stock...................................   5,598            0
Stockholders' equity (deficit)............................  (2,048)      31,967

                                  RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In this case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

   Most of our revenues are derived from contracts with agencies of the United States government, and uncertainties in government contracts could adversely affect our business.

   Our largest customers are agencies of the United States government. In 1998, government contracts, and contracts with prime contractors of the United States government, accounted for approximately 90% of our pro forma revenues. We believe that United States government contracts are likely to continue to account for a significant portion of our revenues for the foreseeable future.

   Significant changes in the contracting policies or fiscal policies of the United States government could adversely affect our business, results of operations or financial condition.

   Changes in government contracting policies could directly affect our financial performance. Among the factors that could materially adversely affect our United States government contracting business are:

  . Budgetary constraints affecting government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding;

  .  Cancellation of government programs;

  .  Curtailment of the government's use of technology services firms;

  .  The adoption of new laws or regulations;

  .  Technological developments;

  .  Governmental shutdowns;

  .  Competition and consolidation in the IT industry; and

  .  General economic conditions.

These or other factors could cause governmental agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts, any of which could have a material adverse effect on our business, financial condition or results of operations.

   Many of our United States government customers are subject to increasingly stringent budgetary constraints. We have substantial contracts in place with many departments and agencies, and our continued performance under these contracts, or award of additional contracts from these agencies, could be materially adversely affected by spending reductions or budget cutbacks at these agencies. Such reductions or cutbacks could have a material adverse effect on our business, financial condition or results of operations.

   Our government contracts may be terminated prior to their completion, and we may not retain these contracts in any competitive rebidding process.

   We derive substantially all of our revenues from government contracts that typically span one or more base years and one or more option years and are awarded through formal competitive bidding processes. Many of the option periods cover more than half of the contract's potential duration. United States government agencies generally have the right not to exercise these option periods. In addition, our contracts typically also contain provisions permitting a government customer to terminate the contract on short notice, with or without cause. A decision not to exercise option periods or to terminate contracts would reduce the profitability of these contracts to us.

   Upon expiration, if the customer requires further services of the type provided in the contract, there is frequently a competitive rebidding process, and we may not win any particular bid, or be able to replace business lost upon expiration or completion of a contract. Further, all government contracts are subject to protest by competitors. The unexpected termination of one or more of our significant contracts could result in significant revenue shortfalls. The termination or non-renewal of any of our significant contracts, short-term revenue shortfalls, the imposition of fines or damages or our suspension or debarment from bidding on additional contracts could have a material adverse effect on our business, financial condition or results of operations.

   A negative audit could adversely affect our business, and we could be required to reimburse the government for costs that we have expended on our contracts.

   Government agencies routinely audit government contracts. These agencies review a contractor's performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while improper costs already reimbursed must be refunded. Therefore, an audit could result in a substantial adjustment to our revenues. No material adjustments have resulted from any audits of us completed as of December 31, 1994, and we believe that adjustments resulting from subsequent audits will not adversely affect our business. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with United States government agencies. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Any such government determination of impropriety or illegality, or allegation of impropriety, could have a material adverse effect on our business, financial condition or results of operations.

   Many of our United States government customers spend their procurement budgets through General Service Administration Schedule contracts and we are required to compete for post-award orders.

   Budgetary pressures and reforms in the procurement process have caused many United States government agencies to increasingly purchase goods and services through General Service Administration Schedule contracts and other multiple award and/or government-wide acquisition contract vehicles. General Service Administration Schedule contracts and other multiple award and/or government-wide acquisition contracts provide government agencies with the opportunity to purchase IT services and products at pre-approved prices, terms and conditions without any additional competitive bidding. However, a government agency is not required to purchase our IT services and products under these contracts. Therefore, we must continually persuade government agencies to purchase our IT services and products under these contracts, rather than IT services and products from other IT service providers. We may not maintain or increase revenues or otherwise sell successfully under these contracts. Our failure to compete effectively in this procurement environment could have a material adverse effect on our business, financial condition or results of operations.

   We may be liable for penalties under a variety of procurement rules and regulations, and changes in government regulations could adversely affect our business.

   Our defense and commercial businesses must comply with and are affected by various government regulations. Among the most significant regulations are the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts; the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations; the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under our cost-based government contracts under which we receive a fixed fee; and laws, regulations and Executive Orders restricting the use and dissemination of information classified for national security purposes and the exportation of our products and technical data. These regulations affect how our customers and we do business and, in some instances, impose added costs on our businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. Any failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting with the United States government.

If we fail to recruit, train and retain skilled personnel, our costs could increase and our growth would be limited.

   Our success depends to a significant extent upon our ability to attract, retain and motivate highly skilled personnel. If we fail to attract, train and retain sufficient numbers of skilled people, our business, results of operations or financial condition would suffer. We must continue to hire skilled people to perform services under our existing contracts and new contracts that we will enter into. Competition for skilled personnel is intense in the IT services industry. Recruiting and training skilled personnel require substantial resources. We also experience significant turnover of skilled employees. We must pay an increasing amount to hire and retain a skilled workforce. These factors may create variations and uncertainties in our compensation expense.

   In addition, our ability to implement our business strategy and to operate profitably depends largely on the skills, experience and performance of our management team. If several members of our management team become unable or unwilling to serve in their present positions, our business, results of operations or financial condition could suffer.

If we fail to maintain our security clearances, we may not be able to perform classified work for the government.

   Government contracts require us, and some of our employees, to maintain security clearances. The loss of these security clearances could curtail the term and renewal of these government contracts. We maintain facility security clearances complying with the requirements of the Department of Defense and other agencies. In addition, approximately 30% of our employees have security clearances.

We may not successfully execute our acquisition strategy.

   Through acquisitions of companies, we intend to expand our geographic presence and to expand the products and services we offer to new and existing customers. If our acquisition strategy fails, we may not continue to grow at historical rates or at all. We cannot assure you that we will consummate any acquisitions, or that any acquisitions, if consummated, will be advantageous to us.

   Various risks may prevent us from completing acquisitions. These risks include:

  .  Increased competition for acquisitions;

  .  Fewer suitable acquisition candidates available at acceptable prices;

  .  Insufficient capital resources for acquisitions; and

  . Inability to enter into definitive agreements for desired acquisitions on acceptable terms.

   In addition, there are risks that we may not benefit from our acquisitions. These risks include:

  . Inability to integrate or operate acquired companies successfully or at expected levels of profitability;

  .  Accounting charges that adversely affect our financial results;

  . Issuance of additional shares of common stock, which could dilute your investment; and

  .  Incurrence of additional debt.

If we fail to properly manage our growth, our business could be adversely affected.

   If we do not manage our growth effectively, our business, results of operations or financial condition could be materially adversely affected. We intend to continue the expansion of our operations in the foreseeable future to pursue existing and potential market opportunities. Our growth places significant demands on our management and operational resources. In order to manage our growth effectively, we must continue to invest in our systems of internal controls and procedures, and continue to expand, train and manage our workforce.

We are highly leveraged.

   We have a substantial amount of indebtedness. If we default on our debt agreements, our business, financial condition or results of operations would be materially adversely affected. As of March 31, 1999 we had debt with a face amount of approximately $59.0 million outstanding. We will repay approximately $28.7 million of this debt from the proceeds of this offering. We will have approximately $30.0 million of debt outstanding after this offering. We pay interest on this debt at variable rates averaging approximately 8.5% per annum. After this offering, we will be required to pay an average of approximately $3.5 million of the principal amount of our outstanding debt, and approximately $2.0 million in interest, each year over the next three years. In addition, we may incur additional debt to finance acquisitions or future growth.

   Our leverage could have the following important consequences:

  .  Repayment of debt reduces funds available for other purposes;

  . Our ability to obtain additional debt financing in the future for working capital, general corporate purposes or acquisitions may be constrained; and

  . We may be more vulnerable to downturns in general economic conditions or our business than our competitors.

We may require additional financing that we may not be able to secure on favorable terms or at all.

   In the absence of an acquisition, we believe the capital resources available to us under our credit agreements and cash from our operations are adequate to fund our ongoing operations, to repay outstanding debt, and to support the internal growth we expect to achieve for at least the next 12 months. However, we may need more financing to make acquisitions or to support our internal growth, to develop new or enhanced services or to respond to competitive pressures or unanticipated requirements. Any required financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, to develop or enhance services, to respond to competitive pressures or to take advantage of acquisition opportunities, any of which could have a material adverse effect on our business, results of operations or financial condition. If additional funds are raised by our issuing equity securities, stockholders may experience dilution of their ownership interest and the newly issued equity securities may have rights superior to those of the common stock. If additional funds are raised by our issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

Amortization of intangible assets, which represent approximately 37% of our assets as of March 31,

1999, may have an adverse impact on our operating results.

   Approximately $35 million, or 37%, of our assets as of March 31, 1999, consisted of intangible assets, including goodwill, arising from our acquisitions. This amount will be amortized over 18 months to 20 years. This non-cash expense, some of which is not tax deductible, will reduce net income or increase net loss in each amortization period. This reduction in our net income or increase in our net loss may have an adverse effect on the market price of our common stock.

   In addition, we may never realize the value of our intangible assets. We evaluate current events and circumstances to determine whether the remaining balance of our intangible assets will be recoverable. If we deem all or part of our intangible assets to be not recoverable, we would reduce the carrying value of our intangible assets, which could have a material adverse effect on our operating results for the period in which the reduction is recognized.

We may not be able to compete successfully.

   Our business could suffer if we are not able to compete successfully. We experience significant competition in all areas of our business. In general, the markets in which we compete are not dominated by a single company or a small number of companies. Thousands of companies offer services and products that are competitive with our IT service and product offerings. However, we compete regularly with approximately seven different competitors in our IT assurance service offerings, 18 in our IT development service offerings, six in our IT operations service offerings and four in our IT consulting service offerings. Many of our competitors are significantly larger and have greater financial resources than we do. In addition, many of our competitors have significantly more experience in the commercial IT market than we have. These factors may place us at a disadvantage in responding to competition, technological changes and changes in customer requirements. In addition, some of the contracts on which we have the technical capability to bid are set aside for companies which the United States government classifies as "small businesses" or "minority businesses." After 1999, we will not qualify for any of these classifications.

The pricing provisions of our contracts may adversely affect our profits.

   Some of our contracts are fixed-price contracts which contain pricing provisions that require the payment of a set price by the customer for our services regardless of the costs we incur in performing these services, or provide for penalties in the event we fail to achieve contract requirements. Failure to anticipate technical problems, estimate costs accurately or control costs during our performance of a fixed-price contract may reduce our profit or cause us to suffer a loss. The number of our fixed-price contracts may increase as our commercial business increases.

   Recently, a growing percentage of our contracts are time-and-materials contracts. Typically, time-and-materials contracts provide for the customer to pay a specified rate per hour of labor dedicated to the project. If market or other conditions require us to increase our employees' salaries or other costs and we cannot convince our customers to pay proportionately higher prices, we would suffer reduced profits or losses under these contracts.

Fluctuations in our operating results may negatively impact our stock price.

   The price of our common stock may fall because of fluctuations in our quarterly operating results and our inability to meet market expectations. Our operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. Factors that may affect our quarterly results include, but are not limited to:

  .  The number, size and scope of projects;

  .  Our expenditures;

  . The accuracy of our estimates of resources required to complete ongoing projects;

  .  The demand for our services and products; and

  .  The adequacy of our reserves for losses.

   Accordingly, we believe that quarter-to-quarter comparisons of operating results are not necessarily meaningful. You should not rely on the results of any one quarter as an indication of our results for a full year or any other quarter.

We may not realize all of the revenues included in our backlog.

   Although our contract backlog was approximately $450 million as of March 31, 1999, we may not realize all of this backlog as revenue. As explained in Management's Discussion and Analysis, backlog represents management's estimate of our realizable revenues on our contracts. Government contracts comprise substantially all of our backlog. The following factors may affect our ability to realize revenues included in our backlog:

  . The government's failure to fund all of the years of a multi-year contract;

  . The government's failure to exercise its option to extend the length of a contract;

  . The government's failure to request any services under contracts that we provide only upon request of the government; and

  .  The government's decision to decrease the size or scope of a contract.

We may not be able to replace our Year 2000 testing and assessment contracts with equally profitable business.

   As demand for Year 2000 services declines, unless we are able to replace our Year 2000 business with equally profitable work, our rate of revenue growth and our profits could suffer. In 1998, approximately 6% of our pro forma revenues related to Year 2000 testing and assessment services.

We may not be successful in expanding our commercial business.

   Only a small portion of our business is currently derived from the commercial IT market. If we are not able to increase the amount of services and products we sell to the commercial market, we may not grow at expected rates and our reliance on federal government agencies may continue.

Changes in technology could adversely affect our business.

   Our business could suffer if we are not successful in adopting and integrating new technologies into our service and product offerings in a timely and cost-effective manner. The markets for our IT services and products change rapidly because of technological innovations, new product introductions, changes in customer requirements, declining prices and evolving industry standards, among other factors. New products and new technology often render existing information services or technology infrastructure obsolete. As a result, our success depends on our ability to integrate new technologies into our service offerings.

   Further, we cannot be sure that we will be able to continue to commit the resources necessary to refresh our technology infrastructure at the rate demanded by our markets. Advances in technology require us to commit substantial resources to acquire and deploy new technologies for use in our operations. We must continue to commit resources to train our personnel in the use of these new technologies. We must also continue to maintain the compatibility of existing hardware and software systems with these new technologies.

We may be unable to protect our intellectual property rights, and we may be liable for infringing the intellectual property rights of others.

   Third parties may infringe or misappropriate our patents, trademarks or other proprietary rights, which could have a material adverse effect on our business, results of operations or financial condition. The steps we have taken to protect our proprietary rights may not prevent misappropriation. Our suppliers, customers and competitors may have patents and other proprietary rights that cover technology utilized by us. These persons may also seek patents in the future. United States patent applications are confidential until a patent is issued, and most technologies are developed in secret. Accordingly, we are not aware of all patents or other intellectual property rights that our services and products may infringe.

   We could incur substantial costs to prosecute or defend any litigation against others who allege infringement of intellectual property rights. Intellectual property litigation could force us to do one or more of the following:

  . Cease selling or using services or products that incorporate infringed intellectual property;

  . Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology; and

  . Redesign those services or products that incorporate infringed intellectual property.

Our shares may experience extreme price and volume fluctuations.

   Just as the shares of other IT companies have experienced price and volume fluctuations, the market price of our common stock may be volatile. You may not be able to resell your shares at or above the initial public offering price and may suffer a loss of your investment.

   The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  .  Quarterly variations in operating results;

  .  Changes in financial estimates by securities analysts;

  .  Changes in market valuations of IT service companies;

  . Announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  .  Losses of major contracts;

  .  Additions or departures of key personnel; and

  .  Sales of common stock by our stockholders.

   In the past, securities class action litigation has often been initiated against a company following periods of volatility in the market price of their securities. If a suit is initiated against us, regardless of the outcome, it could result in substantial costs, diversion of our management's attention and resources, and a material adverse effect on our business, results of operations or financial condition.

Future sales of large amounts of our stock, or the perception that such sales could occur, may adversely affect our stock price.

   The market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. Assuming no exercise of the underwriters' over-allotment option, there will be 10,880,655 shares of common stock outstanding immediately after this offering. The 4,000,000 shares of common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, unless such shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. As of March 1, 2000, holders of approximately 5,254,977 shares of our common stock will be able to sell their shares without limitation under Rule 144(k). After this offering, we will have 3,349,447 shares of common stock reserved for issuance upon the exercise of stock options, of which 1,513,433 shares are subject to currently outstanding options. Following this offering, we intend to file registration statements on Form S-8 to register these shares.

Provisions of our certificate of incorporation and bylaws and Delaware law could deter takeover attempts.

   Some provisions in our certificate of incorporation and bylaws could delay, defer, prevent or make more difficult a merger, tender offer or proxy contest involving our company. However, our stockholders might view such a transaction as being in their best interests because, for example, a change of control might result in a price higher than the market price for shares of our common stock. Among other things, these provisions:

  . Require an 80% vote of the stockholders to amend the anti-takeover and indemnification provisions of our certificate of incorporation and by-laws;

  . Permit only our chairman, president or a majority of the board of directors to call stockholder meetings;

  . Authorize our board of directors to issue shares of preferred stock in series with the terms of each series to be fixed by our board of directors without any further action by our stockholders;

  . Divide our board of directors into three classes so that only approximately one-third of the total number of directors will be elected each year; and

  . Specify advance notice requirements for stockholder proposals and director nominations to be considered at a meeting of stockholders.

   In addition, Section 203 of the Delaware General Corporation Law may restrict mergers and other business combinations between us and any holder of 15% or more of our voting stock.

Potential Year 2000 problems could adversely affect our business.

   We believe that it is not possible to determine with complete certainty that all Year 2000 problems affecting us or our customers have been identified or corrected. As a result, we believe that the following consequences are possible:

  . Operational inconveniences and inefficiencies for us and our customers may divert management's time and attention and financial and human resources from ordinary business activities;

  . Routine business disputes and claims for pricing adjustments or penalties due to Year 2000 problems may occur, which will be resolved in the ordinary course of business;

  . Serious system failures may require significant efforts by us or our customers to prevent or alleviate material business disruptions; and

  . Serious business disputes alleging that we failed to comply with the terms of contracts or industry standards of performance may result in litigation or contract termination.

   In addition, any system failures could interfere with our ability to properly manage contracted projects and could adversely affect our business.

You will suffer immediate and substantial dilution.

   Investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment, because the initial public offering price per share will significantly exceed the net tangible book value per share.

                           FORWARD-LOOKING STATEMENTS

   Many statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts" or "continue" or the negative of these terms or other comparable terminology. Forward-looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the shares offered by us in this offering are estimated to be approximately $28.7 million, or approximately $33.1 million if the underwriters' over-allotment option is exercised in full, assuming an initial public offering price of $8.00 per share and after deducting underwriting discounts and estimated offering expenses payable by us.

   We intend to use these net proceeds as follows:

  . To repay $23.7 million of the amount outstanding as of March 31, 1999 under our credit agreement with First Union Commercial Corporation, as agent, and the other lenders that are parties to our credit agreement; and

  . To repay subordinated debt outstanding with a face value of $5.0 million as of March 31, 1999 under our subordinated debt agreement with MassMutual.

   As of March 31, 1999, approximately $53.4 million was outstanding under our credit agreement with First Union. We used approximately $25.0 million to acquire CBSI, $24.0 million to repay existing debt and $5.0 million to pay transaction fees and expenses and to fund general working capital requirements. Our credit agreement with First Union expires in 2004 and March 2005. Loans outstanding at March 31, 1999 under our credit agreement with First Union bear interest at variable rates averaging approximately 8% per year.

   In connection with the acquisition of Intermetrics by an investor group led by our current management, we obtained a credit facility with Massachusetts Mutual Life Insurance Company, or MassMutual, and affiliates of MassMutual in August 1995. As of March 31, 1999, subordinated debt with a face value of $5.0 million was outstanding under our credit agreement with MassMutual. The loan outstanding under our credit agreement with MassMutual bears interest at a rate of 13% per year. This credit agreement expires in June 2005.


                                DIVIDEND POLICY

   We intend to retain all future earnings, if any, to finance the expansion of our business. We have not declared or paid any cash dividends on our common stock since our inception and do not expect to declare or pay any cash dividends in the foreseeable future. In addition, our credit agreement with First Union contains restrictions on our ability to pay dividends.

                                 CAPITALIZATION

   The following table sets forth, as of March 31, 1999, our capitalization:

  .  On an actual basis; and

  . On an as adjusted basis to give effect to our sale of 4,000,000 shares in this offering, assuming an initial public offering price of $8.00 per share and after deducting underwriting discounts and the estimated offering costs payable by us, and the application of the proceeds to repay debt.

This information should be read together with our financial statements and the notes relating to those statements appearing elsewhere in this prospectus.

   The table below does not reflect the following changes to our capitalization since March 31, 1999:

  .  We issued 37,500 shares to the AverStar Profit Sharing & Savings Plan;

  . We redeemed 84,870 shares from stockholders under the terms of existing agreements for an aggregate of approximately $410,000; and

  . At the closing of this offering, we will issue approximately 911 shares from treasury to stockholders pursuant to obligations incurred in connection with the acquisition of Intermetrics.

                                                       At March 31, 1999
                                                  ------------------------------
                                                                        As
                                                    Actual           Adjusted
                                                  ----------  ----- ------------
                                                  (In thousands, except share
                                                      and per share data)
Total debt:
 Term notes...................................... $   43,125        $   19,465
 Current portion of long-term debt...............      1,704             1,704
 Revolver notes..................................      8,745             8,745
 Subordinated notes due June 17, 2005, net of un-
  amortized original issue
  discount.......................................      4,595               --
                                                  ----------  ----- ----------
  Total debt.....................................     58,169            29,914
Redeemable common stock, 2,202,875 shares out-
 standing........................................      5,598               --
Stockholder' equity:
 Preferred stock, $.001 par value, 1,000,000
  shares authorized; no shares issued and
  outstanding actual or as adjusted..............        --                --
 Common stock, $.001 par value, 17,000,000 shares
  authorized, 4,766,344 issued shares actual;
  25,000,000 shares authorized, 10,969,219 issued
  shares as adjusted.............................          5                11
 Additional paid in capital......................     10,189            44,441
 Accumulated deficit.............................    (12,055)          (12,298)
 Deferred compensation...........................        (73)              (73)
 Treasury stock at cost, 42,105 shares...........       (114)             (114)
                                                  ----------        ----------
  Total stockholders' equity (deficit)...........     (2,048)           31,967
   Total capitalization.......................... $   61,719        $   61,881
                                                  ==========  ===== ==========

                                    DILUTION

   Our net tangible book value as of March 31, 1999 was $(31,008,000), or $(4.48) per share. Our net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 1999. Assuming that we sell the 4,000,000 shares offered by us in this offering at an initial public offering price of $8.00 per share, after deducting the underwriting discounts and the estimated offering expenses payable by us, and apply the proceeds to repay debt, our pro forma net tangible book value as of March 31, 1999 would have been $(2,591,000), or $(0.24) per share. This amount represents an immediate increase in pro forma net tangible book value of $4.24 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.24 per share to investors purchasing shares in this offering. We have a negative net tangible book value on a historical and pro forma basis. The following table illustrates the per share dilution:

Assumed initial public offering price per share................          $8.00
Net tangible book value per share as of March 31, 1999.........  $(4.48)
Pro forma increase in net tangible book value per share attrib-
 utable to new investors purchasing shares in this offering....  $ 4.24
Pro forma net tangible book value per share after this offer-
 ing...........................................................          (0.24)
Pro forma dilution per share to new investors purchasing shares
 in this offering..............................................          $8.24
                                                                         =====

   The following table summarizes, as of March 31, 1999, differences between existing stockholders and the new investors purchasing shares in this offering in:

  .  The total number of shares of common stock purchased from us;

  .  The total consideration paid to us; and

  . The average price per share paid by existing stockholders and by new investors purchasing shares in this offering:

                           Shares Purchased  Total Consideration
                          ------------------ -------------------
                                                                 Average Price
                            Number   Percent   Amount    Percent   Per Share
                          ---------- ------- ----------- ------- -------------
Existing stockholders....  6,927,114  63.4%  $15,678,000  32.9%      $2.26
New investors purchasing
 shares in this offer-
 ing.....................  4,000,000  36.6    32,000,000  67.1        8.00
                          ----------  ----   -----------  ----
  Total.................. 10,927,114   100%  $47,678,000   100%
                          ==========  ====   ===========  ====

   None of the foregoing tables or calculations assumes that any options outstanding as of March 31, 1999 will be exercised. If all outstanding options were exercised on the date of the closing of this offering, new investors purchasing shares in this offering would suffer total dilution of $8.16 per share.

   The above tables do not reflect the following changes to our capitalization since March 31, 1999:

   .  We issued 37,500 shares to the Averstar Profit Sharing & Savings Plan;

  . We redeemed 84,870 shares from stockholders under the terms of existing agreements for an aggregate of approximately $410,000; and

  . At the closing of this offering, we will issue approximately 911 shares from treasury to stockholders pursuant to obligations incurred in connection with the acquisition of Intermetrics.

                            SELECTED FINANCIAL DATA

   The following tables set forth our selected financial data. These tables do not present all of our financial information. You should read this information together with our financial statements and the notes to those statements beginning on page F-1 of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." On March 13, 1995, an investor group formed a holding company which acquired Intermetrics in August 1995. Substantially all data for the period March 13, 1995 through February 29, 1996 relate to the operations and financial position of Intermetrics. The selected financial data for the 12 months ended February 29, 1996, which are unaudited, combine the two preceding columns which reflect the operations of Intermetrics for the first six months of the period based on Intermetrics' basis of accounting prior to the acquisition, and our operations giving effect to the acquisition of Intermetrics in August 1995. In February 1998, we acquired Pacer, whose results of operations are included from the date of acquisition in our results for the 12 months ended December 31, 1998. In March 1999, we acquired CBSI. The pro forma column presents our statement of operations data as if the acquisitions of Pacer and CBSI had occurred as of January 1, 1998. The pro forma as adjusted statement of operations data reflect our sale of shares of common stock in this offering, after deducting underwriting discounts and estimated offering expenses, and the application of the proceeds to repay debt as if both these events had occurred as of January 1, 1998. The selected financial data for the 12 months ended February 28, 1997, the 10 months ended December 31, 1997 and the 12 months ended December 31, 1998 are derived from our audited financial statements included elsewhere in this prospectus. The selected financial data for the 12 months ended February 28, 1995 are derived from audited financial statements not included in this prospectus. The consolidated financial data for the three months ended March 31, 1998 and 1999 have been prepared on the same basis as our consolidated financial statements. In our opinion, all necessary adjustments, consisting of normal recurring accruals, have been included. Results of operations for interim periods are not necessarily indicative of results we may achieve in a full year.

                         Intermetrics
                   ------------------------
                                                                                                              Pro Forma
                                              March 13      Twelve       Twelve        Ten         Twelve       Twelve
                   Twelve Months Six Months     1995        Months       Months       Months       Months       Months
                       Ended       Ended      Through       Ended        Ended        Ended        Ended        Ended
                   February 28,  August 31, February 29, February 29, February 28, December 31, December 31, December 31,
                       1995         1995        1996         1996         1997         1997         1998         1998
                   ------------- ---------- ------------ ------------ ------------ ------------ ------------ ------------
                                                          (In thousands, except per share data)
Statement of
 Operations Data:
Revenues.........     $53,964     $27,103     $27,787      $54,890      $53,274      $53,646      $121,056     $169,039
Cost of
 revenues........      37,964      20,470      21,399       41,869       40,704       41,685        93,604      128,520
Selling, general
 and
 administrative
 expense.........      14,139       6,908       5,247       12,155       10,159       10,253        19,531       31,007
Amortization
 expense.........         --          --          514          514        1,085          150         1,050        4,344
In process
 research and
 development
 expense.........         --          --        8,600        8,600          --           --            --           --
                      -------     -------     -------      -------      -------      -------      --------     --------
Income (loss)
 from
 operations......       1,861       (275)      (7,973)      (8,248)       1,326        1,558         6,871        5,168
Interest
 expense.........          26          13         734          747        1,441        1,302         2,513        4,973
Interest income..         525         363         149          512          160           96           244          244
                      -------     -------     -------      -------      -------      -------      --------     --------
Income (loss)
 from continuing
 operations
 before taxes....       2,360          75      (8,558)      (8,483)          45          352         4,602          439
Provision for
 income taxes....         945          40          32           72           18          154         2,168          366
                      -------     -------     -------      -------      -------      -------      --------     --------
Net income (loss)
 from continuing
 operations......     $ 1,415     $    35     $(8,590)     $(8,555)     $    27      $   198      $  2,434     $     73
                      =======     =======     =======      =======      =======      =======      ========     ========
Income (loss) per
 share from
 continuing
 operations:
 Basic...........     $  0.35     $  0.01     $ (2.20)     $ (2.19)     $  0.01      $  0.05      $   0.38     $   0.01
                      =======     =======     =======      =======      =======      =======      ========     ========
 Diluted.........     $  0.35     $  0.01     $ (2.20)     $ (2.19)     $  0.01      $  0.04      $   0.36     $   0.01
                      =======     =======     =======      =======      =======      =======      ========     ========
Weighted average
 common shares
 and equivalents:
 Basic...........       4,019       4,151       3,901        3,901        3,878        3,865         6,428        6,428
 Diluted.........       4,019       4,151       3,901        3,901        4,523        4,552         6,847        6,847
                    Pro Forma
                   As Adjusted
                      Twelve
                      Months
                      Ended
                   December 31,
                       1998
                   ------------
Statement of
 Operations Data:
Revenues.........    $169,039
Cost of
 revenues........     128,520
Selling, general
 and
 administrative
 expense.........      31,007
Amortization
 expense.........       4,344
In process
 research and
 development
 expense.........         --
                   ------------
Income (loss)
 from
 operations......       5,168
Interest
 expense.........       2,431
Interest income..         244
                   ------------
Income (loss)
 from continuing
 operations
 before taxes....       2,981
Provision for
 income taxes....       1,371
                   ------------
Net income (loss)
 from continuing
 operations......    $  1,610
                   ============
Income (loss) per
 share from
 continuing
 operations:
 Basic...........    $   0.15
                   ============
 Diluted.........    $   0.15
                   ============
Weighted average
 common shares
 and equivalents:
 Basic...........      10,428
 Diluted.........      10,847

                                          Three Months Ended March 31,
                                   --------------------------------------------
                                                                     Pro Forma
                                       Actual         Pro Forma     As Adjusted
                                   --------------- ---------------- -----------
                                    1998    1999    1998     1999      1999
                                   ------- ------- -------  ------- -----------
                                      (In thousands, except per share data)
Statement of Operations Data:
Revenues.........................  $22,738 $36,346 $38,790  $46,948   $46,948
Cost of revenues.................   17,310  28,841  30,177   36,121    36,121
Selling, general and administra-
 tive expense....................    4,017   4,940   7,181    7,422     7,422
Amortization expense.............      149     357   1,083    1,056     1,056
                                   ------- ------- -------  -------   -------
Income from operations...........    1,262   2,208     349    2,349     2,349
Interest expense, net............      476     760   1,177    1,261       625
Income (loss) from continuing op-
 erations before taxes...........      786   1,448    (828)   1,088     1,724
Provision for (benefit from) in-
 come taxes......................      370     656    (322)     479       758
                                   ------- ------- -------  -------   -------
Net income (loss) from continued
 operations......................  $   416 $   792 $  (506) $   609   $   966
                                   ======= ======= =======  =======   =======
Income (loss) per share from con-
 tinuing operations:
  Basic..........................  $  0.08 $  0.11 $ (0.10) $  0.09   $  0.09
  Diluted........................  $  0.08 $  0.11 $ (0.10) $  0.08   $  0.08
Weighted average common shares
 and equivalents:
  Basic..........................    4,991   6,927   4,991    6,927    10,927
  Diluted........................    5,470   7,440   5,470    7,440    11,440

   The following table is a summary of our balance sheet data.

                            As of        As of        As of        As of        As of           As of
                         February 28, February 29, February 28, December 31, December 31,     March 31,
                             1995         1996         1997         1997         1998           1999
                         ------------ ------------ ------------ ------------ ------------     ---------
                                                        (In thousands)
Balance Sheet Data:
Cash and cash equiva-
 lents..................   $ 1,304      $ 1,345      $   614      $   131      $   332         $ 1,777
Working capital.........    16,099        6,608       19,850        2,567        9,256           7,653
Total assets............    30,979       19,192       17,039       23,646       59,663          94,212
Total debt..............       --        12,710       12,769       15,060       31,610          58,169
Redeemable common
 stock..................       --           --           --         1,412        5,598           5,598
Stockholders' equity
 (deficit)..............    21,192       (3,312)      (3,218)      (5,795)      (3,412)         (2,048)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read together with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see "Risk Factors" and "Forward-Looking Statements."

Overview

   We provide IT services and products to the United States government and to commercial companies. Through both internal growth and a series of acquisitions, we have increased our revenues from $53.3 million for the fiscal period ended February 28, 1997 to $169 million in pro forma revenues for the fiscal period ended December 31, 1998. Our growth has resulted in a broader base of long-term contracts and a more diverse group of established customers.

   AverStar is the result of a series of strategic acquisitions executed by our current management. In February 1998, we combined the businesses of Intermetrics and Pacer. In March 1999, we acquired CBSI for $26 million in cash, $25 million of which was paid to the former CBSI stockholders at the closing and $1 million of which will be paid ratably over the next five years. All three transactions were accounted for as purchases. During 1997, we changed our fiscal year to a December 31 year end in anticipation of the merger with Pacer. As a result, the fiscal period ended December 31, 1997 is a ten-month period.

   A substantial portion of our revenues are derived from contracts with the United States government. Approximately 90% of our pro forma revenues in the fiscal period ended December 31, 1998 were derived from government contracts, either directly with government customers or indirectly through government prime contractors.

   We enter into three types of contracts: cost-reimbursable, time-and-materials, and fixed-price contracts. Of our total pro forma revenues for 1998, cost-reimbursable contracts represented approximately 46%, time-and-materials contracts approximately 45% and fixed-price and licensing contracts approximately 9%. Cost-reimbursable contracts provide for the reimbursement of costs plus the payment of a fixed fee. Under time-and-materials contracts, we are reimbursed for labor hours at negotiated hourly billing rates and reimbursed for travel and other direct expenses at actual cost plus applied indirect, general and administrative expenses. Under fixed-price contracts, we agree to perform an assignment for a fixed price and, accordingly, realize a benefit or detriment to the extent that our actual cost of performing the work differs from the negotiated price.

   We assume greater financial risk on fixed-price contracts than on either time-and-materials or cost-reimbursable contracts. We believe that an increasing percentage of our contracts will be time and materials contracts as our commercial business increases. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce our profits or cause us to suffer a loss. If we are successful in providing our services at a reduced cost, however, we expect that fixed-price contracts will result in greater profitability. In addition, greater risks are involved under time-and-materials contracts than under cost-reimbursement contracts because we assume the responsibility for the delivery of specified skills at a fixed hourly rate. Our management believes that adequate reserves for our fixed-price and time-and-materials contracts are reflected in our financial statements.

   We recognize revenues on government and commercial contracts under the percentage-of-completion method. This method involves a periodic assessment of the estimated total cost to complete each contract. The percentage-of-completion method is determined by relating the actual costs incurred to date to the estimated total costs at completion. The cumulative effects resulting from revisions of estimated total costs and revenues are recorded in the period in which the facts requiring revisions become known. When a loss is anticipated on a contract, the full amount of the anticipated loss is provided for at that time.

   Revenues from standard software products are recognized upon shipment in accordance with Statement of Position 97-2, "Software Revenue Recognition." Revenues from maintenance agreements are deferred and amortized over the life of the maintenance agreements. Our royalty income is derived from licensing agreements that we have with commercial companies. Typically, the amount of our royalty income is based on a percentage of our customer's revenues for the products that incorporate our technology. Per unit royalties earned from the license of standard software products are recognized when received from the customer. Our royalty income does not represent a significant portion of our revenues.

Results of Operations

   The following table sets forth, for each period indicated, the percentage of items in the consolidated statement of operations in relation to revenues and the percentage increase (decrease) of each item for the periods indicated:

                                           Percentage of Revenues                   Period to Period Increase (Decrease)
                         ---------------------------------------------------------- -------------------------------------
                                                                  Three     Three   February 28, December 31,  March 31,
                            Twelve        Ten         Twelve     Months    Months       1997         1997        1998
                         Months Ended Months Ended Months Ended   Ended     Ended   Compared to  Compared to  Compared to
                         February 28, December 31, December 31, March 31, March 31, December 31, December 31,  March 31,
                             1997         1997         1998       1998      1999        1997         1998        1999
                         ------------ ------------ ------------ --------- --------- ------------ ------------ -----------
Revenues...............     100.0%       100.0%       100.0%      100.0%    100.0%        1%          126%         60%
Cost of revenues.......      76.4         77.7         77.3        76.1      79.3         2           125          67
Selling, general &
 administrative
 expense...............      21.1         19.4         17.0        18.3      14.6        (7)           98          27
                            -----        -----        -----       -----     -----
Income from
 operations............       2.5          2.9          5.7         5.6       6.1        17           341          75
Interest expense, net..       2.4          2.2          1.9         2.1       2.1        (6)           88          60
                            -----        -----        -----       -----     -----
Income from continuing
 operations before
 taxes.................       0.1          0.7          3.8         3.5       4.0       682         1,207          84
Provison for income
 taxes.................       --           0.3          1.8         1.7       1.8       756         1,308          77
                            -----        -----        -----       -----     -----
Net income from
 continuing
 operations............       0.1          0.4          2.0         1.8       2.2       633         1,129          90
Loss from discontinued
 operations............       --          (3.2)        (4.2)       (2.6)       --
Net income (loss)......       0.1         (2.8)        (2.2)       (0.8)      2.2

 Three-Month Periods Ended March 31, 1998 and 1999

   The results of operations for the three months ended March 31, 1998 reflect the activity of Intermetrics for the entire three months of the quarter and the activity of Pacer for one month of the quarter. The results of operations for the three months ended March 31, 1999 reflect the activity of Intermetrics and Pacer for the entire three months of the quarter and ten days of activity of CBSI.

   Revenues. For the three months ended March 31, 1999, our revenues were $36.3 million compared to $22.7 million for the three months ended March 31, 1998. Of the $13.6 million or 60% increase, approximately $8.6 million or 63% related to the acquisition of Pacer and approximately $950,000 or 7% related to the acquisition of CBSI. The remaining 30% of the increase was associated with new task orders and additional work performed under existing contracts, mainly with the United States Postal Service, Government Services Agency Schedule or GSA, National Institutes of Health and NASA.

   Cost of revenues. For the three months ended March 31, 1999, our cost of revenues was $28.8 million compared to $17.3 million for the three months ended March 31, 1998, an increase of $11.5 million or 67%. As a percentage of revenues, cost of revenues was 79.3% for the period ended March 31, 1999 and 76.1% for the period ended March 31, 1998. The increase in cost of revenues as a percentage of revenues resulted from higher costs in relation to revenues from acquired contracts and less than full utilization of office facilities acquired to support the increase in the number of contracts and task orders performed.

   Selling, general and administrative expense. For the three months ended March 31, 1999, our selling, general and administrative, or SG&A, expense, including amortization expense, was $5.3 million compared to $4.2 million for the first quarter of 1998, an increase of $1.1 million or 27%. Amortization expense was $300,000 of the $5.3 million in 1999 and $100,000 of the $4.2 million in 1998. The $200,000 increase in amortization expense reflects three months amortization related to Pacer in 1999 and ten days related to CBSI compared with one month and none, respectively, in the 1998 first quarter results. Of the remaining $900,000 increase in total SG&A expense, approximately 50% was associated with the increased staff from Pacer, approximately 22% related to the growth in the sales and marketing function and the remainder related to acquisition and financing activities. As a percentage of revenues, SG&A expense decreased to 14.6% in the first quarter 1999 from 18.3% in the first quarter 1998, primarily because SG&A expense was spread over a larger revenue base in 1999.

   Income from continuing operations. For the three months ended March 31, 1999, our income from continuing operations before interest and taxes was $2.2 million compared with $1.3 million for the three months ended March 31, 1998, representing a $900,000 or 75% increase. Approximately $500,000 or 53% of this increase was attributable to the acquisition of Pacer and about 5% was attributable to the acquisition of CBSI. The remainder of the increase resulted from increased profit recorded on new and additional work performed.

   Net income from continuing operations. For the three months ended March 31, 1999, net income from continuing operations was $800,000 compared to $400,000 in 1998, an increase of 100%. The increase resulted from higher operating income of $900,000 reduced by an increase in interest expense of $300,000 and an increase in income taxes of $200,000. The increase in interest expense resulted from additional borrowings to fund the acquisition of CBSI and to support working capital requirements. The increase in taxes was caused by the increase in taxable income.

   Net income. For the three months ended March 31, 1999, our net income was $800,000 compared to a net loss of $200,000 for the first quarter of 1998. The net loss for 1998 was the result of income from continuing operations of $400,000 offset by a net loss from discontinued operations of $600,000.

 Fiscal Periods Ended February 28, 1997, December 31, 1997 and December 31,
1998

   Revenues. For the 12 months ended December 31, 1998, our revenues were $121.1 million compared to $53.6 million for the ten months ended December 31, 1997 and $53.3 million for the 12 months ended February 28, 1997, representing a 127% increase over this period. Of the approximately $68 million increase in revenues over this period, approximately $39 million, or 57% of the increase, was the result of the acquisition of Pacer which became effective February 27, 1998. Approximately $12 million, or 18% of the increase, resulted from our winning two contracts with the United States Postal Service in mid-1997. We benefitted from the first full-year effect of these contracts in 1998. The increased work under a contract awarded by NASA in 1996 accounted for approximately $9 million, or 13% of the increase. Revenues were also positively affected by increased business with commercial customers, by new contracts with the National Institute of Health and the United States Navy and by increased royalty income.

   Cost of revenues. For the 12 months ended December 31, 1998, our cost of revenues was $93.6 million compared to $41.7 million for the ten months ended December 31, 1997 and $40.7 million for the 12 months ended February 28, 1997, representing a 130% increase over this period. The increase primarily resulted from higher labor costs to support a larger number of contracts. As a percentage of revenues, cost of revenues has not changed significantly: 77.3% for the period ended December 31, 1998, 77.7% for the period ended December 31, 1997 and 76.4% for the period ended February 28, 1997.

   Selling, general and administrative expense. For the 12 months ended December 31, 1998, our selling, general and administrative expense, including amortization expense, was $20.6 million compared to $10.4 million for the ten months ended December 31, 1997, and $11.2 million for the 12 months ended February 28, 1997, representing an increase of $9.4 million, or 84%, over this period. This increase is attributed to increased staff related to the acquisition of Pacer, increased sales and marketing staff and $1.5 million of expenditures related to the consolidation of Pacer. The decrease of $800,000 from the 12-month period ended February 28, 1997 to the ten-month period ended December 31, 1997 was primarily due to the ten-month reporting period. As a percentage of revenues, SG&A expense decreased to 17% in the 12 months ended December 31, 1998, from 19% in the ten months ended December 31, 1997 and from 21% in the 12 months ended February 28, 1997, primarily because SG&A expense was spread over a larger revenue base in 1998.

   Income from operations. For the 12 months ended December 31, 1998, our income from operations was $6.9 million compared to $1.6 million for the ten months ended December 31, 1997 and $1.3 million for the 12 months ended February 28, 1997, representing a 431% increase over this period. Of the $5.6 million increase in income from operations over this period, approximately $1.9 million, or 34% of the increase, is attributable to the acquisition of Pacer. Approximately $1.8 million of the increase, or 32%, was the result of higher royalty revenues.

   Net income from continuing operations. For the 12 months ended December 31, 1998, net income from continuing operations was $2.4 million compared to $198,000 for the ten months ended December 31, 1997 and $27,000 for the 12 months ended February 28, 1997. The increase in net income from continuing operations of $2.4 million over this period resulted from the increase in income from operations of $5.5 million offset by a $1.0 million net increase in interest expense and an increase in taxes of $2.2 million. The increase in interest resulted from additional borrowing to partially fund the acquisition of Pacer and to support working capital needs. The increase in taxes resulted from the increased operating income.

   Net income. For the 12 months ended December 31, 1998, our net loss was $2.7 million, compared to a net loss of $1.5 million for the ten months ended December 31, 1997 and net income of $27,000 for the 12 months ended February 28, 1997. The net loss for 1998 resulted from income from continuing operations of $2.4 million offset by a net loss from the discontinued operations of $2.5 million and by a net loss on the disposal of discontinued operations of $2.6 million. Similarly, the net loss for the ten months ended December 31, 1997 was the result of income from continuing operations of $198,000 and a net loss from discontinued operations of $1.7 million. There was no loss from discontinued operations for the 12 months ended February 28, 1997.

Liquidity and Capital Resources

   In March 1999, we refinanced our outstanding debt in conjunction with the purchase of CBSI. We obtained a $75.0 million credit facility from a group of lenders led by First Union Commercial Corporation. This facility comprised $45.0 million in senior debt and $30.0 million in revolving credit. In addition, we maintain a $5.0 million subordinated debt agreement, which we obtained in August 1995, with MassMutual. Our total debt capacity has a face value of $80 million. At March 31, 1999, our outstanding debt under these agreements was approximately $58.4 million. The availability of approximately $21.3 million under the revolving credit agreement is subject to covenants and collateral limitations. At March 31, 1999, about $10.0 million of additional borrowing under the revolving credit facility was available to us based on the covenants and limitations. Our First Union Credit Facility is secured by the stock of our subsidiaries, our accounts receivable and substantially all our other assets. The agreements expire in March 2004 and March 2005. Loans outstanding under these agreements bear interest at variable rates generally based on LIBOR approximating 8.5% per year.

   Our current credit agreements require that at least 50% of the proceeds of a sale of equity be used to reduce debt under the agreements. We expect to apply $28.7 million to reduce the senior and subordinated debt under our current agreements thereby increasing the amount of our borrowing capacity.

As of March 31, 1999, after giving effect to this offering and the application of the proceeds to repay debt, approximately $21.0 million would be outstanding in senior debt, $0 in subordinated debt, and approximately $8.7 million in revolving credit. We intend to seek to increase the borrowing capacity under our revolving credit facility from a group of lenders led by First Union after this offering, primarily to fund acquisitions.

   In the absence of an acquisition, we believe the capital resources available to us under our credit agreements and cash from our operations are adequate to fund our ongoing operations and to support the internal growth we expect to achieve for at least the next 12 months. We anticipate financing our external growth from acquisitions and our longer-term internal growth through one or a combination of the following: cash from operations; additional borrowing; issuance of equity; use of the existing revolver facility; or a refinancing of our credit facilities. We may require financing that we may not be able to secure on favorable terms or at all.

Backlog

   Backlog represents management's estimate of our aggregate realizable revenues over the term of all of our contracts, including any option periods. However, backlog is not necessarily indicative of future revenues. Our contract backlog was approximately $450 million as of March 31, 1999. Government contracts comprise substantially all of our backlog. Our backlog is composed of:

  . Customer authorized contract values for which the customer has set aside, appropriated or committed funds for specifically identified services, products, tasks or delivery orders; and

  . Management's estimate, based on our past experience and long-term relationships with many of our customers, of the realizable contract values for all expected future services, products, tasks or delivery orders under our commercial contracts and single agency, Government Service Administration Schedule, multiple award and government-wide acquisition contracts, for which funds have not yet been set aside, appropriated or committed, even if our customer is not obligated to request any services under a contract.

   The actual timing of our receipt of revenues, if any, on projects included in our backlog could change because many factors affect the scheduling of projects. In addition, cancellations or adjustments to contracts may occur. Our backlog is subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, virtually all of our backlog represents contracts with the United States government which may be terminated at any time for any reason.

Discontinued Operations

   In August 1997, we combined our computer and video game business with the operations of Looking Glass Technologies, Inc. to form Intermetrics Entertainment Software, LLC, or IES. After the combination, we owned 66% of IES and consolidated the results of IES' operations with our operations for our financial reporting purposes. In December 1998, we approved a plan of divestiture of IES by means of a distribution of our interest in IES to our stockholders. We effected the distribution in March 1999. Please see note 3 to our consolidated financial statements. As part of our plan of divestiture, we structured financial arrangements with IES that included the conversion of $1.3 million of capital contributed to IES into a term loan, and the establishment of a $2.0 million revolving credit facility for use by IES through December 31, 1999. The term loan is equal to our capital contributed to IES, reduced by the operating losses of IES during our ownership period. We converted the contributed capital to a term loan because the term loan provides us with the possibility to recover some of the advances we made to IES without creating adverse tax consequences. The revolving credit facility obligates us to advance up to $2.0 million to IES through December 31, 1999. These advances must be made available at any time, for any amount up to $2.0 million, as long as IES has not filed for bankruptcy and is not in the process of liquidation or the equivalent. Amounts advanced under the term loan and revolving credit facility and an additional $400,000 in term loans mature on December 31, 2001. If not prepaid, we will pursue collection of all amounts due. However, we presently do not believe that we will be successful in our collection efforts.

   As a result of the plan of divestiture approved by us in December 1998 and completed in March 1999, we have accounted for our investment in IES as a discontinued operation in 1997 and 1998. For the five months ended December 31, 1997, IES recorded revenues of $1.9 million and a net loss from operations of $1.7 million. For the twelve months ended December 31, 1998, IES recorded revenues of $7.2 million and a net loss from operations of $2.5 million. The increase in revenues in 1998 over 1997 was the result of a full year of operations and a higher level of development activities supported by advances of royalties from publishers of the games under development. The increased loss in 1998 over 1997 is primarily attributable to the full year of operations in 1998. The operating losses in both years were the result of the increasing number of game development projects, for some of which the estimated costs to complete the development exceeded the expected advances from publishers, resulting in the recording of losses in current periods. The net losses in both 1997 and 1998 are accounted for in our statement of operations as losses from discontinued operations. In addition, we incurred a net loss from the disposal of IES of $2.6 million, $3.9 million on a pre-tax basis, representing the write-off of $1.7 million of term loans, $200,000 of professional fees, $500,000 of estimated operating losses through the disposal date and the accrual of our remaining estimated funding commitment of $1.5 million described in the preceding paragraph.

Quantitative and Qualitative Disclosures About Market Risk

   Our exposure to market risk relates to changes in interest rates for borrowings under our senior term loans and our revolving credit facility. These borrowings bear interest at variable rates. The unsecured notes bear interest at a fixed rate. Based on our borrowings during 1998, a hypothetical 10% increase in interest rates would have increased our annual interest expense by approximately $250,000 and would have decreased our annual cash flow from operations by approximately $150,000.

Impact of the Year 2000 Issue

   General. Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. We are exposed to the risk that the systems we, our customers and vendors depend on to conduct operations are not Year 2000 compliant.

   State of Readiness. We have developed a Year 2000 program that was structured to address our Year 2000 exposure. Our Year 2000 program focuses on tasks that address critical Year 2000 issues. These tasks include assessing each of the following:

  . Our computer hardware and software, including data, networks, servers and workstations, human resources systems and financial systems;

  .  Our telephone systems, computer room systems and office equipment; and

  .  Our financial interfaces and leased facilities.

   We also monitor critical suppliers and vendors for Year 2000 readiness as follows:

  . We require Year 2000 compliance in all new purchases of hardware and software, both for internal use and for the use by our customers;

  . We regularly monitor vendor information for additional Year 2000 readiness information and obtain and apply software changes appropriately;

  . We monitor the readiness of our financial services vendors to provide timely services;

  . We are conducting a letter survey of landlords requesting information as to the readiness and reliability of building systems including security access, elevators and environmental control systems.

   We have substantially completed the process of determining the Year 2000 readiness of our IT systems. We believe that our internal systems, as a whole, are Year 2000 compliant. Our remaining Year 2000 tasks include:

  .  Migrating employee records and data from legacy computer systems;

  . Reviewing how our systems interface with those of our financial services companies, including payroll functions, direct deposits, health and retirement benefits, and customer electronic interfaces;

  . Completing our review of Year 2000 readiness by critical suppliers and vendors;

  . Implementing a strategy for deploying uniform desktop applications across our operations and maintaining desktop systems in a Year 2000 compliant configuration;

  .  Completing upgrades for data and voice communications equipment; and

  .  Working with landlords to assess Year 2000 issues in building systems.

   In addition to assessing our internal Year 2000 readiness, we have focused on monitoring our critical vendors and suppliers with respect to Year 2000 issues. We generally have flexibility in choosing our vendors and suppliers, and have the option to seek alternate sources for routine supplies and services. Our critical vendors and suppliers fall into four categories:

  .  Enterprise Information Technology;

  .  Communications;

  .  Facilities; and

  .  Financial Services.

With respect to material vendors and suppliers in each of these categories, we have reviewed and are continuing to review their public disclosures to obtain reasonable confidence as to Year 2000 readiness. Wherever possible, we have obtained information on the web concerning our material vendors' and suppliers' Year 2000 readiness. However, we were unable to obtain information concerning Year 2000 readiness by our landlords on the web. We are conducting a letter survey to obtain information regarding our landlords' Year 2000 readiness. Based on the information which we have obtained, we believe that approximately 80% of our material suppliers and vendors are Year 2000 compliant, or have implemented a plan to ensure that they will be Year 2000 compliant. We expect to complete our review of our material vendors' and suppliers' Year 2000 compliance by September 1999.

   We are not currently aware of any Year 2000 problems that would have a material adverse effect on our business, financial condition or results of operations. We intend to complete our assessment, and the replacement or remediation of any non-Year 2000 compliant technologies, by September 1999.

   Costs. As of March 31, 1999, we have expended approximately $100,000 in connection with Year 2000 compliance efforts. We estimate that the total remaining cost of our Year 2000 compliance efforts will be approximately $500,000. Most of these expenses relate to costs for licensing standardized Year 2000 compliant software, costs for personal computer hardware upgrades and operating costs associated with time spent by employees in Year 2000 compliance matters. If we encounter unexpected difficulties, or if we are unable to obtain compliance information from material third parties, we may need to spend additional amounts to ensure that our systems are Year 2000 complaint.

   Risks. We provide our IT assurance services for information systems affected by Year 2000 problems. Although we attempt to contractually limit our liability for damages arising from errors, mistakes, omissions or negligent acts in rendering services, our attempts to limit liability may not be successful. Our failure or inability to meet a customer's expectations could cause our customer's operations to suffer and, therefore, could give rise to claims against us or damage our reputation, adversely affecting our business, operating results and financial condition.

   Although our assessment may be finalized without identifying any material non-compliant systems operated by us or by third parties, a systemic failure beyond our control, such as a prolonged telecommunications or electrical failure, is possible. This type of failure could prevent us from operating our business. We believe that the primary business risks, in the event of such failure, would include, but not be limited to, lost business revenues, increased operating costs or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation or breach of contract. Presently, we believe we are unable to reasonably estimate the duration and extent of any such interruption, or quantify the effect it may have on our future revenues.

   Contingency Plan. We have not yet developed a contingency plan to address the worst-case scenario that might occur if our technologies are not Year 2000 compliant. The results of our Year 2000 simulation testing and the responses received from the Year 2000 readiness disclosures obtained from critical providers will be taken into account in determining the need for and nature and extent of any contingency plans. We intend to complete the development of any required contingency plan by September 1999.

Effects of Recent Accounting Pronouncements

   In 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," which must be adopted for fiscal years beginning after December 15, 1998, and the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Investments and Hedging Activities," which must be adopted for fiscal years beginning after June 15, 1999. The adoption of these statements is not expected to have a material impact on us.

                                    BUSINESS

Overview

   AverStar provides IT services and software products for the mission-critical systems of a significant number of civilian and defense agencies of the United States government.

   We provide an integrated offering of services and products in four areas of
IT:

  . IT Assurance. We provide independent analysis, testing and verification of critical information systems under development or being upgraded. We also provide security for customers' information systems.

  . IT Development. We offer a full range of software and systems development services for customer-specific applications and Internet applications.

  . IT Operations. We manage and operate information system networks and data centers at our customers' facilities.

  . IT Consulting. We serve as consultants with respect to our customers' development of innovative applications or improvements to existing critical systems.

   We provide IT assurance services for many of the United States government's mission-critical systems. An IT system is mission-critical if the failure of the system would pose a risk to health and safety or cause disruption of a vital service or function. Our key IT assurance contracts include NASA's space shuttle, space station and ground systems, the Health Care Finance Administration's Medicare transactions system and the United States Postal Service's automation systems. Once a customer retains us to perform assurance services, we believe that we can gain expertise about the customer's business and therefore become well positioned to provide additional services and products to that customer. Since June 1994, more than one-half of our customers who originally awarded us IT assurance contracts of more than $1.0 million subsequently awarded us IT development or IT consulting contracts. For example, after first being engaged to provide IT assurance services, we have been awarded contracts to provide IT development and IT consulting services to the United States Postal Service and the Department of Health and Human Services.

Industry Background

 Growth of IT Industry

   The demand for third-party IT services has grown substantially in recent years. Organizations are increasingly using IT to improve the quality of their products and services, to reduce their costs and to improve operating efficiencies. IDC forecasts that the United States market for IT services will grow from an estimated $139 billion in 1998 to $207 billion in 2002. IDC forecasts that the IT system services segment of the worldwide IT services market will grow at a compound annual growth rate of approximately 12% over this period.

   We believe that the United States government is the world's largest single buyer of IT services and products. The EIA reports that the United States government's IT budget for fiscal 1999 is approximately $30 billion. The EIA also estimates that the outsourced portion of the federal IT budget will be $26 billion in 1999, with approximately 64% allocated to civilian agencies of the government and 36% allocated to the Department of Defense.

   We believe that the increasing emphasis by the United States government on downsizing and reducing budgets will result in the growing use of IT to enhance productivity and in more testing and upgrading of existing IT systems.

 Trends in Federal IT Industry

   Historically, the United States government purchased IT services and products primarily through a protracted, competitive bidding process involving numerous service providers. Recent government procurement reform has streamlined the government's buying practices, resulting in a more commercial approach. These changes have led to the following trends in the federal IT procurement process:

  . The government now places greater emphasis on an IT service provider's past performance. In evaluating contract bids, the government examines an IT service provider's technical merit, reputation and references, leading to an increasing emphasis on the quality and reliability of IT services and products.

  . The government increasingly awards government-wide acquisition contracts, or GWACs. GWACs are contracts awarded by a government agency to many IT service contractors to provide IT services and products at pre-negotiated prices, terms and conditions. GWACs streamline the government's procurement process by allowing any government agency to choose IT services and products from any agency's existing GWAC rather than going through its own protracted contract procurement process.

  . Government contracts procured by a single agency are increasing in size. Government agencies are consolidating more work under single contracts to reduce the time and effort required to procure IT services and products. These larger contracts favor IT service providers with greater management, financial and technical resources and broader service offerings. In addition, these contracts may lead to preferred contractor relationships for successful IT service providers.

  . Government agencies have moved toward multiple-award contracts. Multiple-award contracts are awarded by one government agency to several IT service contractors, each with similar service offerings and products. These contracts provide the government agency that awarded the contract a choice among IT service providers. In addition, multiple-award contracts favor IT service contractors with broad technical resources.

   These trends in the federal procurement process have led to the following responses by IT service providers:

  . Federal IT service providers are increasing their investments in sales and marketing. As the government adopts a more commercial approach to contract procurement, IT service contractors must increase their sales and marketing efforts. Government-wide acquisition contracts and multiple-award contracts require continued sales and marketing efforts over the life of the contract because a government agency has the freedom to choose among several pre-approved IT service providers.

  . There is increasing consolidation among federal IT service providers. The trends toward government-wide acquisition contracts, multiple-award contracts and larger single agency contracts requires IT service providers to have greater management, financial, technical and sales resources. As a result, IT service providers increasingly seek to consolidate complementary businesses.

The AverStar Solution

   We provide high-quality and cost-effective IT services and products designed to meet all the needs of mission-critical information systems. Our solution to the challenges presented by the trends in the federal IT industry discussed above consists of the following components:

  . Emphasis on Quality and Reliability. Based on our customers' evaluations, we believe that we have established a reputation for providing IT services and products of the highest quality and reliability over our 30-year history. We have developed a company culture that emphasizes and rewards the delivery of services and products of the highest quality and reliability. As a result, over the last 10 years, we have won over 95% of our government contracts for which we have recompeted.

  . In-Depth Knowledge of Mission-Critical Systems. Mission-critical systems are complex and perform vital functions in which even a minor failure exposes customers to substantial losses, including potential loss of life. We have developed significant expertise in addressing the needs of these large, complex systems. For 30 years, we have worked on some of the country's most sensitive and critical systems, including NASA's manned flight systems and the Health Care Finance Administration's Medicare transactions system. We also provide services for commercial customers' critical systems.

  . Highly Developed Project Management Skills. Each of our projects is headed by an experienced project manager. The project manager works closely with our customers' management and IT personnel to ensure that the project is completed on-time and within budget. We currently have approximately 100 project managers with an average of over 20 years experience in the IT industry.

  . Comprehensive Offering of Services and Products. We offer a comprehensive range of IT services and products. We can support a customer throughout the entire life cycle of an information system from design and development through deployment and operation.

  . Expertise in Multiple Technologies. Our IT professionals have experience and expertise in diverse technical environments, legacy platforms, programming languages and software, as well as newer technologies including client/server applications and the Internet. This expertise enables us to assist customers in determining the best solutions for their specific IT needs. We also have extensive knowledge of customers' mission-critical systems and operations, which allows us to design and integrate new systems or applications.

Our Business Strategy

   Our goal is to be the leading quality supplier of IT services and software products for mission-critical systems. To achieve our goal, our strategy is to:

  . Leverage Our Position in IT Assurance. We intend to continue to leverage our position in IT assurance to attract new customers and to provide additional services and products to our existing customers. We leverage our position in IT assurance by:

      -- Obtaining IT assurance contracts based on our reputation in IT assurance and for high-quality, reliable products; and

      -- Gaining expertise about the customer's business, processes and technologies through performance of the IT assurance contract, therefore becoming well positioned to provide additional IT services and products to that customer.

  . Pursue Targeted Acquisition Opportunities. Strategic acquisitions of IT service providers are an integral part of our growth strategy. We seek to acquire companies that operate in defined vertical market niches complementary to our current business or that have well established relationships with key customers. These acquisitions may allow us to:

      -- Offer products and services which we do not currently provide;

      -- Add new markets and customers which we do not currently serve;
         and

      -- Compete more effectively for larger contracts with increased technical, financial and sales and marketing resources.

    Our recent acquisition of CBSI is an example of our targeted acquisition strategy. Through CBSI, we acquired several new customer relationships as well as significantly increased our IT operations capabilities.

  . Expand Our Commercial Business. We intend to capitalize on our expertise and reputation in the federal IT market to compete for commercial projects. As the size of IT systems of commercial companies has grown in response to the demand for improved product quality, reduced costs and improved operating efficiencies, information systems have become critical to their businesses. As a result, the need for high-quality IT services is likely to grow. We believe that our reputation for high quality and reliability together with our position in IT assurance will enable us to take advantage of this opportunity in the commercial market.

  . Continue Our Investment in Sales and Marketing. Over the last three years, we have significantly strengthened our sales and marketing efforts and have increased the number of our employees dedicated to sales and marketing from eight to twenty-six as of May 31, 1999. Our investment in sales and marketing enables us to compete effectively for larger government contracts, to provide the continuous sales presence necessary to obtain additional work under government-wide acquisition contracts and multiple-award contracts and to expand our commercial customer base.

  . Maintain Our High Level of Customer Satisfaction. We remain focused on customer satisfaction which has been a major factor in our past success. Our highly qualified, responsive project teams ensure quick and effective responses to customers' IT concerns. We believe that maintaining our high level of customer satisfaction and the resulting long-term relationships provide a stable customer base from which we can grow our business.

Our Services and Products

   We provide our customers with an integrated offering of services and products in four areas: IT assurance, IT development, IT operations and IT consulting. Through these offerings, we are able to support customers during all or any particular phase of the life cycle of an information system.


 IT Assurance

   Our IT assurance services include the independent analysis, review, testing, verification and validation of information systems under development or being upgraded. Customers increasingly view more of their information systems as being critical to their operations. This growth in the number of critical systems, which must operate correctly and be delivered within schedule and cost constraints, has increased the market demand for our IT assurance services.

   We provide the following types of IT assurance services:

   Systems Assurance. Our systems assurance services involve independent assessment of the specification, design, implementation and testing of information systems being developed for our customers. We focus on early detection of problems so that cost-effective corrections can be made early in the development cycle. We also evaluate the processes and tools being used by the systems developer and provide oversight in tracking the customer's schedule and budget. Our systems assurance methodologies, tools and services verify our customers' information systems and provide them with comprehensive technical reports detailing any and all tracking and reporting problems.

   Information Assurance. Our information assurance services include providing customers with security risk assessments, security policy and architecture design, and certification and accreditation of IT systems. Our solutions help customers automate highly secure transmissions of data across communications networks. With more information systems migrating to Internet and Intranet applications, the potential threat from computer viruses and computer hackers increases the demand for these services. We also offer products that provide customers with the ability to control a user's access to network systems in a multi-level, secure environment.

   Compliance Assessments. Customers retain us to determine whether a specific component of an information system complies with their specifications. The scope of our compliance assessment services may vary from assessing the readiness of software for operational implementation, to assessing the process, cost and schedule for an information system upgrade.

   As part of our business strategy, we have begun to apply our expertise in assessing critical information systems to the commercial IT services market. As a result of current market demand, the majority of our recent commercial projects have focused on the Year 2000 problem. We believe that the high demand for these services presents a significant opportunity for us to expand our customer base in the commercial IT market.

Already, some of the commercial companies that originally hired us to do Year 2000 work have retained us to provide broader-based IT assurance as well as IT development services such as building web-based applications for legacy systems.

 IT Development

   Our IT development services include specification and design, coding and implementation, system integration, testing and verification, training and operational deployment of IT systems. We use both our proprietary and commercially available tools, together with well established procedures, to develop and implement IT systems. Our many years of experience in performing IT assurance services on major systems provide us with a competitive advantage as an IT developer through the use of processes that avoid common development problems and through the utilization of project management disciplines to control the cost, schedule and performance of our projects. Our IT development services specialize in the following:

   Mission Applications. Mission applications involve developing and maintaining software and systems to support customer-specific programs or operations.

   Electronic Business. Applications for electronic business involve enabling legacy systems for web-based access and building new Internet and intranet applications for government and commercial customers.

 IT Operations

   Our IT operations include network and desktop operations and complete data center operations at our customers' facilities. We install, maintain and support our customers' network and desktop operations. Our data center operations include software development, data collection and input, database archives, report generation and hardware maintenance. We also support customers in incorporating new technologies and requirements into their operations. As a provider of end-to-end services for these operations, we frequently call upon our expertise in IT assurance, IT development and IT consulting to fulfill particular requirements of an IT operations contract.

   We recently expanded our IT operations services through the acquisition of CBSI, a company that has significant expertise in providing IT operations services to several civilian agencies of the federal government.

 IT Consulting

   Our IT consulting services include supporting customers' innovative applications of new technologies or enhancements to existing critical information systems. Through our IT consulting services, we gain knowledge of customers' systems, providing us with opportunities to capture other IT projects. Our IT consulting services include:

   Technology Studies. When customers want to investigate the application of a new or developing technology for a particular use, they can engage us to provide our IT consulting services in order to study feasibility of the concept, define the scope of the project, plan the detailed steps involved in phasing in new technology to replace an existing system, or develop a detailed plan, including schedules and budget, for a development project.

   Prototyping. We develop rapid prototype demonstrations for a variety of systems or applications.

   Language and Software Tool Development and Services. We deliver custom language and software tool development products and services to support web-based or private network systems and to support electronic design and manufacturing.

  . Monitoring and Debugging Tools. JWatch, our proprietary software debugging tool, provides users with the ability to analyze Java code execution and to display data and information to isolate problems and repair them within a Java software development environment. We license JWatch to software product companies that incorporate it into their products. Building on our JWatch technology, we have developed a new product, EWatch, which is currently being beta tested. EWatch supports monitoring and debugging in a distributed computing environment. We expect EWatch to enter the marketplace in late 1999 or early 2000.

  . Computer-Aided Design Automation Tools. We are a leader in developing languages to support the design and simulation of integrated circuits. We lead a group of design automation companies in an effort to develop an industry solution for the exchange of design information for integrated circuits directly between the designer and manufacturer.

  . Software Languages and Tool Development Services. We have been one of the leaders in creating higher order programming languages for building software-intensive systems for the United States government. We created NASA's HAL/S language, the standard for manned space avionics software, and the latest version of Ada, the standard language of the Department of Defense.

   These tools and related high-technology capabilities distinguish us and enable us to capture IT services contracts. In addition, our tools have intrinsic value of their own. By licensing some of our tools to third-party distributors, we are able to generate higher margin royalty revenues.

Our Markets and Customers

   Our primary customers are agencies of the United States government. Our ten largest contracts by revenues are all with United States government agencies and accounted for approximately 45% of our 1998 pro forma revenues. In 1998, the United States Navy accounted for approximately 15% of our pro forma revenues, and NASA accounted for approximately 12% of our pro forma revenues. These revenues are the result of various contracts awarded by several procurement offices within these agencies. Our experience has indicated that particular contracts are subject to the discretion of each procurement office. Of the 20 government agencies with the largest IT budgets for the government's 1999 fiscal year, we have contracts with 16. The breadth of our government contract base and service offerings provides us with less dependence on any one agency and more opportunities to sell additional services to our customers.

   The following chart illustrates a selected number of our customers across our markets from January 1998 to the date of this prospectus.

                                                              SERVICES
---------------------------------------------------------------------------------------------------------------------------------
MARKET               IT Assurance                IT Development               IT Operations              IT Consulting
---------------------------------------------------------------------------------------------------------------------------------

                    Health Care                   Department Of               TRW/Department                National
                      Finance                    Housing & Urban                Of Interior               Institute Of
                    Administration                Development             (Data Center Operations)         Standards &
                 (Systems Assurance)          (Electronic Business)                                        Technology
                                                                               Federal Deposit        (Prototyping, Monitoring
                        NASA                     SAIC/Department                  insurance              & Debugging Tools)
                 (Systems Assurance)               Of Justice                    Corporation
                                             (Mission Applications)       (Network & Data Operations)         NASA
                    United States                                                                     (Technology Studies)
                    Postal Service                    NASA                     Department Of
                  (Systems Assurance)         (Mission Applications)               Labor
                                                                            (Data Collection and
                    Department Of                Jet Propulsion                  Reporting)
Civilian               Labor                       Laboratory
Government    (Y2K Compliance Assessment)     (Mission Applications)            Environmental
                                                                                 Protection
                   Securities &                   Department Of                    Agency
                    Exchange                     Health & Human             (Data Collection and
                    Commission                      Services                      Reporting)
            (Y2K Compliance Assessment)       (Electronic Business &
                                              Mission Applications)             United States
                                                                                  Patent &
                                                                              Trademark Office
                                                                            (Network Operations)

------------------------------------------------------------------------------------------------------------------------------------
                  United States                  United States                  United States             Defense
                      Navy                            Navy                           Navy                Advanced
              (Systems Assurance)             (Mission Applications)         (Logistic Operations)       Research
                                                                                                      Projects Agency
                Lockheed Martin/                 Lockheed Martin               Lockheed Martin/
                 United States                (Electronic Business)             United States       (Technology Studies
                  Air Force                                                      Air Force             & Prototyping)
             (Information Assurance)             Boeing Rockwell             (Network Operations)
                                              (Mission Applications)
Defense        Computer Sciences
Government      Corp/Defense
                 Information
               Systems Agency
            (Information Assurance)

                Lear Siegler/
                United States
                    Army
             (Systems Assurance)

------------------------------------------------------------------------------------------------------------------------------------
                     AT&T                      Delphi Automotive                 Metropolitan           Analog Devices
             (Information Assurance)                Systems                       Washington             (Language Tool
                                             (Mission Applications)                Airports               Development)
                  J.P. Morgan &                                                    Authority
                   Company                          Vanguard                  (Network Operations)        Green Hills
           (Y2K Compliance Assessment)        (Mission Applications)                                     Software, Inc.
                                                                                                        (Language Tool
Commercial                                       America Online                                           Development)
                  Prudential                   (Electronic Business)
                   Insurance                                                                            Inprise Software
           (Y2K Compliance Assessment)                                                                   (Language Tool
                                                                                                         Development)
                 Deutsche Bank
          (Y2K Compliance Assessment)                                                                     Sony Pictures
                                                                                                         Entertainment
               Lehman Brothers                                                                        (Technology Studies)
          (Y2K Compliance Assessment)
                                                                                                         Celera Genomics
                                                                                                     (Technology Studies)

------------------------------------------------------------------------------------------------------------------------------------

Illustrative Customer Relationships

   We have long standing relationships with several of our customers. Over time, we have been successful in expanding the range of services that we provide to these customers.

 National Aeronautics Space Agency

   The National Aeronautics and Space Administration, or NASA, is currently one of our largest customers. Our contractual relationships with NASA go back nearly 30 years. In the early 1970s, we won a contract to design a programming system for the next generation of manned spacecraft operations, including the space shuttle and space station programs. We designed and developed an advanced programming language called HAL/S which NASA adopted as a standard for avionics software for manned applications. HAL/S was used to program the software for all on-board computers and is still used today for all software updates for each space shuttle flight. Based on the success of HAL/S for the space shuttle, NASA adopted HAL/S for other missions including on-board programming for the Galileo spacecraft that recently visited Jupiter. We continue to maintain HAL/S for NASA today.

   During the development and initial operational phases of the space shuttle, we played several key contracting roles for NASA. We developed the design requirements for the operating system for the on-board system that is still in use today. We were one of two subcontractors involved, together with one prime contractor, in the development of the backup flight software system that the crew uses in the event of catastrophic failure to the space shuttle's primary on-board flight system. We were also the prime contractor for the validation of the flight navigation system. We invented and implemented the Dynamic Integrated Test Technique, a concept for fully-integrated testing of the software and hardware systems while the shuttle is on the launch pad with the crew in the cockpit, just prior to launch. This test is recognized as the critical end-to-end evaluation of the shuttle's avionics, software, crew and communications prior to an actual flight.

   Following the Challenger accident in 1986, NASA recommended that we perform a complete audit of all software processes and the key interfaces of software to hardware to determine whether the shuttle was ready to fly again. As a result of our staffing up to perform this high-visibility task, NASA continued our role as the independent verification and validation contractor to assess all changes to the software made for each shuttle flight. Today, we continue to perform this role for NASA and our contract has expanded to include the space station program, ground control systems and robotic spacecraft. Also, within the scope of this contract, we oversee the avionics and software development for the X-33 spacecraft and are supporting NASA in the testing of its software for a ground control system.

   In 1994, because of our reputation on past work with NASA, we won a contract to perform independent verification and validation for NASA's Earth Observing System and Data Information System, or DIS. Under this contract, we support NASA in the testing and integration of the DIS, which will archive approximately one million megabytes of environmental data per day, collected from satellite-based sensors. The DIS will distribute data over the Internet to scientific and commercial users throughout the world.

 United States Navy

   The United States Navy was one of our first and continues to be one of our largest customers. The first contract we received from the Navy over 30 years ago was to define the ground support requirements for the yet-to-be-deployed P-3C anti-submarine warfare land based aircraft. Since that time, we have been a major contributor to every version of P-3 aircraft that has been delivered to the Navy fleet. Our contributions have included definition of system and software requirements, generation of detailed equipment and software specifications, design and development of system test and integration facilities, validation and verification of system performance in the lab and onboard the aircraft, and development of training media and the training of fleet personnel.

   Other major Navy programs we have supported in similar capacities include the S-3A carrier-based anti-submarine warfare aircraft, used to detect and destroy enemy submarines; the executive helicopter, used for transporting the President of the United States and his staff; the Light Airborne Multi-Purpose System Helicopter, used onboard ships for submarine and anti-missile detection and defense; and the Landing Craft Air Cushion vehicle, or LCAC, used to transport personnel and equipment in hostile, shallow water operations. For the LCAC, we also provide the crews used to operate the test craft, and perform all logistics support functions for the United States Navy for all LCACs deployed throughout the world.

   For over 15 years, we have performed analytical, design, testing and validation efforts associated with the integration of global positioning systems and other navigation systems into a wide range of Navy and joint aircraft and ship programs. We have supported the design, development, testing and operation of the Naval Wargaming System at both the Naval War College and Tactical Training Group Pacific for approximately 20 years. In addition, for approximately 12 years, we have worked closely with the Navy in the design, development, validation and operation of the software used to resolve operational problems and test future avionic upgrades for the EA-6B aircraft.

 Delphi Automotive Systems

   Delphi Electronics Systems, a division of Delphi Automotive Systems, a leading manufacturer of automotive control systems, has been one of our largest commercial customers, and we have sustained our relationship with them over a 15-year period.

   In the mid-1980s, Delphi decided to design and build a proprietary software development system to program the computer chips used in automotive control systems. With over six million vehicles equipped on a yearly basis and a significant increase in the number of individual computers involved to control and monitor various parts of the vehicle, the needs for the programming system were threefold:

  . To enhance the productivity and lower the time for development to meet manufacturing schedules;

  .  To improve the efficiency of the code generated to reduce memory needs;
     and

  . To enhance reliability and maintainability because of the critical nature of the functions performed for the vehicle.

   At that time, these needs were not met through the use of available programming tools. We won a contract in 1985 to develop this programming system and the related compilers for several of the major microcomputer chips being used in vehicles at that time.

   Following the initial development of the Delphi system, we designed and developed a complete configuration management system to support the building and control of the software used in Delphi-equipped vehicles and computers. Our role was extended to include building new versions of compilers for the microcomputer chips being planned for future Delphi-equipped vehicles. In addition, Delphi asked us to convert our software from a mainframe to a fully integrated workstation environment. During the 1990s, we built an electronic specification system for distributing and controlling documentation for the vehicle-based electronic systems. This system is used to distribute and control documentation on a worldwide basis. Delphi now uses this system to distribute and control other information beyond the documentation of vehicle-based electronics systems. We have recently added a web-based interface to the system.

Sales and Marketing

   Over the last four years, we have significantly increased the investment in our sales and marketing efforts. As of May 31, 1999, we had 26 employees dedicated to our sales and marketing efforts. These employees all belong to our corporate-wide business development team. The majority of these employees work with project managers and operating teams to pursue new business. Several of our sales and marketing employees work primarily at the corporate level to identify and develop new sales targets and to obtain government awards.

   Our management works to foster an environment in which every employee shares the responsibility for our sales and marketing and internal growth. In addition to our dedicated sales and marketing personnel, many other employees spend significant amounts of their time on sales and marketing activities. We seek to ensure that each employee understands how he or she can contribute to our growth, whether by communicating to management opportunities for new business, by building a new customer relationship or by supporting a proposal.

   As we grow, we will continue to invest our resources in sales and marketing. Our continually growing sales presence is necessary to compete for larger, long-term government contracts, and to develop the ongoing relationships with present and prospective customers demanded by the prevalence of multiple-award government contracts and by our expansion of commercial opportunities.

   A significant portion of our new business derives from existing customer relationships. We frequently leverage our strong incumbent positions to expand the scope of our customer relationships. In addition, we identify new contract opportunities through the use of industry contacts, attendance at conferences and review of publications that identify new contracting opportunities.

   While the services and products we provide to commercial customers are the same as or similar to those we offer to government customers, the process of selling to commercial customers is somewhat different. A portion of our sales and marketing staff is, therefore, dedicated to selling services to commercial customers. We expect to continue to expand our commercial sales and marketing staff. We also have a sales effort dedicated to licensing our technology and products to companies that sell our products and pay us royalties.

   We have an incentive compensation program for sales and marketing personnel. Incentive awards are based on achievement of our goals for profitability and bookings of new business.

Contracts

 Government Contracts

   Typically, the government purchases our IT services and products through one of the following contract vehicles: single-agency contracts, multiple award contracts, GWACs, or Government Services Agency Schedule contracts. A single agency contract is awarded by one government agency to one or more IT service providers to perform a specific task. Multiple award contracts, GWACs and Government Services Agency Schedule contracts permit government agencies to purchase IT services and products at pre-approved prices, terms and conditions without any additional competitive bidding. Multiple award contracts and GWACs are awarded by one government agency to several IT service providers. Government Services Agency Schedule contracts are awarded by one government agency to one IT service provider, covering multiple services and products. Even government agencies that are not parties to the contract may purchase IT services and products through any GWAC or Government Services Agency Schedule contract. The term of our current Government Services Agency Schedule contract expires in September 2002.

   We have several multi-year contracts with United States government agencies, typically for three to five years. These contracts require us to provide a broad range of requested services. We receive specific assignments under a given contract through the issuance by the government of task orders. Task orders describe the specific assignment, the number of employees allocated to the assignment and the estimated cost, fee and travel allocated to the assignment.

   We serve as the prime contractor on a majority of our contracts. Prime contracts accounted for approximately 78% of our 1998 pro forma revenues. We believe that our position as prime contractor allows us to develop closer relationships with our customers, to control the quality of services and products delivered to the customer and to expand our customer relationships.


 Commercial Contracts

   Typically, commercial contracts require us to complete a specific task or provide a defined range of services and support. Payments are usually made incrementally during the performance of each specific work assignment. Currently, we are working to expand our customer base and increase the sales of our products and services in the commercial IT market. Most of our existing commercial contracts are fixed-price contracts.

Backlog

   Backlog represents management's estimate of our aggregate realizable revenues over the term of all of our contracts, including any option periods. However, backlog is not necessarily indicative of future revenues. Our contract backlog was approximately $450 million as of March 31, 1999. Our backlog is composed of:

  . Customer authorized contract values for which the customer has set aside, appropriated or committed funds for specifically identified services, products, tasks or delivery orders; and

  . Management's estimate, based on our past experience and long-term relationships with many of our customers of the realizable contract values for all expected future services, products, tasks or delivery orders under our commercial contracts and single agency, Government Service Administration schedule, multiple award and government-wide acquisition contracts, for which funds have not yet been set aside, appropriated or committed.

   The actual timing of our receipt of revenues, if any, on projects included in our backlog could change because many factors affect the scheduling of projects. In addition, cancellations or adjustments to contracts may occur. Our backlog is subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, virtually all of our backlog represents contracts with the United States government which may be terminated at any time for any reason.

Competition

   We experience significant competition in all areas of our business. In general, the markets in which we compete are not dominated by a single company or a small number of companies. Rather, a large number of companies offer services that overlap and are competitive with our services and products. However, we compete regularly with approximately seven different competitors in our IT assurance service offerings, 18 in our IT development service offerings, six in our IT operation service offerings and four in our IT consulting service offerings.

   We believe that the principal competitive factors in our business are technical understanding, management capability, past contract performance, personnel qualifications and price. While we have considerable experience, there are many other contractors that have comparable skills. Many of our competitors are significantly larger and have greater financial resources than we do. In addition, many of our competitors have significantly more experience in the commercial IT market than we do.

Proprietary Information

   Although much of our work is performed for the United States government, wherever possible we attempt to retain proprietary rights in our products. We rely on copyright, patent and trade secret laws and internal non-disclosure safeguards, as well as restrictions incorporated into software product license agreements and other contractual provisions to protect our proprietary rights. However, we do not have any patents, trademarks or licenses that are material to our business. In addition, our efforts to protect our proprietary rights may not prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures, or prevent others from independently developing similar knowledge, practices or procedures. Further, the government may acquire proprietary rights to software programs and other products that we develop while performing services under government contracts. The government may disclose this information to others, including our competitors. Disclosure or loss of control over our proprietary information could have a material adverse effect on our business, financial condition and results of operations.

Employees

   As of May 31, 1999, we had a total of 1,765 employees, consisting of 1,643 full-time and 122 part-time or temporary employees. Of our total full-time employees, approximately 1,499 are in engineering, technical and technical support positions, 118 are in general and administrative positions and 26 are in sales and marketing positions. None of our employees are covered by a collective bargaining agreement.

   We have several full-time employees dedicated to recruiting technical and administrative professionals and managing our human resources. As part of our retention efforts, we seek to minimize turnover by emphasizing our reputation, the nature of our work, our work environment, our encouragement of technical publications, our participation in professional societies and our competitive compensation packages.

Regulatory Matters

   United States government contracts are subject to the Federal Acquisition Regulations, or FAR, and other agency FAR supplements. Major contracts are also subject to the Truth in Negotiations Act, or TIN Act, and Cost Accounting Standards, or CAS. Among other procurement regulations, the FAR contains the cost principles for setting contract prices while the TIN Act requires us to provide current, accurate and complete cost or pricing data in connection with the negotiation of a contract. CAS requires consistency of accounting practices over time and compliance with specific cost accounting criteria.

   To the extent that a company fails to comply with procurement requirements, the United States government may adjust contract prices. Additionally, changes in cost accounting practices are subject to a required procedure for negotiation of the cost of the change. The United States government is protected from paying increased costs resulting from accounting changes. Finally, the United States government has the right to audit contractors for three years after final payment. Accordingly, our revenues are subject to adjustment.

   United States law and regulations restrict and regulate the export of technology as well as goods and commodities provided by United States businesses to controlled foreign subsidiaries and affiliates. We are subject to regulations applicable to our technology that is sold to non-United States customers.

Facilities

   We currently lease approximately 310,000 square feet of space comprised of 24 facilities. We consider these properties to be modern, well maintained and suitable for their intended purposes. We lease our principal executive and administrative offices and software facility located in 38,800 square feet of space in Burlington, Massachusetts. This lease expires in 2003. We also have offices located in:

  . Fountain Valley, Huntington Beach, Pasadena, Point Mugu, Sacramento, San Diego and Santa Clara, California;

  .  Colorado Springs, Colorado;

  .  Panama City, Florida;

  .  Baltimore, Greenbelt and Lexington Park, Maryland;

  .  Billerica, Massachusetts;

  .  Kansas City, Missouri;

  .  Eatontown, New Jersey;

  .  Lawton, Oklahoma;

  .  Portland, Oregon;

  .  Warminster, Pennsylvania;

  .  Charleston, South Carolina;

  .  Houston, Texas; and

  .  Arlington, Fairfax and Vienna, Virginia.

Legal Proceedings

   We are not involved in any material litigation.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth, as of the date of this prospectus, the name, age and position of each of our executive officers and directors.

          Name            Age                            Position
          ----            ---                            --------
Michael B. Alexander....   48 Chief Executive Officer and Chairman of the Board of Directors
John C. Rennie..........   61 Vice Chairman of the Board of Directors
Joseph A. Saponaro......   59 President, Chief Operating Officer and Director
Bruce A. Burton.........   44 Executive Vice President
Sigmund H. Goldblum.....   61 Executive Vice President and Director
Barbara L. Landes.......   49 Executive Vice President and Chief Financial Officer
Nicholas A. Pettinella..   56 Senior Vice President, Treasurer and Secretary
Mary Ann Gilleece.......   58 Director
Joel N. Levy............   57 Director
Peter M. Schulte........   41 Director

Executive Officers

   Michael B. Alexander has served as our Chief Executive Officer and Chairman from February 1998 to the present, and as Chief Executive Officer and Chairman of Intermetrics from August 1995 to February 1998. From 1993 to August 1995, Mr. Alexander was the principal of AFH Partners, which invests in public and private computer software companies. From 1990 to 1993, Mr. Alexander served as President and Chief Operating Officer of Pinelands, Inc., a New York Stock Exchange company that was a spin-off from MCA, Inc. From 1981 to 1990, Mr. Alexander worked for MCA/Universal in several capacities, including as President and General Manager of WWOR-TV, Executive Vice President of MCA Broadcasting and Vice President and Chief Financial Officer of USA Network. Mr. Alexander is a member of the Board of Directors of IES Holding, Inc. Mr. Alexander received an AB from Harvard College, cum laude, an MA in Education from Ohio State and completed the course work for a doctorate in education from the Harvard Graduate School of Education.

   John C. Rennie has served as Vice Chairman of the Board of Directors from February 1998 to the present, and as Chairman of the Board of Directors and Chief Executive Officer of Pacer since he founded Pacer in 1968 until February 1998. Mr. Rennie was Chairman at the time Pacer was named the Overseas Company of the Year in 1987 on the Unlisted Securities Market of the London Stock Exchange. Mr. Rennie has served as a director on a number of private technology companies' boards of directors, and has also served as a director on numerous organizations' boards, including the United States Chamber of Commerce and the National Security Industrial Association. Mr. Rennie has an engineering degree from the United States Naval Academy and a graduate engineering management degree from Northeastern University and is also a graduate of the Harvard Business School, Smaller Company Management Program.

   Joseph A. Saponaro has served as our President and Chief Operating Officer from March 1999 to the present. From August 1986 to December 1998, Mr. Saponaro served as President of Intermetrics, and from August 1986 to August 1995 served as Chief Executive Officer of Intermetrics. Mr. Saponaro has served as our director from February 1998 to the present and served as a director of Intermetrics from 1986 until February 1998. Mr. Saponaro joined Intermetrics in 1969 and served in a number of management positions before becoming President in August 1986. Mr. Saponaro was a director of Intermetrics from 1979 to 1998. Mr. Saponaro is a member of the Board of Directors of IES Holding, Inc.
Mr. Saponaro received a BS in Navigation and Astronomy from Massachusetts Maritime Academy, an MS in Mathematics from Northeastern University and attended Massachusetts Institute of Technology's Aeronautics PhD program.

   Bruce A. Burton, Ph.D. was appointed as our Executive Vice President in March 1999. Prior to March 1999, Dr. Burton served as Senior Vice President of Intermetrics' Information Systems and Services business area from 1996 to March 1999. Dr. Burton has been an employee of Intermetrics for 16 years and has held a number of technical and management positions. Dr. Burton received a BS in chemistry from California State University at Bakersfield and an MS degree in computer science and a PhD in chemistry from the University of California in Irvine.

   Sigmund H. Goldblum has served as our Executive Vice President from March 1999 to the present. From January 1989 to December 1998, Mr. Goldblum served as President and Chief Operating Officer of Pacer. Mr. Goldblum has served as our director from February 1998 to the present and as a director of Pacer from 1989 to February 1998. Mr. Goldblum served as Chief Operating Officer of Pacer from 1983. Previously, Mr. Goldblum served Pacer as Senior Vice President from 1977 to 1983 and Vice President from 1973 to 1977. Mr. Goldblum joined Pacer in December 1969. Mr. Goldblum received a BS in electrical engineering from Drexel University and an MS in electrical engineering from the University of Pennsylvania.

   Barbara L. Landes has served as our Executive Vice President and Chief Financial Officer since May 1999. From October 1998 to April 1999, Ms. Landes was self-employed. Ms. Landes served as Vice President and Chief Financial Officer of Watson Wyatt & Company from May 1994 until October 1998. From January 1991 through August 1992, Ms. Landes worked as Vice President, Chief Financial Officer and Treasurer of Pinelands, Inc., a New York Stock Exchange company which was a spin-off from MCA, Inc. From November 1989 to December 1993, Ms. Landes was Senior Vice President, Finance and Operations of WWOR-TV. From 1980 to 1989, Ms. Landes worked for NBC in several capacities, including Vice President, Finance and Administration of NBC Radio. Ms. Landes received a BA in political science from Washington University and an MBA from Wharton Graduate School of the University of Pennsylvania.

   Nicholas A. Pettinella has served as our Senior Vice President and Treasurer from February 1998 to the present, and as Senior Vice President and Chief Financial Officer of Intermetrics from 1983 to December 1998. Mr. Pettinella joined Intermetrics as Director of Finance in November 1981. Mr. Pettinella received a BS in accounting from Bentley College and an MBA from Babson College, and attended the Corporate Finance Management program at Harvard University and the Executive Financial Management Program at Stanford University. He is a licensed Certified Public Accountant in the Commonwealth of Massachusetts.

Directors

   Mary Ann Gilleece has served as our director since September 1998. Ms. Gilleece is a partner of the law firm of Manatt, Phelps and Philips, where she counsels domestic and foreign corporations on issues related to legislative, government contract and regulatory matters. Prior to joining Manatt, Phelps and Philips in June 1997, Ms. Gilleece held several senior positions in the United States government including Deputy Undersecretary of Defense for Research and Engineering, representative for the Department of Defense on the OMB Executive Committee on Procurement Reforms, and Counsel to the United States House of Representatives Committee on Armed Services. Ms. Gilleece sits on the National Board of Trustees of the National Defense Industrial Association, the Board of Advisors of the National Contract Management Association and is vice chair of the Legislative Coordinating Committee of the Section of Public Contract Law of the American Bar Association. Ms. Gilleece received a BA from the University of Connecticut, a JD from Suffolk University Law School, and an LLM in government procurement from George Washington University.

   Joel N. Levy has served as our director from February 1998 to the present and as a director of Intermetrics from August 1995 to February 1998. Mr. Levy is a managing partner of CMLS Management, L.P. and CM Equity Partners, L.P., and a principal officer of Joel N. Levy/Peter M. Schulte, L.L.C. Joel N. Levy/Peter M. Schulte, L.L.C. supported the management buyout of Intermetrics in August 1995. Mr. Levy managed the buyout group at Arnhold and S. Bleichroeder, Inc., from 1990 to 1992. From 1986 to 1990, Mr. Levy managed Resource Holdings Capital Group, a buyout fund comprised of Swiss investors (Trident II) acquiring United States-based companies. Mr. Levy is a member of the Boards of Directors of ICF Consulting Group, Inc., Tep Fund, Inc., C-3, Inc., Examination Management Services, Inc., Kronos-Central Products, Inc. (Chairman), Beta Brands Incorporated, Evans Consoles, Inc. and Resource Consultants, Inc. Mr. Levy received a BA from American University in Washington, D.C.

   Peter M. Schulte has served as our director from February 1998 to the present and as a director of Intermetrics from August 1995 to February 1998. Mr. Schulte is a managing partner of CMLS Management, L.P. and CM Equity Partners, L.P. and is a principal officer of Joel N. Levy/Peter M. Schulte, L.L.C. Joel N. Levy/Peter M. Schulte, L.L.C. supported the management buyout of Intermetrics in August 1995. Mr. Schulte was a member of the buyout group at Arnhold and S. Bleichroeder, Inc. from 1990 to 1992. From 1983 to 1990, Mr. Schulte was a Vice President of Salomon Brothers Inc, where he managed the firm's southeast United States corporate finance relationships and activities with industrial companies. Mr. Schulte is a member of the Boards of Directors of IES Holding, Inc., ICF Consulting Group, Inc., Kronos-Central Products, Inc., Evans Consoles, Inc. and Resource Consultants, Inc. (Chairman). Mr. Schulte received a BA from Harvard University and a Masters in Public and Private Management from Yale University.

Executive Compensation

   The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and our other four most highly compensated executive officers for services rendered to us during 1998.

                           Summary Compensation Table

                                          Annual Compensation
                                     ------------------------------
                                                       Other Annual  All Other
    Name and Principal Position       Salary   Bonus   Compensation Compensation
    ---------------------------      -------- -------- ------------ ------------
Michael B. Alexander
 Chief Executive Officer and Chair-
  man............................... $339,068 $105,000   $ 3,809       $2,801
John C. Rennie
 Vice Chairman......................  267,315   70,000       699        6,787
Joseph A. Saponaro
 President and Chief Operating Offi-
  cer...............................  266,200   85,000    24,912        7,575
Sigmund H. Goldblum
 Executive Vice President...........  223,575   60,000     1,910        5,702
Bruce A. Burton
 Executive Vice President...........  177,011   80,000     9,631        1,703

   Other annual compensation consists of the portion of an automobile lease paid by us, and cash payments in lieu of vacation days. All other compensation consists of the imputed income associated with the group term life insurance premium for policy values in excess of $50,000.

   In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers because the aggregate amount of these perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of the named executive officers in 1998.

Options Granted in Last Year

   No options were granted to the named executive officers during the year ended December 31, 1998.

   The following table sets forth information concerning the value realized upon exercise of options during 1998 and the number and value of unexercised options held by each of the named executive officers at December 31, 1998. There was no public trading market for the common stock as of December 31, 1998. Accordingly, the values set forth below have been calculated on the basis of the assumed initial public offering price of $8.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

           Option Exercises in the Year Ended December 31, 1998 and Year-End Option Values
                                                     Number of Securities        Value of Unexercised
                                   Value Realized   Underlying Unexercised             In- the-
                          Shares   (Market Price          Options at               Money Options at
                         Acquired at Exercise less     December 31, 1998           December 31, 1998
                            on        Exercise     -------------------------   -------------------------
Name                     Exercise   Price)(/1/)    Exercisable Unexercisable   Exercisable Unexercisable
----                     -------- ---------------- ----------- -------------   ----------- -------------
Michael B. Alexander....     --            --           --        387,831(/2/)       --     $2,571,320
John C. Rennie..........  17,117      $118,450       24,453           --        $103,192           --
Joseph A. Saponaro......     --            --           --        116,349(/3/)       --     $  771,394
Sigmund H. Goldblum.....  17,117      $118,450       48,906           --        $206,383           --
Bruce A. Burton.........     --            --           --            --             --            --

--------
(1) Solely for purposes of this calculation, the fair market value of the common stock at the time of the exercise was deemed to be the initial public offering price of $8.00 per share. The exercise price of the options was $1.08 per share.
(2) All of Mr. Alexander's options to purchase 387,831 shares of common stock will become exercisable when this offering closes and will have a value of $2,571,320 based on an assumed initial public offering price of $8.00 per share and an exercise price of $1.37 per share.
(3) All of Mr. Saponaro's options to purchase 116,349 shares of common stock will become exercisable when this offering closes and will have a value of $771,394 based on an assumed initial public offering price of $8.00 per share and an exercise price of $1.37 per share.

Classified Board of Directors

   The board of directors presently consists of seven persons. Our board of directors is divided into three classes. Directors of each class serve for three years and are elected at the annual meeting of stockholders held in the year in which the term for such class expires. Michael B. Alexander, Mary Ann Gilleece and Peter M. Schulte serve as Class 1 directors with their terms expiring at the 2000 annual meeting of stockholders. Joseph A. Saponaro and John C. Rennie serve as Class 2 directors with their terms expiring at the 2001 annual meeting of stockholders. Sigmund H. Goldblum and Joel N. Levy serve as Class 3 directors with their terms expiring at the 2002 annual meeting of stockholders.

Directors Compensation

   In September 1998, we began compensating our non-employee directors $20,000 per year, paid in arrears in semi-annual increments. In addition, we reimburse each non-employee director for customary and reasonable out-of-pocket expenses for attending each board of directors or committee meeting. At the discretion of the board of directors, non-employee directors may be granted options to purchase common stock at the then prevailing fair market value. We also have a consulting agreement with Messrs. Levy and Schulte. Prior to September 1998, directors received no cash compensation for their service on our board of directors or any of our committees.

Committees of the Board

 Audit Committee

   The audit committee currently consists of Mary Ann Gilleece (chair), Peter
M. Schulte and Michael B. Alexander. After this offering, the audit committee will consist of Mary Ann Gilleece (chair) and Peter M. Schulte. The audit committee selects and evaluates our independent auditors, reviews the scope of the annual audit with management and our independent auditors, consults with management and our independent auditors about our systems of internal accounting controls and reviews the non-audit services performed by our independent auditors.

 Compensation Committee

   Our compensation committee currently consists of Peter M. Schulte (chair), Joel N. Levy and John C. Rennie. The compensation committee is responsible for approving or recommending salaries and benefits for our employees, consultants, directors and other individuals compensated by us. The compensation committee also reviews our benefit plans.

 Option Committee

   Our option committee currently consists of Peter M. Schulte (chair) and Joel N. Levy. The option committee is responsible for approving or recommending option grants, and administering our long-term incentive plan.

1998 Long Term Incentive Plan

   General. Our 1998 long term incentive plan was approved by our board of directors and our stockholders in June 1998. The purpose of our 1998 long term incentive plan is to enable us to attract, retain and reward employees, officers and directors and to strengthen the mutuality of interests between our employees, officers and directors and our stockholders, by permitting them to participate in our ownership. Pursuant to the plan, we may grant options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, non-qualified stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights or other stock-based awards.

   Shares reserved for issuance. A total of 3,349,447 shares of common stock have been reserved for issuance under the plan. Appropriate adjustments in the aggregate number of shares subject to the plan will be made in the event of any recapitalization, dividend of stock or property other than cash, stock split, reclassification or other change in corporate structure affecting the common stock. As of March 31, 1999, we have granted stock options to purchase 1,513,433 shares of common stock.

   Eligibility. Our employees, officers and directors who are responsible for or contribute to the management, growth and/or profitability of our business are eligible to be granted awards under the plan. However, only our employees are eligible to receive incentive stock options.

   Administration. Our stock option committee is authorized to administer the plan, including the selection of individuals eligible for grants under the plan and the terms of grants. Generally, the stock option committee has broad authority to amend the plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

   We may grant any of the following, or any combination of the following, types of awards under the plan:

   Stock options. We may grant incentive stock options and non-qualified stock options. A stock option may have a term of not more than ten years. Our option committee determines the price per share, which may be equal to, greater than or less than the fair market value of common stock purchasable under stock options granted under the plan on the date of grant based on the following factors:

  . The price per share of common stock purchasable under an incentive stock option cannot be less than the fair market value of our common stock on the date of grant; and

  . In the case of an incentive stock option granted to an employee who, at the time of grant, owns common stock with more than ten percent (10%) of the total combined voting power of our outstanding common stock, the price per share of common stock cannot be less than one hundred ten percent (110%) of the fair market value of our common stock on the date of grant.

The fair market value of our common stock is its closing price on the stock exchange on which it is listed; if it is not listed, the fair market value is determined by the option committee after considering various factors, including our operating results, transactions with third parties involving the exchange of our stock, and independent valuations of our stock which we receive periodically.


   Stock appreciation rights. A stock appreciation right is the right to surrender to us all or a portion of a stock option in exchange for an amount equal to the difference between:

  . The fair market value, as of the date any part of a stock option is surrendered, of the shares of common stock covered by any part of a stock option, subject to pricing provisions, and

  .  The aggregate exercise price of any part of a stock option.

   A stock appreciation right granted with respect to a given stock option shall terminate and no longer be exercisable upon the termination or exercise of the related stock option, subject to provisions specified by the stock option committee.

   Restricted stock. A restricted stock award entitles the holder to receive shares of common stock at the end of a restricted period determined by the stock option committee. During the restricted period, the holder is not permitted to sell, transfer, pledge or assign shares of restricted stock. The stock option committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restriction in whole or in part, based on service, performance and other criteria as the stock option committee may determine.

   Deferred stock. A deferred stock award entitles the holder to receive shares of common stock at the end of a specified deferral period. The stock option committee shall determine, among other things, the duration of the period during which, and the conditions under which, receipt of the common stock will be deferred.

   Stock purchase rights. Stock purchase rights entitle the holder to purchase common stock, including deferred stock and restricted stock:

  .  At its fair market value on the date of grant;

  .  At fifty percent (50%) of the fair market value on the date of grant;

  .  At an amount equal to book value on the date of grant; or

  . At an amount equal to the par value of the common stock on the date of grant.

   Other stock-based awards. We may also make other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, common stock, including performance shares, convertible preferred stock, convertible debentures, exchangeable securities and stock awards or options valued by reference to book value or our performance.

Employment, Severance and Other Agreements with Management

   Mr. Alexander serves as Chief Executive Officer and Chairman of the Board of Directors pursuant to the terms of a five-year employment agreement dated as of August 21, 1995 between us and Mr. Alexander. Under the terms of his employment agreement, Mr. Alexander receives a base salary of $300,000 per year, which increases by at least 5% each year plus any additional amounts as may be approved from time to time by the board. In addition, commencing April 1, 1997, Mr. Alexander will be paid a tax anticipation payment of $50,000 or a bonus, at the discretion of our board of directors, of not less that $50,000. If Mr. Alexander's employment agreement is terminated by us for any reason other than "cause", as defined in Mr. Alexander's employment agreement, or long-term disability, then he is entitled to any earned but unpaid salary and bonus and the following severance for the lesser of 36 months following the date of his termination or the remaining term of his employment agreement:

  .  His then current salary;

  .  His tax anticipation payments; and

  . Continued medical benefits on the same basis as immediately prior to his termination.

   If Mr. Alexander's employment agreement is terminated for a long-term disability, then he is entitled to the following severance:

  . $25,000 per month and his tax anticipation payments for 12 months following his termination;

  .  Any earned but unpaid salary and bonus amounts; and

  . Benefits under our long-term disability policy and medical benefits from the date of termination until his 65th birthday.

   If Mr. Alexander's employment agreement is terminated by his death, or if Mr. Alexander voluntarily terminates his employment agreement, then he, or his estate in the event of his death, is entitled to receive any earned but unpaid salary and bonus amounts.

   Under his employment agreement, Mr. Alexander also received options to purchase a maximum of 387,831 shares of common stock, at an exercise price of $1.37 per share. This stock option will vest and become exercisable upon the closing of this offering.

   Mr. Saponaro serves as President and director pursuant to the terms of an employment agreement, dated as of August 21, 1995, between us and Mr. Saponaro. Under the terms of his employment agreement, Mr. Saponaro receives an annual base salary of $230,000 or such greater amount as may be approved from time to time by our board of directors. Mr. Saponaro's employment agreement provides that he will be eligible to receive a bonus at the discretion of the board of directors. If Mr. Saponaro's employment agreement is terminated by us for any reason other than "cause", as defined in Mr. Saponaro's employment agreement, or long-term disability, or we fail to renew his employment agreement, then he is entitled to the following severance:

  . One-half of his then current salary, on a monthly basis, and one-half of his bonus, on an annual basis, for four years following the date of his termination;

  .  Any earned but unpaid salary and bonus amounts; and

  . Continued medical benefits on the same basis as immediately prior to his termination for the greater of the remaining term of his employment agreement or 18 months.

   If Mr. Saponaro's employment agreement is terminated for a long-term disability, then he is entitled to the following severance:

  . His then current salary and bonus for 12 months following his termination, and $9,000 per month thereafter or such greater amount as our disability insurance policy permits, less our medical benefits described below;

  .  Any earned but unpaid salary and bonus amounts;

  . Benefits under our long-term disability policy and medical benefits from the date of termination until his 65th birthday; and

  . Continued other benefits sponsored by us, to the extent permitted under our policies or plans, at no greater out-of-pocket cost to Mr. Saponaro than incurred prior to termination.

   If Mr. Saponaro's employment agreement is terminated by his death, or if Mr. Saponaro voluntarily terminates his employment agreement, then he, or his estate in the event of his death, is entitled to receive any earned but unpaid salary and bonus amounts.

   In addition, Mr. Saponaro received options to purchase a maximum of 116,349 shares of common stock at an exercise price of $1.37 per share. This stock option will vest and become exercisable upon the closing of this offering.

   Mr. Rennie serves as Vice Chairman of our board of directors pursuant to the terms of a three-year employment agreement, dated as of February 27, 1998, between us and Mr. Rennie. Mr. Rennie receives a base salary of $275,000 per year, or such greater amount as may be approved from time to time by us. The agreement provides that Mr. Rennie will be eligible to receive a bonus at the discretion of the board of directors. If Mr. Rennie's employment agreement is terminated by us for any reason other than "cause", as defined in Mr. Rennie's employment agreement, or long-term disability or by Mr. Rennie for "good reason", then he is entitled to the following severance:

  . His base salary, on a monthly basis, and a company car through the term of his employment agreement;

  . One-half of his then current salary, on a monthly basis, for two years following the expiration of the term of his employment agreement;

  .  Any earned but unpaid vacation, salary and bonus amounts; and

  . Continued medical benefits on the same basis as immediately prior to his termination for the greater of the remaining term of his employment agreement or 18 months after his date of termination.

   If Mr. Rennie's employment agreement is terminated for a long-term disability, then he is entitled to the following severance from the date of termination until the earlier of his 65th birthday or the date specified by our long-term disability plan:

  . His then current salary and bonus for 12 months following his termination, and $10,000 per month thereafter, less our medical benefits described below;

  .  Any earned but unpaid vacation, salary and bonus amounts;

  .  Continued use of a company car; and

  . Benefits under our long-term disability policy and medical benefits from the date of termination until the earlier of the date specified by our disability policy or his 65th birthday.

   If Mr. Rennie's employment agreement is terminated by his death, or if Mr. Rennie voluntarily terminates his employment agreement, then he, or his estate in the event of his death, is entitled to receive any earned but unpaid vacation, salary and bonus amounts.

   Mr. Goldblum serves as Executive Vice President and Director pursuant to the terms of a three-year employment agreement, dated as of February 27, 1998, between us and Mr. Goldblum. Mr. Goldblum receives a base salary of $225,000 per year or such greater amount as may be approved from time to time by our board of directors. The agreement provides that Mr. Goldblum will be eligible to receive a bonus at the discretion of the board of directors. If Mr. Goldblum's employment agreement is terminated by us for any reason other than "cause", as defined in Mr. Goldblum's employment agreement, or long-term disability or by Mr. Goldblum for "good reason", then he is entitled to the following severance:

  . His base salary, on a monthly basis, and a company car through the term of his employment agreement;

  . One-half of his then current salary, on a monthly basis, for two years following the expiration of the term of his employment agreement;

  .  Any earned but unpaid vacation, salary and bonus amounts; and

  . Continued medical benefits on the same basis as immediately prior to his termination for the greater of the remaining term of his employment agreement or 18 months after his date of termination.

   If Mr. Goldblum's employment agreement is terminated for a long-term disability, then he is entitled to the following severance from the date of termination until the earlier of his 65th birthday or the date specified by our long-term disability plan:

  . His then current salary and bonus for 12 months following his termination, and $10,000 per month thereafter, less our medical benefits described below;

  .  Any earned but unpaid vacation, salary and bonus amounts;

  .  Continued use of a company car; and

  . Benefits under our long-term disability policy and medical benefits from the date of termination until the earlier of the date specified by our disability policy or his 65th birthday.

   If Mr. Goldblum's employment agreement is terminated by his death, or if Mr. Goldblum voluntarily terminates his employment agreement, then he, or his estate in the event of his death, is entitled to receive any earned but unpaid vacation, salary and bonus amounts.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to the beneficial ownership of our common stock as of July 12, 1999, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by:

  .  Each of our directors and named executive officers;

  .  All of our directors and executive officers as a group; and

  . Each person, or group of affiliated persons, who we know beneficially owns 5% or more of the common stock.

   In accordance with the SEC's rules, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of July 12, 1999. The following table also gives effect to the shares of common stock that could be issued upon the exercise of outstanding options that will become fully vested upon the closing of this offering. Unless otherwise indicated in the footnotes to the table, the following individuals have sole voting and sole investment control with respect to the shares they beneficially own.

                                                  Percentage
                                                    before   Percentage
                                        Number of    this    after this
Beneficial Owner                         shares    offering   offering
----------------                        --------- ---------- ----------
Directors and Officers:+
Michael B. Alexander(/1/).............  1,119,645    15.4%       9.9%
John C. Rennie(/2/)...................    330,085     4.8        3.0
Joseph A. Saponaro(/3/)...............    281,052     4.0        2.6
Sigmund H. Goldblum(/4/)..............    138,458     2.0        1.3
Nicholas A. Pettinella(/5/)...........    131,774     1.9        1.2
Peter M. Schulte(/6/).................     73,176     1.1        0.7
Bruce A. Burton(/7/)..................     73,234     1.1        0.7
Joel N. Levy(/6/)(/8/)................     54,882     0.8        0.5
Barbara L. Landes(/9/)................        --        *
Mary Ann Gilleece.....................        --        *
All Directors and Executive Officers
 as a group
 (10 persons)(/10/) ..................  2,202,306    31.1%      19.9%

Other 5% Stockholders:
J. Fernando Niebla(/11/)..............    672,315     9.8%       6.2%
Richards Capital Fund, L.P.(/12/).....    548,817     8.0        5.0
AFH Partners(/13/)....................    537,841     7.8        4.9
Massachusetts Mutual Life Insurance
 Company
 --Pension Management(/14/)...........    276,695     4.0        2.5
Massachusetts Mutual Life Insurance
 Company
 --IMF Traditional(/14/)..............    276,695     4.0        2.5
MassMutual Corporate Investors(/14/)..    147,499     2.1        1.4
MassMutual Corporate Value Partners
 (Gerlach & Co.)(/14/)................    147,499     2.1        1.4
MassMutual Participation Invest-
 ors(/14/)............................     73,749     1.1%       0.7%

--------
 *  Less than 1%
 + Unless otherwise indicated, the address of our directors and officers is c/o AverStar, Inc., 23 Fourth Avenue, Burlington, Massachusetts 01803.

 (1) Includes options to purchase 387,831 shares of common stock for $1.37 per share. Includes 537,841 shares of common stock held by AFH Partners. Includes 58 shares of common stock held for the benefit of Mr. Alexander in the AverStar Profit Sharing & Savings Plan.
 (2) Includes options to purchase 24,453 shares of common stock at $3.78 per share. Includes 2,966 shares of common stock held in the Pacer Infotec Employee Stock Bonus Plan, or ESBP, for the benefit of Mr. Rennie. Excludes 155,351 shares held by the ESBP with respect to which Mr. Rennie, as trustee, has voting power but no pecuniary interest. After this offering, Mr. Rennie will not have the right to vote the shares held by the ESBP.
 (3) Includes options to purchase 116,349 shares of common stock for $1.37 per share. Includes 58 shares of common stock held for the benefit of Mr. Saponaro in the AverStar Profit Sharing & Savings Plan. Excludes 188,367 shares held by the AverStar Profit Sharing & Savings Plan with respect to which Mr. Saponaro has voting power but no pecuniary interest.
 (4) Includes options to purchase 48,906 shares of common stock at $3.78 per share. Includes 2,932 shares of common stock held for the benefit of Mr. Goldblum in the ESBP.
 (5) Includes 58 shares of common stock held for the benefit of Mr. Pettinella in the AverStar Profit Sharing & Savings Plan.

 (6) Excludes shares to be received by Messrs. Levy and Schulte from other AverStar stockholders pursuant to agreements between Messrs. Levy and Schulte and these stockholders. In connection with the acquisition of Intermetrics by Apollo Holding, Inc. in 1995, stockholders of Apollo who are now stockholders of AverStar agreed to share a percentage of their interest in Intermetrics' profits with Messrs. Levy and Schulte. Each of Mr. Levy and Mr. Schulte will receive (i) approximately 75,551 shares of common stock (assuming an initial public offering price of $8.00) immediately after this offering, approximately 911 of these shares will be issued out of our treasury shares and (ii) an additional number of shares of common stock six months after this offering to be determined based on the market price of the common stock at that time. The address of Messrs. Levy and Schulte is CM Equity Partners, 135 East 57th Street, 27th Floor, New York, New York 10022.
 (7) Includes 58 shares of common stock held for the benefit of Dr. Burton in the AverStar Profit Sharing & Savings Plan. Does not include options to purchase 15,000 shares of common stock issuable upon exercise of options that do not vest within 60 days of July 12, 1999.
 (8) Includes 54,882 shares of common stock owned by Levy Family 2/14/96 Limited Partnership, of which Mr. Levy is the general partner.
 (9) Does not include options to purchase 50,000 shares of common stock issuable upon exercise of options that do not vest within 60 days of July 12, 1999.
(10) Includes options to purchase 577,539 shares of common stock.
(11) The address of Mr. Niebla is 7524 Saddlehill Trail, Orange, California
     92869.
(12) The general partner of Richards Capital Fund L.P. is Richards Managers L.P. The general partner of Richards Managers L.P. is Richards LLC. The address of Richards Capital Fund L.P. is c/o James C. Richards, 303 Peachtree Street, N.E., Suite 4100, Atlanta, GA 30308.
(13) Mr. Alexander is the President of Bronto, Inc., which is the general partner of AFH Partners. The address of AFH Partners is c/o Bronto, Inc., 127 Farm Road, Sherborn, Massachusetts 01770.
(14) The address of these stockholders is c/o Michael P. Hermsen, CFA, MassMutual Life Insurance Co., 1295 State Street, Springfield, Massachusetts 01111.

              CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

   In connection with the acquisition of Intermetrics by an investor group led by current management, we obtained a $35.0 million credit facility with Massachusetts Mutual Life Insurance Company, or MassMutual, and affiliates of MassMutual. This facility comprised $25 million in senior debt, $5 million in subordinated debt and $5 million in revolving credit. In connection with this facility, MassMutual and its affiliates received warrants to purchase shares of common stock. In connection with our acquisition of Pacer in February 1998, these warrants were exchanged for 605,286 shares of our common stock. At December 31, 1998, we owed $23.6 million under the senior term agreement, $5 million under the subordinated debt agreement and $2.5 million under the revolving credit agreement. An additional $2.5 million was available under the revolving credit agreement. We repaid the $2.5 million borrowed under the revolving credit early in 1999 as we collected outstanding receivables. In March 1999, we refinanced our outstanding debt in conjunction with our acquisition of CBSI, and repaid our outstanding debt of $23.2 million under the senior term agreement. Currently, we maintain the $5 million subordinated debt agreement with MassMutual. MassMutual is also one of our lenders under our credit agreement with First Union.

   In connection with our divestiture of IES, we:

  .  Provided a $2.0 million credit facility to IES;

  .  Received a $1.3 million promissory note from IES; and

  .  Extended the due date of two $200,000 secured notes from IES.

   Outstanding amounts under the credit facility and the promissory note bear interest at a rate of 8.5% per year. Outstanding amounts under the secured notes bear interest at a rate of 10.5% per year. AfterDecember 31, 1999, we are not required to fund any additional amounts under the credit facility, which matures on December 31, 2001. The promissory note and secured notes mature on December 31, 2001.

   Mr. Levy and Mr. Schulte, both members of our board, are the principal officers of Joel N. Levy/Peter M. Schulte, LLC, or L&S, which supported the buy out of Intermetrics in August 1995. We have retained L&S to provide financial, strategic and business planning and consulting services, including analysis and advice with respect to programs relating to value of our common stock. The consulting agreement with L&S terminates on the first anniversary of this offering. The total amounts of fees paid to L&S by us in 1996, 1997 and 1998 were $100,000, $200,000 and $263,000, respectively.

   J. Fernando Niebla was founder, chairman and chief executive officer of Infotec Development Inc. until it was merged into Pacer, and vice-chairman of Pacer until we acquired Pacer. In connection with our formation, Mr. Niebla entered into a repurchase agreement with us. This agreement provides that during 1998, 1999, 2000 and 2001, he can require us to repurchase some of his shares of common stock. Our total cost to repurchase all of the shares of his common stock under this agreement is $1,557,000. However, approximately $1,000,000 of such amount will be paid by cancellation of the outstanding indebtedness owed to us by Mr. Niebla. Mr. Niebla's right to require us to repurchase some of his shares of common stock terminates upon the closing of this offering.

   Each of our stockholders, including executive officers, who own 3% or more of our common stock calculated on a fully diluted basis have granted us a right of first refusal to purchase their shares at the prevailing market price. For three years following the date of this prospectus, each of these stockholders, other than MassMutual and its affiliates, must offer their shares to us before they may sell their shares on the public market. If we do not buy these shares, then these stockholders may sell their shares on the public market.

   The following table sets forth loans made by us to our executive officers and 5% stockholders:

                                        Principal
                                         Amount
                             Amount of  Currently
Name and Principal Position    Loan    Outstanding Interest Rate    Due Date
---------------------------  --------- ----------- -------------    --------
Michael B. Alexander........ $200,000   $100,000       8.4%      August 31, 2000
 Chief Executive Officer and $265,000   $      0       7.0%      Paid in Full
 Chairman of the Board of
  Directors
Bruce A. Burton............. $ 80,000   $ 80,000       7.0%      August 31, 2005
 Executive Vice President
Joseph A. Saponaro.......... $ 75,000   $      0      Imputed    Paid in Full
 President, Chief Operating                          interest
  Officer and Director                               based on
                                                        IRS
                                                    guidelines
John C. Rennie.............. $ 94,762   $      0       6.5%      Paid in Full
 Vice Chairman of the Board
  of Directors
Sigmund H. Goldblum......... $ 27,957   $      0       6.5%      Paid in Full
 Executive Vice President
  and Director
J. Fernando Niebla.......... $848,730   $848,730       6.36%     May 1, 2001

   The amounts of the loans set forth above represent the largest principal amounts owed to us at any time during our last three fiscal periods, or since March 1, 1996. The loans set forth above are evidenced by notes, payable to us as indicated.

                           DESCRIPTION OF SECURITIES

   The following descriptions of our common stock and preferred stock, and provisions of our certificate of incorporation and bylaws, reflect changes that will occur upon the filing of an amended and restated certificate of incorporation immediately prior to the closing of this offering.

   Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

   As of the date of this prospectus, there are 6,879,744 shares of common stock outstanding and held of record by 111 stockholders. Stockholders do not have cumulative voting with respect to the election of directors. There will be 10,880,655 shares of common stock outstanding upon the closing of this offering. Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Stockholders will not be liable for any further calls or assessments. Holders of common stock are entitled to receive dividends, if, as and when declared by the board of directors out of funds legally available for such purposes, subject to any dividend preferences of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our assets available for distribution, subject to the preferential rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. Upon the closing of this offering, there will be no shares of preferred stock outstanding. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. The rights of holders of common stock cannot be modified without the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock.

Preferred Stock

   As of the date of this prospectus, there are no shares of preferred stock outstanding. Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series. We have no present plans to issue any shares of preferred stock.

Stock Options

   Options to purchase a total of 3,349,447 shares of common stock may be granted under our stock option plan. As of the date of this prospectus, there are outstanding options to purchase a total of 1,513,433 shares of common stock under our stock option plan. Of these, stock options to purchase 757,055 shares are currently exercisable and options to purchase 504,180 shares will become exercisable upon the closing of this offering. As soon as practicable following the closing of this offering, we intend to file a registration statement on Form S-8 which will register the offer and sale of the shares to be issued upon exercise of these options. Upon the filing of the Form S-8, these shares will be immediately available for sale in the public market, subject to the terms of lock-up agreements entered into between these option holders and the underwriters.

   Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

   Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 of the DGCL generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of a corporation's voting stock. The provisions of Section 203 of the DGCL are intended to assure that the price that stockholders receive for the common stock in applicable transactions is fair in relation to the market value of and the prices paid by the "interested stockholder" in its initial acquisitions of common stock and to allow the board of directors and the stockholders to prevent the consummation of such a transaction because it may not be in our best interest or in the best interest of our stockholders. Under those circumstances in which this statute would apply, minority stockholders may prevent a transaction favored by a majority of stockholders. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

   Our Certificate of Incorporation and Bylaws. Provisions of our certificate of incorporation and bylaws, which will be in effect upon the closing of this offering and which are described in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. However, these provisions are designed to help to ensure that stockholders are treated fairly and equally in a multi-step acquisition, and are intended to encourage persons seeking to acquire control of us to pursue their acquisition in arms-length negotiations with our board of directors.

   Classified Board of Directors. Our board of directors is divided into three classes of directors serving staggered terms. The terms of our current directors expire at the 2000, 2001 or 2002 annual stockholders meeting. One class of directors will be elected at each annual stockholders meeting for a three-year term. This classification of directors may deter stockholders from changing the composition of our board of directors in a relatively short period of time. At least two annual stockholders meetings, instead of one, generally will be required to change the majority of directors. Because of the additional time required to change the directors, classification of directors also may delay the removal of our current management team. A classified board of directors helps to assure the continuity and stability of our board of directors and our business strategies and policies because generally a majority of directors at any given time will have had prior experience as directors.

   Board of Directors Vacancies. The certificate authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. In addition, the certificate permits stockholders to remove directors only for cause. This may deter a stockholder from removing incumbent directors or simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.

   Stockholder Action; Special Meeting of Stockholders. The certificate provides that stockholders may only take action at duly called annual or special meetings of stockholders and not by written consent. The certificate further provides that special meetings of stockholders may be called only by the president, the chief executive officer, chairman of the board of directors or a majority of the board of directors. These provisions may delay a stockholders vote for a proposal over the objection of the board of directors.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must deliver a written notice to our principal executive offices within a prescribed time period. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Advance notice requirements may also delay a contest for the election of directors, and discourage or deter a tender offer or takeover attempt.

   Authorized But Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq

National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could complicate or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

   Restrictions on Certain Business Combinations. The certificate contains provisions which are substantially similar to Section 203 of the DGCL. Such provisions may dely or discourage mergers or other acquisition attempts with respect to us.

   Vote Required to Amend our Certificate of Incorporation and Bylaws. Subject to limited exceptions, our certificate and bylaws require the vote of 80% of the stockholders to amend, repeal or adopt any provision inconsistent with the anti-takeover and indemnification provisions discussed in this prospectus. This supermajority vote prevents a controlling stockholder from avoiding the requirements of these provisions by simply amending or repealing such provisions.

Limitation of Liability and Indemnification Matters

   To the extent permitted under the DGCL, the certificate limits the personal liability of our directors to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under the DGCL, our directors have a fiduciary duty to us that is not eliminated by this provision of the certificate and, in appropriate circumstances, injunctions and other nonmonetary relief will remain available. This provision also does not affect the directors' responsibilities under any other laws, including the federal securities laws.

   Section 145 of the DGCL enables a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. However, this provision does not eliminate or limit the liability of a director:

  . For any breach of the director's duty of loyalty to the corporation or its stockholders;

  . For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . For payments of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL; or

  . For any transaction from which the director derived an improper personal benefit.

   Our certificate of incorporation provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fine and amount paid in settlement actually and reasonably incurred by that person in connection with any threatened, pending or completed action, suit or proceeding.

   We believe that the provisions of our certificate and bylaws are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. We have obtained liability insurance for our officers and directors.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent for which indemnification will be required or permitted under the certificate. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock will be Chase Mellon Shareholder Services, Ridgefield Park, New Jersey.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has not been any public market for our common stock. We cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the prevailing market price of our common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

   Upon the closing of this offering, we will have an aggregate of 10,880,655 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of the outstanding shares, the 4,000,000 shares being sold in this offering will be freely tradable, subject to the lock-up agreements and the right of first refusal described below. Additional shares will be available for sale in the public market as follows:

   Number of Shares                             Date
   ---------------- -----------------------------------------------------------
       2,720        After the date of this prospectus, subject to volume
                    limitations in some cases
   6,877,024        After 180 days from the date of this prospectus, subject to volume limitations in some cases
   1,513,433        Upon the filing of a registration statement on Form S-8 to register the offer and sale of shares of common stock
                    issuable upon the exercise of options granted under our
                    stock option plan

   In general, under Rule 144, as currently in effect, a person, or persons whose shares are required to be aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of common stock, approximately 108,881 shares, immediately after this offering; or

  . The average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of that sale is filed, subject to restrictions.

   In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares are acquired from our affiliate, the acquiring person's holding period for the purpose of effecting a sale under Rule 144 generally commences on the date of transfer from the affiliate.

   As of the date of this prospectus, options to purchase a total of 1,513,433 shares of common stock are outstanding, of which options to purchase 757,055 shares are currently exercisable. Of the options to purchase 756,378 shares of common stock that are not currently exercisable, options to purchase 504,180 shares of common stock shall immediately vest and become exercisable upon the closing of this offering. Upon the commencement of this offering, we intend to file a registration statement to register the 1,836,014 shares of common stock reserved for issuance under the stock option plan. That registration statement will automatically become effective upon filing. Accordingly, shares issued upon the exercise of stock options granted under the stock option plan will be eligible for resale in the public market from time to time, subject to vesting restrictions and, in the case of some of the options, the lock-up agreements and the right of first refusal referred to below.

   We, all of our directors and officers and stockholders holding an aggregate of 6,877,024 shares of our common stock in the aggregate, together with the holders of options to purchase 1,513,433 shares of our common stock, have agreed that, subject to limited exceptions, for a period of 180 days from the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., which may be waived, we will not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of any shares of our common stock or securities convertible into, exercisable for or exchangeable for our common stock.

   Except in limited circumstances, we have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus.

   Stockholders who own more than 3% of our common stock calculated on a fully diluted basis, have granted us a right of first refusal to purchase their shares at the prevailing market price. For three years following the date of this prospectus, these stockholders, other than MassMutual and its affiliates, must offer their shares to us before they may sell their shares on the public market. If we do not buy these shares, then these stockholders may sell their shares on the public market.

                                  UNDERWRITING

   The underwriters of this offering named below, for whom Bear, Stearns & Co. Inc. and Legg Mason Wood Walker, Incorporated are acting as representatives, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the aggregate number of shares of common stock set forth opposite their respective names below:

   Underwriter                                                  Number of Shares
   -----------                                                  ----------------
   Bear, Stearns & Co. Inc.....................................
   Legg Mason Wood Walker, Incorporated........................
                                                                   ---------
     Total.....................................................    4,000,000
                                                                   =========

   The underwriting agreement provides that the obligations of the several underwriters are subject to approval of legal matters by counsel and to various other conditions. We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of common stock if any are purchased.

   If the underwriters sell more than the total number set forth in the table above, the underwriters have an option to buy up to an additional 600,000 shares to cover such sales from us. The underwriters may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in the same proportion as set forth in the table above.

   The underwriters, at our request, have reserved for sale at the initial public offering price up to 200,000 of the shares of common stock to be sold in this offering for sale to our employees and directors and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

   The underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

   We, all of our directors and officers and stockholders holding an aggregate of 6,877,024 shares of our common stock in the aggregate, together with the holders of options to purchase 1,513,433 shares of our common stock, have agreed that, subject to limited exceptions, for a period of 180 days from the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., which may be waived, we will not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of any shares of our common stock or securities convertible into, exercisable for or exchangeable for our common stock.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $

   Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the public offering price. Any such securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $ per share from the public offering price. If all the shares are not sold at the offering price, the representatives may change the offering price and the other selling terms.

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock will be determined by negotiations among us and the representatives of the underwriters. Among the factors to be considered in those negotiations will be:

  .  Our results of operations in recent periods;

  .  Estimates of our prospects and the industry in which we compete;

  .  An assessment of our management;

  . The general state of the securities markets at the time of this offering; and

  .  The prices of similar securities of generally comparable companies.

   We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol ASTR. However, there can be no assurance that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

   In connection with the offering, persons participating in this offering may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,100,000.

   In the ordinary course of business, some of the underwriters and their affiliates have provided, and may in the future provide, financial advisory and investment banking services for us and our affiliates for customary fees. Legg Mason Wood Walker, Incorporated acted as financial advisor to CBSI in connection with the acquisition of CBSI by us and was paid a fee by CBSI of $625,000 for their services plus expenses and was also given the right to receive up to an additional $25,000 based on the achievement of specified financial thresholds by CBSI.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered by this prospectus will be passed upon for us by Swidler Berlin Shereff Friedman, LLP, New York, New York, and for the underwriters by Proskauer Rose LLP, New York, New York.

                                    EXPERTS

   The consolidated financial statements and schedule of AverStar, Inc. at December 31, 1997 and 1998, and for the year ended February 27, 1997, the ten-month period ended December 31, 1997 and the year ended December 31, 1998 appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Pacer Infotec, Inc. and subsidiaries at December 31, 1996 and 1997, and for the years then ended and for the two months ended December 31, 1998, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Looking Glass Technologies, Inc. for the year ended March 31, 1997 and the period from April 1, 1997 through August 8, 1997, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements for CBSI as of December 31, 1997 and 1998 included in this prospectus have been audited by Aronson, Fetridge & Weigle, independent auditors, as stated in their report appearing in this prospectus. These financial statements have been included in reliance upon the report of Aronson, Fetridge & Weigle, upon the authority of said firm as experts in accounting and auditing.

   The financial statements for CBSI as of December 31, 1996 included in this prospectus have been audited by Grant Thornton LLP, independent auditors, as stated in their report appearing in this prospectus. These financial statements have been included in reliance upon the report of Grant Thornton LLP, upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1, including amendments, exhibits, annexes and schedules, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. In each instance, reference is made to the copy of that contract or document filed as an exhibit to the registration statement.

   You may read and copy all or any portion of the registration statement or any other information we file with the SEC, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site, www.sec.gov.

   As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                                 AVERSTAR, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Unaudited Pro Forma Condensed Consolidated Financial Information
Overview.................................................................   F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet, as of December
 31, 1998................................................................   F-3
Unaudited Pro Forma Condensed Consolidated Statement of Operations for
 the year ended December 31, 1998........................................   F-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations for
 the three months ended March 31, 1999...................................   F-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial
 Information.............................................................   F-6
AverStar, Inc.
Report of Independent Auditors...........................................   F-8
Consolidated Balance Sheets as of December 31, 1997 and 1998 and March
 31, 1999................................................................   F-9
Consolidated Statements of Operations for the year ended February 28,
 1997, the ten-month period ended December 31, 1997, the year ended
 December 31, 1998 three months ended March 31, 1998 and three months ended March 31, 1999....................................................  F-10
Consolidated Statements of Changes in Redeemable Common Stock and
 Stockholders' Deficit for the year ended February 28, 1997, the ten-
 month period ended December 31, 1997, the year ended December 31, 1998 and the three months ended March 31, 1999...............................  F-11
Consolidated Statements of Cash Flows for the year ended February 28,
 1997, the ten-month period ended December 31, 1997, the year ended
 December 31, 1998 and the three months ended March 31, 1998 and 1999....  F-12
Notes to Consolidated Financial Statements...............................  F-13

Computer Based Systems, Inc.
Report of Independent Auditors...........................................  F-25
Report of Independent, Certified Public Accountants......................  F-26
Balance Sheets as of December 31, 1997 and 1998..........................  F-27
Statements of Operations for the years ended December 31, 1996, 1997 and
 1998....................................................................  F-28
Statements of Other Comprehensive Income for the years ended December 31,
 1996, 1997 and 1998.....................................................  F-29
Statements of Stockholders' Equity for the years ended December 31, 1996,
 1997 and 1998...........................................................  F-30
Statements of Cash Flows for the years ended December 31, 1996, 1997 and
 1998....................................................................  F-31
Notes to Financial Statements for the years ended December 31, 1998, 1997 and 1996................................................................  F-32

Pacer Infotec, Inc. and Subsidiaries
Report of Independent Auditors...........................................  F-38
Consolidated Balance Sheets as of December 31, 1996 and 1997.............  F-39
Consolidated Statements of Operations for the years ended December 31,
 1996 and 1997 and the period from January 1, 1998 to February 28, 1998..  F-40
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1996 and 1997 and the period from January 1, 1998 to
 February 28, 1998.......................................................  F-41
Consolidated Statements of Cash Flows for the years ended December 31,
 1996 and 1997 and the period from January 1, 1998 to February 28, 1998..  F-42
Notes to Consolidated Financial Statements...............................  F-43

Looking Glass Technologies, Inc.
Report of Independent Auditors...........................................  F-50
Statements of Operations for the year ended March 31, 1997 and the period from April 1, 1997 through August 8, 1997...............................  F-51
Statement of Changes in Stockholders' Equity (Deficit) for the year ended
 March 31, 1997 and the period from April 1, 1997 through August 8,
 1997....................................................................  F-52
Statements of Cash Flows for the year ended March 31, 1997 and the period from April 1, 1997 through August 8, 1997...............................  F-53
Notes to Consolidated Financial Statements...............................  F-54

                                 AVERSTAR, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  Overview

   On February 27, 1998, we acquired Pacer. The purchase price was approximately $17 million, plus transaction-related expenses of approximately $1.7 million. Of the total purchase price, approximately $7 million was paid in cash to Pacer shareholders, with the balance paid by the issuance of approximately 2,255,000 shares of our common stock. The merger has been accounted for using the purchase method of accounting.

   On March 18, 1999, we acquired Computer Based Systems, Inc. for $26 million. We did not acquire certain assets of CBSI that we believed were not related to IT operations. $25 million of the purchase price was paid at the closing, with the $1 million balance to be paid equally over five years. The transaction costs are estimated to be $600,000. The purchase price is subject to adjustment, based on CBSI's net worth on the closing date.

   Simultaneous with the CBSI closing, we entered into a $75 million secured financing agreement comprised of $45 million in senior term loans and a $30 million revolving credit note. Expenses associated with the financing were estimated to be $1.9 million. Proceeds from the financing agreement were used to acquire CBSI and retire debt, and for working capital purposes. The senior term loans are comprised of two tranches: Term A of $15 million with periodic principal payments maturing in five years carrying a variable interest rate of up to LIBOR plus 2.75% and Term B of $30 million with periodic payments maturing in six years carrying a variable interest rate of LIBOR plus 3%.

   The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998 gives effect to the acquisitions of Pacer and CBSI, including the financing of these acquisitions, as if they had occurred on January 1, 1998. The Unaudited Pro Forma Condensed Statement of Operations includes the historical results of operations of Pacer for the two months ended February 28, 1998 and CBSI for the year ended December 31, 1998.

   The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the acquisition of CBSI as if it had occurred on December 31, 1998. The following pro forma statements and the accompanying notes should be read in conjunction with the historical financial statements of us, Pacer and CBSI and notes thereto.

   The Unaudited Pro Forma Condensed Consolidated Financial Information is intended for informational purposes only and is not necessarily indicative of the future position or future results of operations of the consolidated company after the acquisitions of Pacer and CBSI or of the financial position or results of operations of the consolidated company that would have actually occurred had the acquisitions of Pacer and CBSI been effected on January 1, 1998.

                                 AVERSTAR, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                    As of
                              December 31, 1998
                              -------------------  Pro Forma         Pro Forma
                              AverStar     CBSI   Adjustments      Balance Sheet
                              ---------- -------- -----------      -------------
Assets
 Cash and cash equivalents... $    332   $  1,305   $   --            $ 1,637
 Accounts receivable, net of
  allowances.................   23,923     12,311       --             36,234
 Unbilled receivable, net of
  allowances.................   10,261        --        --             10,261
 Other current assets........    3,496      1,525      (761) 1)e        4,260
                              --------   --------   -------           -------
   Total current assets......   38,012     15,141      (761)           52,392
 Fixed assets, net...........    4,264      2,912    (2,399) 1)e        4,777
 Intangible and other assets,
  net........................   15,593        --     21,880  1)a,d     37,473
 Other assets................    1,794         88       --              1,882
                              --------   --------   -------           -------
   Total assets.............. $ 59,663   $ 18,141   $18,720           $96,524
                              ========   ========   =======           =======
Liabilities & Stockholders'
 Equity (Deficit)
 Revolving credit note
  payable.................... $  2,500   $  1,357   $ 7,520  1)c,e    $11,377
 Accounts payable & accrued
  expenses...................   25,302      6,537    (1,137) 1)e       30,702
 Due to stockholders.........      --         --        826  1)a          826
 Current portion of long-term
  debt.......................      954        514      (514) 1)e          954
                              --------   --------   -------           -------
   Total current
    liabilities..............   28,756      8,408     6,695            43,859
 Long-term debt..............   28,156      1,413    20,004  1)c,e     49,573
 Other long-term
  liabilities................      565        341       --                906
 Redeemable common stock.....    5,598        --        --              5,598
 Stockholders' equity
  (deficit)..................   (3,412)     7,979    (7,979) 1)b,e     (3,412)
                              --------   --------   -------           -------
   Total liabilities and
    stockholders' equity
    (deficit)................ $ 59,663   $ 18,141   $18,720           $96,524
                              ========   ========   =======           =======

                                 AVERSTAR, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                          For the year ended December 31, 1998
                          -----------------------------------------
                                         2 Months of                 Pro Forma         Pro Forma
                           AverStar         Pacer         CBSI      Adjustments          Total
                          ------------- --------------------------- -----------        ---------
Revenue.................  $     121,056   $     7,479  $     40,685   $  (181) 2)f     $169,039
Costs and expenses:
  Cost of revenues......         93,604         6,230        28,686       --            128,520
  Selling, general and
   administrative
   expenses.............         20,581         1,180        10,296     3,294  2)a,b,c   35,351
                          -------------   -----------  ------------   -------          --------
Income from continuing
 operations before
 interest and taxes.....          6,871            69         1,703    (3,475)            5,168
  Interest, net.........          2,269            65           236     2,159  2)d,f      4,729
                          -------------   -----------  ------------   -------          --------
Income from continuing
 operations before
 taxes..................          4,602             4         1,467    (5,634)              439
  Provision for income
   taxes................          2,168             4           --     (1,806) 2)e          366
                          -------------   -----------  ------------   -------          --------
Net income from
 continuing operations..          2,434           --          1,467    (3,828)               73
                          =============   ===========  ============   =======          ========
Basic net income per
 share..................  $        0.38                                                $   0.01
                          =============                                                ========
Weighted average shares
 used in computing net
 income per share.......          6,428                                                   6,428
                          =============                                                ========
Diluted net income per
 share..................  $        0.36                                                $   0.01
                          =============                                                ========
Weighted average shares
 used in computing
 diluted net income per
 share..................          6,847                                                   6,847
                          =============                                                ========

                                 AVERSTAR, INC.

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                   For the three months ended March 31, 1999
                     (In thousands, except per share data)

                             AverStar          CBSI
                           Three Months   January 1, 1999
                          Ended March 31,  to March 21,    Pro Forma      Pro Forma
                               1999            1999       Adjustments       Total
                          --------------- --------------- -----------     ---------
Revenue.................      $36,346         $10,724       $ (122) 3)e    $46,948
Costs and expenses:
  Cost of revenues......       28,841           7,280                       36,121
  Selling, general and
   administrative
   expenses.............        5,297           2,482       $  (699 3)a,b    8,478
                              -------         -------       -------        -------
Income from continuing
 operations before
 interest and taxes.....        2,208             962          (821)         2,349
  Interest, net.........          760              42           459 3)c,e    1,261
                              -------         -------       -------        -------
Income from continuing
 operations before
 taxes..................        1,448             920       $(1,280)         1,088
  Provision for income
   taxes................          656             --           (177) 3)d       479
                              -------         -------       -------        -------
Net income from
 continuing operations..      $   792         $   920       $(1,103)       $   609
Basic net income per
 share..................      $  0.11                                      $  0.09
Weighted average shares
 used in computing net
 income per share.......        6,927                                        6,927
Diluted net income per
 share..................      $  0.11                                      $  0.08
Weighted average shares
 used in computing
 diluted net income per
 share..................        7,440                                        7,440

                                 AVERSTAR, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

1. Pro Forma Adjustments and Assumptions--Balance Sheet

   The pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet, assuming the acquisition occurred on December 31, 1998 are as follows:

  1(a) Adjustment to record the purchase price and intangible assets acquired of CBSI as follows:

       Cash portion of purchase price.............................  $25,000,000
       Present value for non-competition agreement to be paid over
        5 years...................................................      825,830
       Estimated transaction costs................................      600,000
                                                                    -----------
       Purchase price.............................................   26,425,830
       Less: estimated fair value of net assets to be acquired as
        of December 31, 1998......................................    6,446,000
                                                                    -----------
       Estimated cost in excess of fair value of net assets
        acquired (goodwill).......................................  $19,979,830
                                                                    ===========

    Of the estimated amount of goodwill, the Company expects to allocate this amount and amortize it over estimated useful lives as follows:

       Contract backlog.................................... $2,300,000 18 Months
       Assembled workforce.................................  1,000,000   4 Years
       Non-competition agreement...........................    825,830   5 Years
       Residual............................................ 15,854,000  20 Years

  1(b) Adjustment to eliminate the equity of CBSI in consolidation.

  1(c) Adjustment to record the financing from First Union for the acquisition of CBSI as follows:

       Senior Term Loan A........................................... $15,000,000
       Senior Term Loan B...........................................  30,000,000
       Revolver loan drawdown.......................................   6,458,000
                                                                     -----------
         Total Amount Borrowed...................................... $51,458,000
       Senior Notes repayment.......................................  23,958,000
                                                                     -----------
         Additional Borrowings...................................... $27,500,000
                                                                     ===========

  1(d) Adjustment to record the estimated financing costs of $1,900,000 associated with the refinancing with First Union to be amortized over 6 years.

  1(e) Adjustments to eliminate the assets and liabilities of CBSI not acquired, which are as follows:

       Land and building............................................  2,455,000
       Tenant improvements..........................................    119,000
       Accumulated depreciation.....................................   (175,000)
       Notes and other receivables..................................    761,000
       Long-term debt............................................... (1,927,000)
       Income taxes................................................. (1,137,000)

2. Pro Forma Adjustments and Assumptions--Statement of Operations

   The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations, assuming the acquisition occurred on January 1, 1998, are as follows:

  2(a) Adjustment to record 12 months of amortization associated with the CBSI intangible assets acquired as follows:

       Contract backlog............................................. $1,533,000
       Assembled workforce..........................................    250,000
       Cost in excess of net assets acquired........................    765,000
       Non-competition agreement....................................    165,000
                                                                     ----------
         Total...................................................... $2,713,000
                                                                     ==========

  2(b) Adjustment to record 2 months of amortization associated with the Pacer intangible assets acquired as follows:

       Contract backlog............................................... $189,000
       Assembled workforce............................................   25,000
       Cost in excess of net assets acquired..........................   50,000
                                                                       --------
         Total........................................................ $264,000
                                                                       ========

  2(c) Adjustment to record the amortization of the financing costs associated with the First Union refinancing.

  2(d) Adjustment to record the incremental interest costs associated with the First Union Senior and Revolving Credit Notes used to finance the acquisition of CBSI. The interest rate on the Company's new borrowing is comparable to those in prior borrowing arrangements.

  2(e) Adjustment to record the federal and state income taxes associated with CBSI operations assumed to be part of a C Corporation in 1998 and with the pro forma adjustments based upon the statutory rates in effect.

  2(f) Adjustment to eliminate earnings for real estate and interest expense for real estate property not acquired.

   The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations assume that the acquisition of CBSI occurred on January 1, 1998, and carried forward through the interim period presented. These adjustments are as follows:

  3(a) Adjustment to record amortization from January 1, 1999 to March 21,
       1999 associated with the CBSI intangible assets acquired.

  3(b) Adjustment to record the amortization of the financing costs from January 1, 1999 to March 18, 1999 associated with the First Union refinancing.

  3(c) Adjustment to record the incremental interest costs associated with the First Union Senior and Revolving Credit Notes used to finance the acquisition of CBSI. The interest rate on the Company's new borrowing is comparable to those in prior borrowing arrangements.

  3(d) Adjustment to record the federal and state income taxes associated with CBSI operations assumed to be part of a C corporation in 1999 and with the pro forma adjustments based upon the statutory rates in effect.

  3(e) Adjustment to eliminate earnings for real estate and interest expense for real estate property not acquired.

                                 AVERSTAR, INC.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders of AverStar, Inc.

   We have audited the accompanying consolidated balance sheets of AverStar, Inc. (the Company), as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the year ended February 28, 1997, the ten-month period ended December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AverStar, Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the year ended February 28, 1997, the ten-month period ended December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Boston, Massachusetts
March 30, 1999

                                 AVERSTAR, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                    December 31
                                                 ------------------   March 31,
                                                   1997      1998       1999
                                                 --------  --------  -----------
                                                                     (Unaudited)
                    ASSETS
Current assets:
 Cash and cash equivalents.....................  $    131  $    332    $ 1,777
 Accounts receivable, net of allowances of
  $169,000 and $287,000 at December 31, 1997
  and 1998 and $293,000 at March 31, 1999
  (unaudited)..................................    11,423    23,923     31,857
 Unbilled receivables, net of allowances of
  $265,000 and $310,000 at December 31, 1997
  and 1998 and $329,000 at March 31, 1999
  (unaudited)..................................     4,927    10,261     13,888
 Other current assets..........................       740     1,100      1,333
 Refundable income taxes.......................     1,050     1,662      1,006
 Deferred income taxes.........................       --        734        734
                                                 --------  --------    -------
  Total current assets.........................    18,271    38,012     50,595

Property and equipment:
 Land..........................................       --         90         90
 Computer, equipment and furniture.............     4,591     9,711     12,183
 Building and improvements.....................       832     1,610      1,707
                                                 --------  --------    -------
                                                    5,423    11,411     13,980
 Less allowances for depreciation..............     2,337     7,147      8,998
                                                 --------  --------    -------
                                                    3,086     4,264      4,982
Other assets:
 Deferred income taxes.........................       --      1,794      1,794
 Intangible and other assets, net..............     2,289    15,593     36,841
                                                 --------  --------    -------
                                                    2,289    17,387     38,635
                                                 --------  --------    -------
  Total assets.................................  $ 23,646  $ 59,663    $94,212
                                                 ========  ========    =======
     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable..............................  $  5,634  $  7,371    $ 7,432
 Accrued payroll and employee benefits.........     2,850     7,109     11,005
 Accrued liabilities...........................     3,559     9,909     13,144
 Revolving credit notes payable................     2,000     2,500      8,745
 Current portion of long-term debt.............       735       954      1,704
 Unearned revenue..............................       926       913        912
                                                 --------  --------    -------
  Total current liabilities....................    15,704    28,756     42,942

Long-term debt:
 Senior debt...................................     7,833    23,583     43,125
 Subordinated debt.............................     4,492     4,573      4,595
                                                 --------  --------    -------
                                                   12,325    28,156     47,720
Net liabilities of discontinued operations.....       --        565        --
Redeemable common stock issued and outstanding,
 1,179,225, 2,202,875 and 2,202,875 shares at
 December 31, 1997 and 1998 and March 31, 1999
 (unaudited)...................................     1,412     5,598      5,598
Stockholders' deficit:
 Common Stock, $.001 par value per share-
  authorized 9,146,950 shares in 1997 and
  17,000,000 in 1998 and March 31, 1999
  (unaudited); issued 2,850,011, 4,766,344 and
  4,766,344 shares at December 31, 1997 and
  1998 and March 31, 1999 (unaudited)..........         3         5          5
 Additional paid in capital....................     4,502     9,624     10,189
 Accumulated deficit...........................   (10,159)  (12,847)   (12,055)
 Deferred compensation.........................      (106)      (80)       (73)
 Treasury stock at cost, 23,306, 42,105 and
  42,105 shares at December 31, 1997 and 1998
  and March 31, 1999 (unaudited)...............       (35)     (114)      (114)
                                                 --------  --------    -------
  Total stockholders' deficit..................    (5,795)   (3,412)    (2,048)
                                                 --------  --------    -------
   Total liabilities and stockholders'
    deficit....................................  $ 23,646  $ 59,663    $94,212
                                                 ========  ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                 AVERSTAR, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

 For the year ended February 28, 1997, ten months ended December 31, 1997, year ended
  December 31, 1998, three months ended March 31, 1998 and three months ended
                                 March 31, 1999
                    (In thousands, except per share amounts)

                                                                     (unaudited)
                                       Years Ended               Three Months Ended
                          -------------------------------------- -------------------
                          February 28, December 31, December 31, March 31, March 31,
                              1997         1997         1998       1998      1999
                          ------------ ------------ ------------ --------- ---------
Revenues................    $53,274      $53,646      $121,056    $22,738   $36,346
Costs and Expenses
  Cost of revenues......     40,704       41,685        93,604     17,310    28,841
  Selling, general and
   administrative.......     11,244       10,403        20,581      4,166     5,297
                            -------      -------      --------    -------   -------
Income from operations..      1,326        1,558         6,871      1,262     2,208
Interest expense, net...      1,281        1,206         2,269        476       760
                            -------      -------      --------    -------   -------
Income from continuing
 operations before
 income taxes...........         45          352         4,602        786     1,448
Provision for income
 taxes..................         18          154         2,168        370       656
                            -------      -------      --------    -------   -------
Income from continuing
 operations.............         27          198         2,434        416       792
Loss from discontinued
 operations, net of
 income tax benefit of
 $664,000 for the year
 ended December 31,
 1997, $1,659,000 for
 the year ended December
 31, 1998, and $396,000
 for the three months
 ended March 31, 1998
 (unaudited)............        --        (1,727)       (2,489)      (593)      --
Loss on disposal of
 discontinued
 operations, net of
 income tax benefit of
 $1,267,000.............        --           --         (2,633)       --        --
                            -------      -------      --------    -------   -------
Net income (loss).......    $    27      $(1,529)     $ (2,688)   $  (177)  $   792
                            =======      =======      ========    =======   =======
Earnings per share:
Basic
  Income from continuing
   operations...........    $  0.01      $  0.05      $   0.38    $  0.08   $  0.11
  Discontinued
   operations...........        --         (0.45)        (0.80)     (0.12)      --
                            -------      -------      --------    -------   -------
  Net income (loss).....    $  0.01      $ (0.40)     $  (0.42)   $ (0.04)  $  0.11
                            =======      =======      ========    =======   =======
Diluted
  Income from continuing
   operations...........    $  0.01      $  0.04      $   0.36    $  0.08   $  0.11
  Discontinued
   operations...........        --         (0.45)        (0.80)     (0.12)      --
                            -------      -------      --------    -------   -------
  Net income (loss).....    $  0.01      $ (0.40)     $  (0.42)   $ (0.04)  $  0.11
                            =======      =======      ========    =======   =======
Weighted-average shares
 outstanding:
Basic...................      3,878        3,865         6,428      4,991     6,927
Diluted.................      4,523        4,552         6,847      5,470     7,440

  The accompanying notes are an integral part of these consolidated financial statements.

                                 AVERSTAR, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE COMMON STOCK AND STOCKHOLDERS'
                                    DEFICIT
                                 (In thousands)

                                                                    Stockholders' Deficit
                                         -----------------------------------------------------------------------------
                          Redeemable                                                         Treasury
                         Common Stock    Common Stock  Additional                             Stock
                         --------------  -------------  Paid-In   Accumulated   Deferred   ------------  Stockholders'
                         Shares  Amount  Shares Amount  Capital     Deficit   Compensation Shares Cost      Deficit
                         ------  ------  ------ ------ ---------- ----------- ------------ ------ -----  -------------
Balance, February 29,
 1996..................  1,179   $1,147  2,699   $  3   $ 4,129    $ (8,657)                                $(4,525)
 Payment of promissory
  notes................             133                                                                         --
 Net income............                                                  27                                      27
                         -----   ------  -----   ----   -------    --------      -----      ---   -----     -------
Balance, February 28,
 1997..................  1,179   $1,280  2,699   $  3   $ 4,129    $ (8,630)       --       --      --      $(4,498)
 Payment of promissory
  notes................             132                                                                         --
 Purchase of treasury
  stock................                                                                     (23)    (35)        (35)
 Deferred
  compensation.........                                     133                   (133)                         --
 Stock option vesting..                                                             27                           27
 Stock contribution to
  Profit Sharing Plan..    --              151              240                                                 240
 Net loss..............                                              (1,529)                                 (1,529)
                         -----   ------  -----   ----   -------    --------      -----      ---   -----     -------
Balance, December 31,
 1997..................  1,179   $1,412  2,850   $  3   $ 4,502    $(10,159)     $(106)     (23)  $ (35)    $(5,795)
 Issuance of shares in
  connection with
  acquisition..........  1,030    4,211  1,831      2     5,010                                               5,012
 Options Exercised.....    --       --      79    --         87                                                  87
 Purchased treasury
  stock................                                     --                              (13)    (54)        (54)
 Redeemed stock........     (6)     (25)     6    --         25                              (6)    (25)        --
 Deferred
  compensation.........                                                             26                           26
 Net loss..............                                              (2,688)                                 (2,688)
                         -----   ------  -----   ----   -------    --------      -----      ---   -----     -------
Balance, December 31,
 1998..................  2,203   $5,598  4,766   $  5   $ 9,624    $(12,847)     $ (80)     (42)  $(114)    $(3,412)
 Distribution to
  shareholders of net
  liabilities of
 discontinued operation
  (unaudited)..........                                     565                                                 565
 Deferred compensation
  (unaudited)..........                                                              7                            7
 Net income
  (unaudited)..........                                                 792                                     792
                         -----   ------  -----   ----   -------    --------      -----      ---   -----     -------
Balance, March 31,
 1999..................  2,203   $5,598  4,766   $  5   $10,189    $(12,055)     $ (73)     (42)  $(114)    $(2,048)
                         =====   ======  =====   ====   =======    ========      =====      ===   =====     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                 AVERSTAR, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

   For the year ended February 28, 1997, ten months ended December 31, 1997, year ended December 31, 1998 and three months ended March 31, 1998 and 1999
                                 (In thousands)

                                                                     (Unaudited)
                                                                 -------------------
                          February 28, December 31, December 31, March 31, March 31,
                              1997         1997         1998       1998      1999
                          ------------ ------------ ------------ --------- ---------
Cash Flows from
 Operating Activities
Income from continuing
 operations.............    $    27      $   198      $ 2,434     $   416   $   792
 Adjustments to derive
  cash flows from
  continuing operating
  activities:
 Depreciation and
  amortization..........      2,151          935        3,228         568       838
 Changes in deferred
  income taxes..........        (78)          29       (2,384)        --        --
 Loss on disposal of
  fixed assets..........         22            5          315          95       --
 Change in assets and
  liabilities
 Accounts receivable....     (1,034)        (839)      (7,987)     (1,835)   (1,535)
 Unbilled receivables...        706       (1,322)         209         592      (253)
 Other current assets...        143         (110)         861         103         1
 Accounts payable.......       (223)       2,323       (3,451)       (723)   (1,639)
 Accrued payroll and
  employee benefits.....       (519)         487        1,491        (936)      985
 Accrued liabilities....       (902)         422        6,817         636     1,082
 Unearned revenue.......       (272)         (71)         378         378       --
 Refundable income
  taxes.................        412       (1,050)        (612)        --        656
                            -------      -------      -------     -------   -------
Net cash provided by
 (used in) continuing
 operating activities...        433        1,007        1,299        (706)      927
Net cash used by
 discontinued operating
 activities.............                  (1,367)      (8,951)     (2,230)      --
                            -------      -------      -------     -------   -------
Net cash provided by
 (used in) operating
 activities.............        433         (360)      (7,652)     (2,936)      927
Cash flows from
 investing activities:
Acquisitions net of cash
 acquired...............        --          (400)      (6,749)        202   (23,260)
Proceeds from sale of
 division...............        300          100        1,000       1,000       --
Purchase of equipment
 and leaseholds.........     (1,376)      (1,866)      (2,615)       (372)     (693)
Deposits and investment
 in other assets........       (221)        (305)         365         219      (214)
                            -------      -------      -------     -------   -------
Net cash provided by
 (used in) investing
 activities.............     (1,297)      (2,471)      (7,999)      1,049   (24,167)

Cash flows from
 financing activities:
Issuance of common
 Stock..................        --           240           87         --        --
Purchase of redeemable
 and treasury stock.....        --           (35)         (79)        --        --
Net borrowings
 (repayments) of
 revolving credit.......        --         2,000          500      (2,000)    6,245
Repayments of long term
 debt...................        --            (1)      (5,011)     (4,623)  (24,658)
Proceeds from issuance
 of long term debt......                               16,500      16,500    43,098
Repayment of loan from
 shareholder............        133          144          --          --        --
                            -------      -------      -------     -------   -------
Net cash provided by
 financing activities of
 continuing operations..        133        2,348       11,997       9,877    24,685
Net cash provided by
 financing activities of
 discontinued
 operations.............                                3,855         --        --
                            -------      -------      -------     -------   -------
                                133        2,348       15,852       9,877    24,685
Net increase (decrease)
 in cash and cash
 equivalents............       (731)        (483)         201       7,990     1,445
Cash and cash
 equivalents at
 beginning of year......      1,345          614          131         131       332
                            -------      -------      -------     -------   -------
Cash and cash
 equivalents at end of
 period.................    $   614      $   131      $   332     $ 8,121   $ 1,777
                            =======      =======      =======     =======   =======




  The accompanying notes are an integral part of these consolidated financial statements.

                                 AVERSTAR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies and Basis of Presentation

 Nature of Operations

   AverStar provides information technology, or IT, services and software products for the mission-critical systems of civilian and defense agencies of the United States government, as well as, large commercial companies.

 Basis of Presentation

   These consolidated financial statements include the accounts of AverStar, Inc. (the Company) and its wholly owned subsidiaries, Apollo Holding, Inc., (Apollo), and Pacer Infotec, Inc. (Pacer). The Company was incorporated in Delaware on February 4, 1998 for the purpose of combining the businesses of Apollo and Pacer (see Note 2). All material intercompany balances and transactions have been eliminated.

   Prior to February 4, 1998, the Company operated as Apollo, and the financial statements included herein reflect the operations of Apollo for those periods presented. On February 4, 1998 Averstar, Inc. (the Company) was formed by the Apollo shareholders to acquire the business of Pacer (see Note 2) and to combine the businesses of Apollo and Pacer. In connection with these activities, the Company effected exchanges of stock with both Apollo and Pacer shareholders at the time of the acquisition of Pacer. As described in Note 2, the acquisition of Pacer has been accounted for as a purchase. The exchange by Apollo shareholders of their shares in Apollo for their shares in Averstar was accounted for as an exchange of shares by entities under common control in accordance with paragraph 5 of APB #16. Accordingly, the Apollo operations retained their historical cost basis. All share and per share data in these financial statements and related footnotes have been adjusted to reflect such exchanges.

   In 1997, the Board of Directors changed Apollo's fiscal year from the last day of February to the last day of December. For the year ended December 31, 1998, the financial statements include twelve months of operations for Apollo and ten months of operations for Pacer. For the period ended December 31, 1997, the financial statements include ten months of operations for Apollo.

 Revenue Recognition

   Contracts with the Federal Government, or prime contractors of the Federal Government, are cost reimbursable with a fee that is fixed or awarded based on performance. Contracts with commercial enterprises and some Government contracts are time and materials. Overhead and general and administrative costs charged on U.S. Government contracts are generally subject to audit by the Federal Government for allowability and proper charging under the contracts. These contracts provide for periodic payments as the services are performed and generally do not represent any unusual burden on the Company's liquidity. All contracts with the Federal Government are subject to termination by the customer. The Company has not suffered any adverse effects from the termination of Government contracts in the past.

   The Company recognizes revenue on government and commercial contracts under the percentage-of-completion method in accordance with Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type contracts." The percentage of completion is determined by relating the costs incurred to date to the estimated total costs at completion. The cumulative effects resulting from revisions of estimated total contract costs and revenues are recorded in the period in which the facts requiring revision become known. When a loss is anticipated on a contract, the full amount of the anticipated loss is provided for when it becomes probable. The Company sometimes recognizes revenue that is not billable to the customer at a given balance sheet date. Such amounts are included in unbilled receivables.

   Revenues from standard software products are recognized upon shipment in accordance with Statement of Position 97-2, "Software Revenue Recognition." Revenues from maintenance agreements are deferred and amortized over the life of the maintenance agreement. Per unit royalties earned from the license of standard software products are recognized when received from the customer.

                                 AVERSTAR, INC.

 Cash Equivalents

   The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

 Unbilled Receivables

   Unbilled receivables represent amounts earned on contracts in process and retainage that are not billable at the balance sheet date. Such amounts generally become billable upon completion of a specific phase of the contract, documentation of approved contract modifications, completion of government audit or upon customer acceptance, if the Company believes the acceptance criteria present no risk to the Company. The Company estimates that all billed receivables and 80% of unbilled receivables will be collected within one year. The Company has not recognized significant revenue relating to customer claims for amounts in excess of agreed upon contract prices. To the extent that billings exceed costs incurred, plus fees or less losses, the difference is recorded as unearned revenue.

 Property, Plant and Equipment

   Property, plant and equipment are stated at cost. The Company provides for depreciation and amortization over estimated useful lives using the straight-line method as follows:

         Asset Classification                  Estimated Useful Life
         --------------------                  ---------------------
     Building & improvements........ 30 years, lesser of remaining life of lease or estimated life of improvement
     Computer, equipment and
      furniture..................... 2-7 years

 Stock Compensation

   The Company accounts for grants of stock options in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." See
Note 9.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

 Impairment Evaluation

   The Company examines the carrying value of its long lived assets, identifiable intangibles, and goodwill to determine whether there are any impairment losses. If indicators of impairment were present in those assets, and future undiscounted cash flows were not expected to be sufficient to recover the assets' carrying amounts, an impairment loss would be charged to expense in the period identified. No event has been identified that would indicate an impairment of the value of long-lived assets, identifiable intangibles, and goodwill recorded in the accompanying consolidated financial statements.

                                 AVERSTAR, INC.

 Concentration of Credit Risk

   Financial instruments which subject the Company to credit risk consist of cash equivalents and accounts receivable. The risk with respect to cash equivalents is minimized by the Company's policies in which investments are placed with highly rated issuers with relatively short maturities. The risk with respect to accounts receivable is minimized due to the fact that customer accounts and unbilled receivables represent amounts earned under the Company's contracts, which are principally with U.S. Government agencies.

 Fair Value of Financial Instruments

   The Company's cash equivalents, accounts receivable, long-term debt and redeemable common stock are carried at cost, which approximates fair value.

 Reclassifications

   Certain reclassifications have been made to the 1997 financial statements to conform to the 1998 basis of presentation.

 Earnings Per Share

   In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," of SFAS 128, which was required to be adopted for fiscal years ending after December 15, 1997. Earnings per share amounts for all periods presented conform to the SFAS 128 requirements. See Note 11 for the computation of basic and diluted earnings per share.

 Comprehensive Income

   In 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," or SFAS 130, which was required to be adopted for fiscal years beginning after December 15, 1997. This statement established new rules for reporting and display of comprehensive income and its components. The adoption of this Statement had no impact on the Company's financial statements.

 Segments of an Enterprise

   In 1997, the Financial Accounting Standards Board issued statement No. 131, "Disclosures About Segments of an Enterprise and Related Information," or SFAS 131, which was required to be adopted for fiscal years beginning after December 15, 1997. SFAS 131, superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement changes the way public companies report segment information in annual financial statements. SFAS 131 requires public companies to report financial and descriptive information about their operating segments in interim financial reports to shareholders as well. The adoption of this Statement had no impact on the disclosures in the Company's financial statements as the Company has one reportable segment from continuing operations: the development and delivery of information technology products and services. The U.S. Government and its prime aerospace, civil and defense contractors accounted for approximately 88%, 80% and 90% of the Company's revenues for the year ended February 28, 1997, the ten-month period ended December 31, 1997 and the year ended December 31, 1998.

 Pending Accounting Pronouncements

   In 1998, the Accounting Standard Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," which must be adopted for fiscal years beginning after December 15, 1998, and the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative

                                 AVERSTAR, INC.

Investments and Hedging Activities," which must be adopted for fiscal years beginning after June 15, 1999. The adoption of these statements is not expected to have a material impact on AverStar.

Note 2. Acquisition

   On February 27, 1998, Pacer, a company providing software engineering services primarily to government customers, was acquired for a purchase price of approximately $17,000,000, plus transaction related expenses of approximately $1,700,000. Of the total purchase price, approximately $7,000,000 was paid in cash to Pacer shareholders, with the balance paid by the issuance of approximately 2,255,000 shares of Class F common stock issued by AverStar and the fair value of options exchanged in the transaction; said shares and options having a value of approximately $10,000,000. The acquisition has been accounted for using the purchase method of accounting, whereby assets and liabilities have been allocated based upon their respective fair values, resulting in goodwill and other intangible assets of approximately $12 million.

   Unaudited pro forma revenue, net loss and loss per share shown below for the ten month period ended December 31, 1997 and the year ended December 31, 1998 assumes the acquisition of Pacer occurred on March 1, 1997:

                                                              1997      1998
                                                             -------  --------
                                                              (In thousands,
                                                             except per share
                                                                  data)
                                                             -----------------
     Revenue................................................ $95,519  $128,530
     Income (loss) from continuing operations............... $  (403) $  2,109
     Net loss............................................... $(2,130) $ (3,013)
     Net loss per share..................................... $ (0.55) $  (0.47)

   On March 18, 1999, the Company acquired all of the outstanding shares of Computer Based Systems, Inc. (CBSI) for $26,000,000. CBSI provides software engineering services primarily to government customers. Of the total purchase price, $25,000,000 was paid to the shareholders at the closing, with the balance paid equally over five years. The transaction costs are estimated to be $600,000. The acquisition was accounted for using the purchase method of accounting, whereby assets and liabilities have been allocated based upon their respective fair value, resulting in goodwill and other intangibles assets of approximately $19,400,000 which will be amortized for periods not to exceed 20 years.

   Unaudited pro forma revenue, and income per share (basic) shown below for the three-month periods ended March 31, 1998 and March 31, 1999 assumes the acquisition of CBSI occurred on January 1, 1998:

                                                                   March 31,
                                                                ----------------
                                                                 1998     1999
                                                                -------  -------
                                                                (In thousands,
                                                                  except per
                                                                  share data)
                                                                ----------------
     Revenue................................................... $38,790  $46,948
     Income from continuing operations.........................     349    2,349
     Net income (loss).........................................    (506)     609
     Net income (loss) per share...............................   (0.10)    0.09

Note 3. Discontinued Operations

   In December 1998, the Board of Directors of AverStar, Inc. adopted a plan to divest of its 66% interest in Intermetrics Entertainment Software, Inc.'s (IES) operations, which developed software games, by distributing such interest to AverStar shareholders.

   As part of the plan to dispose of IES, the Company converted $1.3 million of contributed capital (representing capital contributed by the Company reduced by cumulative operating losses) into an 8.5% term loan due on December 31, 2001. In connection with this conversion, the Company recorded the term loan and fully reserved the amount and also fully reserved a pre-existing term loan of $400,000 because,

                                 AVERSTAR, INC.

based upon forecasted operating results for IES, the Company believes it is uncollectible. This write-off is part of the loss on disposal of discontinued operations described below. In addition, AverStar is obligated to provide on demand financing of up to $2 million pursuant to an 8.5% revolving credit agreement, unless IES has filed for bankruptcy, is in the process of liquidation or the equivalent. Under the terms of the revolving credit agreement, no new borrowings may occur subsequent to December 31, 1999 and amounts borrowed are due on December 31, 2001. Based upon forecasted operating results for IES, AverStar management believes it is probable that the full amount available will be drawn by IES and, further, management does not believe such amounts which will become due under the revolving credit agreement will be recoverable and, therefore, has assigned no value to it in the accompanying financial statements. The Company will, however, pursue collection efforts. Any subsequent recovery of such amounts due under the term loans or the revolving credit agreement all of which are due not later than December 31, 2001, and currently represent a deferred gain of $3,700,000, will be reflected as a gain from discontinued operations at the time of such recovery.

   The major components of the $3,900,000 loss from disposal of discontinued operations are estimated operating losses through the disposal date of $500,000, estimated remaining funding commitment of $1,500,000 pursuant to a $2,000,000 revolving credit agreement estimated professional fees of $200,000 and write-offs of estimated non-recoverable term loans of $1,700,000.

   As of December 31, 1998, the liabilities of IES exceeded its assets by $565,000, which is comprised of billed and unbilled receivables of $4,200,000, other assets and equipment of $2,300,000, bank debt of $3,900,000, accrued expenses of $1,500,000, and obligations to AverStar of approximately $1,700,000. Included in the loss on disposal in 1998 is approximately $500,000 of operating losses from the date the Plan was adopted through the date of divestiture, which occurred on March 18, 1999.

   In addition, interest of $293,000 was allocated to the loss from discontinued operations based on the financing that was specifically attributed to those operations.

   Revenues from discontinued operations were $7,232,000 for the year ended December 31, 1998 and $1,928,000 for the period from August 9 through December 31, 1997.

Note 4. Intangible Assets

   The following represents the components of net intangible assets at December 31, 1997 and 1998 and their estimated useful lives:

                                                               December 31,
                                 Estimated Useful December 31, ------------
                                       Life           1997         1998
                                 ---------------- ------------ ------------
Cost in excess of fair value of
 net assets acquired...........    15-20 years        $488       $12,458
Contract backlog...............     18 months          --            256
Assembled workforce............      7 years           --            875
                                                      ----       -------
                                                      $488       $13,589
                                                      ====       =======

   Accumulated amortization relating to these intangible assets is $62,000 and $1,005,000 at December 31, 1997 and 1998.

                                 AVERSTAR, INC.

Note 5. Income Taxes

   The provision for (benefit from) income taxes from continuing operations for the year ended February 28, 1997 and the ten-month period ended December 31, 1997 and the year ended December 31, 1998 consists of the following:

                          February 28, 1997 December 31, 1997 December 31, 1998
                          ----------------- ----------------- -----------------
                                            ($ in thousands)
   Current:
     Federal.............       $ 75              $117             $2,507
     State...............         21                 8                502
                                ----              ----             ------
                                  96               125              3,009
   Deferred:
     Federal.............        (60)               63               (715)
     State...............        (18)              (34)              (126)
                                ----              ----             ------
                                 (78)               29               (841)
                                ----              ----             ------
   Total.................       $ 18              $154             $2,168
                                ====              ====             ======

   The following table reconciles the provision (benefit) for income taxes to the amount computed by applying the statutory federal income tax rate to income from continuing operations before the provision for (benefit from) income taxes for the year ended February 28, 1997, the ten-month period ended December 31, 1997 and the year ended December 31, 1998:

                          February 28, 1997  %     December 31, 1997  %    December 31, 1998  %
                          ----------------- ----   ----------------- ----  ----------------- ----
                                                    ($ in thousands)
Income tax
 expense/(benefit) at
 statutory rate.........        $  15       34.0 %       $120        34.0%      $1,564       34.0%
State income tax (net)..            6       13.0           21         6.0          276        6.0
Non-deductible items....           (3)      (7.0)          13         4.0          328        7.1
                                -----       ----         ----        ----       ------       ----
  Total.................        $  18       40.0 %       $154        44.0%      $2,168       47.1%
                                =====                    ====                   ======
Income taxes paid
 (refunded).............        $(799)                   $418                   $1,481
                                =====                    ====                   ======

   Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The significant temporary differences included in net deferred tax assets at December 31, 1997 and 1998 are as follows:

                                            December 31, 1997 December 31, 1998
                                            ----------------- -----------------
                                                     ($ in thousands)
     Accrued liabilities...................      $   530           $ 3,195
     Accounts and unbilled receivables.....       (1,874)           (1,511)
     Depreciation and amortization.........          370               766
     Net operating loss....................          312               --
     Other.................................          662                78
                                                 -------           -------
     Deferred income tax asset.............      $   --            $ 2,528
                                                 =======           =======

                                 AVERSTAR, INC.

Note 6. Benefit Plans

   The Company has a 401(k) profit-sharing plan that covers substantially all employees and provides for a company matching contribution. As defined under the Plan, employees are allowed to contribute the maximum established by law, and the Company may match up to 4% of the employee's contribution. Expenses relating to this Plan amounted to $402,000 for the year ended February 28, 1997, $784,000 for the ten-month period ended December 31, 1997 and $1,405,000 for the year ended December 31, 1998.

   The Company has a noncontributory defined contribution plan that covered substantially all employees of Pacer prior to the acquisition described in Note
2. Substantially all of the contributions have been invested in the Company's common stock. At December 31, 1998, the Plan is dormant and the Company did not incur any expense related to the Plan in 1998.

Note 7. Borrowings

   At December 31, 1998, the Company had $24,333,000 of secured Senior Notes, secured by substantially all of the Company's tangible and intangible assets, and $5,000,000 of unsecured Subordinated Notes. The interest rate on the Senior Notes of $7,833,000 was a variable rate based on the three-month London Interbank Offered Rate (LIBOR) plus 3% (8.065% at December 31, 1998). The interest rate on the Senior Bridge Notes of $16,500,000 was LIBOR plus 3% and increased 0.5% each six months during the term. The interest rate on the Subordinated Notes is fixed at 13% per annum. The Senior Notes contain covenants and restrictions involving consolidated net worth, ratio of current assets to current liabilities, fixed charge and interest coverage, limitations on liens, restricted payments and investments, transactions with affiliates, sale of assets, sale and leaseback transactions, and mergers and consolidations.

   At December 31, 1998 the Company also had a secured Senior Revolving Credit Agreement that provided for aggregate borrowings of $5,000,000 maturing on August 31, 2001. The revolving credit facility was available to finance general operating requirements. The outstanding borrowings under this facility were $2,000,000 as of December 31, 1997 and $2,500,000 as of December 31, 1998.

   On March 18, 1999, simultaneous with the CBSI closing described in Note 2, the Company entered into an agreement to provide up to $75,000,000 of secured financing, based upon availability, comprised of $45,000,000 in Senior Term Loans and a $30,000,000 revolving credit facility note. Expenses associated with the financing are estimated to be $1,900,000. Proceeds from the financing agreement were used to pay CBSI shareholders, retire existing debt, and provide for working capital requirements. The Senior Term Loans comprise two tranches. The Term A Note of $15,000,000 matures March 17, 2004 and carries a variable interest rate of up to LIBOR plus 2.75%. The Term B Note of $30,000,000 matures March 17, 2005 and carries a variable interest rate of LIBOR plus 3%. The revolving facility note matures on March 17, 2004 and carries a variable interest rate of LIBOR plus 2.75%. These agreements contain covenants and restrictions pertaining to the maintenance of net worth and certain ratios relating to operating results.

   At March 31, 1999, the Company had $44.8 million, $8.7 million and $5.0 million outstanding under the senior term loans, revolving credit facility note and subordinated notes respectively. The interest paid on all borrowings was $1,255,000 for the ten-month period ended December 31, 1997, $2,809,000 for the year ended December 31, 1998 and $764,000 for the three months ended March 31, 1999.

                                AVERSTAR, INC.

   The following represents aggregate maturities of long term debt pursuant to these borrowing arrangements:

       1999......................................................... $ 1,500,000
       2000.........................................................   2,700,000
       2001.........................................................   3,600,000
       2002.........................................................   4,200,000
       2003.........................................................   4,500,000
       Thereafter...................................................  33,500,000
                                                                     -----------
                                                                     $50,000,000
                                                                     ===========

Note 8. Capital Stock

   The following summarizes the classes of stock the Company has authorized and issued as of December 31, 1997 and 1998:

                                Shares Authorized           Shares Issued
                            ------------------------- -------------------------
     Class of               December 31, December 31, December 31, December 31,
   Common Stock                 1997         1998         1997         1998
   ------------             ------------ ------------ ------------ ------------
   A--Voting...............  1,943,727     2,280,471   1,847,687    1,847,687
   A--Non-Voting...........     91,470       105,190      84,152       84,152
   B--Voting...............  1,737,921     1,867,808   1,494,246    1,494,246
   B--Non-Voting...........    233,247       290,873     232,698      232,698
   C--Voting...............    146,350       182,939     146,352      146,352
   D--Voting...............  3,388,945     2,924,643     150,925      150,925
   D--Non-Voting...........    617,419           --          --           --
   E--Voting...............     73,176        91,470      73,176       73,176
   F--Voting...............        --      6,000,000         --     2,334,697
   G--Voting...............        --        756,608         --           --
   G--Non-Voting...........        --        756,608         --       605,286
   Not designated..........    914,695     1,743,390         --           --
                             ---------    ----------   ---------    ---------
     Total Shares..........  9,146,950    17,000,000   4,029,236    6,969,219
                             =========    ==========   =========    =========

   In connection with the merger of Apollo and Pacer as described in Note 2, the Apollo stockholders agreed to exchange their shares of Class A, B, C, D, E, and G into shares of AverStar at a ratio of approximately 4.6:1. Pacer stockholders were given the choice of receiving $2.00 per share in cash or exchanging their shares of Pacer into Class F shares of AverStar at a ratio of approximately 0.5:1. Such issuance and exchanges are reflected in the table.

   Certain classes of common stock noted above have provisions which require the holders, in certain circumstances, to share a portion of proceeds received upon the sale of such shares with holders of other classes of common stock.

                                 AVERSTAR, INC.

Redeemable Common Stock

   In connection with the acquisition described in Note 2, the Company granted certain shareholders rights that require the company to purchase up to a maximum number of shares of Class F--Voting common stock held by the shareholders at $4.09 per share over a four year period. Shares that are not redeemed in a year convert to shareholders' equity and the shareholders' rights to redeem these shares expire. The 1998 activity and schedule of Class F-- Voting redeemable shares are as follows:

     Beginning balance at February 28, 1998............................ 484,597
     Lapsed in 1998.................................................... (24,450)
     Redeemed in 1998..................................................  (6,112)
                                                                        -------
     Balance at December 31, 1998...................................... 454,035
                                                                        =======

   Class F--Voting redeemable shares and related maximum amounts redeemable annually as of December 31, 1998 are as follows:

     Year                                                     Shares    Amount
     ----                                                     ------- ----------
     1999.................................................... 122,249 $  500,000
     2000.................................................... 137,531    562,500
     2001.................................................... 194,255    794,500
                                                              ------- ----------
       Total................................................. 454,035 $1,857,000
                                                              ======= ==========

   Certain Class F voting, redeemable shares serve as collateral on a note receivable of approximately $850,000 issued to the Company by a former employee. The note bears interest at 6.36% per annum with scheduled repayments through May 2001. In the event the Class F shareholder presents certain shares to the Company for redemption, the proceeds from such redemption are required to be remitted to the Company in satisfaction of this note, which is included in other assets in the accompanying balance sheet.

   In addition to the redemption features of the Class F--Voting shares, the Company has also granted to certain management shareholders the right to have the Company redeem approximately 1,749,000 shares of Class A-F stock at certain amounts, as defined. The estimated fair value of such redemption at December 31, 1998 was $3,941,225. The redemption of such shares is limited in the first five years by amounts stipulated in the Stockholder Agreements. The shares are subject to redemption at a price and upon terms as defined in the Stockholder Agreements. Upon the occurrence of certain events, including an initial public offering, the redemption features for all classes of stock lapse.

   The Company holds Promissory Notes of $200,000 issued by certain employees for the purchase of Class A Common Stock. The Notes, which are fully recourse to the issuers and have been classified as a reduction of redeemable common stock, bear interest at 7% per annum. Interest is payable semiannually or annually, and the principal is scheduled for payment from March 2000 through August 2005.

Note 9. Stock Options

   The Company has a Long Term Incentive Plan (the Plan) pursuant to which the Company may grant Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Purchase Rights or Other Stock-Based Awards.

                                 AVERSTAR, INC.

   The maximum aggregate number of shares of Stock reserved and available for distribution under the Plan shall be 3,349,447 shares of Stock, reduced by the number of shares of Stock subject to being issued from time to time upon the exercise of outstanding awards granted under the Plan. At December 31, 1998 there were 3,349,447 shares of stock reserved and available for distribution.

   The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," and will continue to account for option grants to employees under the Plan in accordance with APB No. 25, "Accounting for Stock Issued to Employees." Adoption of SFAS No. 123 did not have a material impact on the Company's financial statements and, accordingly, no pro forma net income has been disclosed for the year ended February 28, 1997, the ten-month period ended December 31, 1997 and the year ended December 31, 1998, for the compensation expense of options grants which otherwise would be required under the disclosure requirements of SFAS No. 123.

   The fair market value of each option grant is estimated on the date using the Minimum Value option-pricing model with the following weighted-average assumptions used for grants issued in the year ended February 28, 1997, the ten-month period ended December 31, 1997 and the year ended December 31, 1998:

                             February 28, 1997 December 31, 1997 December 31, 1998
                             ----------------- ----------------- -----------------
   Dividend yield..........              0%                0%                0%
   Expected lives (years)..              5                 5                 5
   Range of risk-free
    interest rates.........      5.70-6.29         5.70-6.37         6.22-6.36

   A summary of the status of AverStar's stock compensation plan as of February 28, 1997, December 31, 1997 and December 31, 1998 and changes during the years ending on those dates is presented below:

                          February 28, 1997 December 31, 1997  December 31, 1998
                          ----------------- ----------------- --------------------
                                  Weighted-         Weighted-            Weighted-
                                   Average           Average              Average
                                  Exercise          Exercise             Exercise
                          Shares    Price   Shares    Price    Shares      Price
                          ------- --------- ------- --------- ---------  ---------
Fixed Options
Outstanding at beginning
 of year................  504,180   $1.37   533,908   $1.37     588,789    $1.37
Granted.................   29,728    1.37    54,881    1.37         --       --
Exchanged...............                                        845,086     3.29
Exercised...............      --      --        --      --      (79,473)    1.10
Forfeited...............      --      --        --      --      (30,969)    2.70
                          -------           -------           ---------
Outstanding at end of
 year...................  533,908    1.37   588,789    1.37   1,323,433     2.58
                          =======           =======           =========
Options exercisable at
 year-end...............      --            100,836             757,055
Weighted-average fair
 market value of options
 granted/exchanged
 during the year........  $  0.37           $  0.34           $    0.94

                                AVERSTAR, INC.

   The following table summarizes information about stock options at December 31, 1998:

                                                                    Options
                                     Options Outstanding          Exercisable
                               ------------------------------- -----------------
                                          Weighted-
                                           Average   Weighted-         Weighted-
                                          Remaining   Average           Average
  Range of                               Contractual Exercise          Exercise
Exercise Prices                 Number      Life       Price   Number    Price
---------------                --------- ----------- --------- ------- ---------
$1.37 to $2.11................   615,917 8.8 years     $1.41    49,538   $1.88
 2.44 to  2.99................    98,828 7.6            2.50    98,828    2.50
 3.15 to  3.91................   591,571 8.3            3.78   591,572    3.78
$4.05 to $4.25................    17,117 7.5            4.08    17,117    4.08
                               ---------                       -------
                               1,323,433 8.5           $2.58   757,055   $3.49
                               =========                       =======

Note 10. Commitments and Contingencies

   The Company leases certain equipment and operating facilities under non-cancelable operating leases expiring at various dates through November 2004. Most facilities have leases with renewable options of between three and five years. Facilities and equipment rental expense charged to operations was approximately $3,273,000 for the year ended December 31, 1998 and $1,766,000 for the ten-month period ended December 31, 1997 and $1,528,000 for the twelve-month period ended February 28, 1997.

   As of December 31, 1998, future minimum rental commitments under operating leases were as follows:

Fiscal Year                                     Facilities Equipment  Total
-----------                                     ---------- --------- -------
                                                   (In thousands)
1999...........................................  $ 3,110     $496    $ 3,606
2000...........................................    2,469      154      2,623
2001...........................................    2,168       27      2,195
2002...........................................    1,715      --       1,715
2003...........................................      961      --         961
Thereafter.....................................      198      --         198
                                                 -------     ----    -------
  Total........................................  $10,621     $677    $11,298
                                                 =======     ====    =======

   In connection with improvements made to leased office facilities, the Company has issued standby letters of credit for $435,000 in favor of the landlord.

   Certain shareholders are entitled to receive fees for ongoing business planning and consulting services under the terms of consulting agreements between such shareholders and the Company, up to an aggregate annual amount of $300,000. These consulting agreements terminate on August 31, 2002. Such fees totaled $200,000 for the year ended February 28, 1997, $106,000 in the ten-month period ended December 31, 1997 and $263,000 for the twelve-month period ended December 31, 1998.

                                 AVERSTAR, INC.

Note 11. Earnings Per Share

   The calculations of earnings per share are as follows:

                        February 28, December 31, December 31, March 31, March 31,
                            1997         1997         1998       1998      1999
                        ------------ ------------ ------------ --------- ---------
                                                                   (unaudited)
                                 (In thousands, except per share amounts)
Numerator:
  Income from
   continuing
   operations..........    $   27       $  198       $2,434     $  416    $  792
Denominator:
  Denominator for basic
   earnings per share:
    Weighted-average
     shares
     outstanding.......     3,878        3,865        6,428      4,991     6,927
Effect of dilutive
 securities:
  Employee stock
   options.............        40           82          419        479       513
  Warrants.............       605          605          --         --        --
                           ------       ------       ------     ------    ------
                              645          687          419        479       513
Dilutive potential
 common shares:
  Denominator for
   diluted earnings per
   share:
    Adjusted weighted-
     average shares
     outstanding and
     assumed
     conversions.......     4,523        4,552        6,847      5,470     7,440
                           ======       ======       ======     ======    ======
Basic earnings per
 share.................    $ 0.01       $ 0.05       $ 0.38     $ 0.08    $ 0.11
                           ======       ======       ======     ======    ======
Diluted earnings per
 share.................    $ 0.01       $ 0.04       $ 0.36     $ 0.08    $ 0.11
                           ======       ======       ======     ======    ======

   Options to purchase 24,494 and 46,391 shares of common stock at December 31, 1998 and March 31, 1999 were outstanding but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive. There were no shares of common stock excluded in the computation of diluted earnings per share at February 28, 1997 and December 31, 1997.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
 Computer Based Systems, Inc.
 Fairfax, Virginia

   We have audited the accompanying Balance Sheets of COMPUTER BASED SYSTEMS, INC. (An S Corporation) as of December 31, 1997 and 1998, and the related Statements of Operations, Other Comprehensive Income, Stockholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of COMPUTER BASED SYSTEMS, INC. as of December 31, 1996, were audited by other auditors whose report dated April 18, 1997, expressed an unqualified opinion on those statements.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COMPUTER BASED SYSTEMS, INC. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Aronson, Fetridge & Weigle

Rockville, Maryland
March 12, 1999

               Report of Independent Certified Public Accountants

Board of Directors
 Computer Based Systems, Inc.

   We have audited the accompanying statements of operations, changes in stockholders' equity and cash flows of Computer Based Systems, Inc. (a Virginia corporation), for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations equity and cash flows of Computer Based Systems, Inc., for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Grant Thornton LLP

Vienna, Virginia
April 18, 1997

                          COMPUTER BASED SYSTEMS, INC.

                                 BALANCE SHEETS
                           December 31, 1997 and 1998

                                                         1997         1998
                                                      -----------  -----------
                       ASSETS
Current Assets
 Cash and cash equivalents (Note 1).................. $   215,120  $ 1,304,849
 Marketable securities (Note 3)......................   1,142,495          --
 Accounts receivable--contracts (Notes 2 and 5)......  11,184,784   12,310,839
 Prepaid expenses....................................     631,374      612,302
 Current portion of notes and other receivables
  (Note 4)...........................................     608,902      912,755
                                                      -----------  -----------
   Total current assets..............................  13,782,675   15,140,745
                                                      -----------  -----------
Property and Equipment, Net (Notes 1 and 5)
 Office equipment and software.......................   1,315,634    1,378,002
 Furniture and fixtures..............................     409,589      410,868
 Vehicles............................................     138,954       71,135
 Land and building...................................   2,455,184    2,455,184
 Tenant improvements.................................      76,010      131,304
                                                      -----------  -----------
   Total.............................................   4,395,371    4,446,493
 Less: Accumulated depreciation and amortization.....  (1,437,934)  (1,534,139)
                                                      -----------  -----------
 Net property and equipment..........................   2,957,437    2,912,354
                                                      -----------  -----------
Other Assets
 Deposits............................................      52,374       62,831
 Notes receivable, net of current portion (Note 4)...      88,851       25,831
                                                      -----------  -----------
   Total other assets................................     141,225       88,662
                                                      -----------  -----------
   Total Assets...................................... $16,881,337  $18,141,761
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 ZBA account balance (Note 1)........................ $       --   $ 2,758,759
 Note payable--line of credit (Note 5)...............   4,510,000    1,357,313
 Current portion of long-term notes payable (Note
  5).................................................     592,681      514,588
 Accounts payable....................................     442,676      284,332
 Accrued expenses and wages..........................   1,805,577    2,310,533
 Distributions payable...............................     128,131          --
 Current portion of accrued rent payable (Note 9)....      55,725       46,208
 Deferred income taxes (Note 1)......................   1,136,881    1,136,881
                                                      -----------  -----------
   Total current liabilities.........................   8,671,671    8,408,614
                                                      -----------  -----------
Long-term Liabilities, Net of Current Portion
 Accrued rent payable (Note 9).......................     334,600      341,002
 Long-term notes payable (Note 5)....................   1,437,689    1,412,717
   Total long-term liabilities.......................   1,772,289    1,753,719
                                                      -----------  -----------
   Total liabilities.................................  10,443,960   10,162,333
                                                      -----------  -----------
Commitments and Contingencies (Notes 7, 8, 9, 10 and
 11)                                                          --           --
Stockholders' Equity (Note 12)
 Common stock--$1 par value per share,
   Voting--500,000 shares authorized, issued and
    outstanding......................................     500,000      500,000
   Nonvoting--1,500,000 shares authorized, issued and
    outstanding......................................   1,500,000    1,500,000
 Accumulated other comprehensive income
   Unrealized losses on investments held as available
    for sale (Note 3)................................     (74,918)         --
 Retained earnings...................................   4,512,295    5,979,428
                                                      -----------  -----------
   Total stockholders' equity........................   6,437,377    7,979,428
                                                      -----------  -----------
    Total Liabilities and Stockholders' Equity....... $16,881,337  $18,141,761
                                                      ===========  ===========

  The accompanying Notes to Financial Statements are an integral part of these financial statements.

                          COMPUTER BASED SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

              For the Years Ended December 31, 1996, 1997 and 1998

                                              1996         1997        1998
                                           -----------  ----------- -----------
Contract Revenue and Other Income......... $23,052,976  $30,035,802 $40,685,426
                                           -----------  ----------- -----------
Costs and Expenses
  Cost of contract service and sales......  15,265,645   20,560,682  28,685,685
  Selling, general and administrative.....   7,899,435    8,175,058  10,295,156
  Interest................................     226,422      195,332     237,452
                                           -----------  ----------- -----------
    Total costs and expenses..............  23,391,502   28,931,072  39,218,293
                                           -----------  ----------- -----------
Income (Loss) Before Income Taxes.........    (338,526)   1,104,730   1,467,133
Federal and State Income Taxes (Note 1)...         --           --          --
                                           -----------  ----------- -----------
Net Income (Loss)......................... $  (338,526) $ 1,104,730 $ 1,467,133
                                           ===========  =========== ===========



  The accompanying Notes to Financial Statements are an integral part of these financial statements.

                          COMPUTER BASED SYSTEMS, INC.

                    STATEMENTS OF OTHER COMPREHENSIVE INCOME

              For the Years Ended December 31, 1996, 1997 and 1998

                                                 1996        1997        1998
                                               ---------  ----------  ----------
Net Income (loss)............................. $(338,526) $1,104,730  $1,467,133
Other Comprehensive Income
  Unrealized losses on investments held as
   available for sale.........................       --      (74,918)        --
  Adjustment for realized losses on
   investments held as available for sale.....       --          --       74,918
                                               ---------  ----------  ----------
Comprehensive Income (loss)................... $(338,526) $1,029,812  $1,542,051
                                               =========  ==========  ==========



  The accompanying Notes to Financial Statements are an integral part of these financial statements.

                          COMPUTER BASED SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              For the Years Ended December 31, 1996, 1997 and 1998

                           Voting  Nonvoting              Unrealized
                           Common    Common    Retained    Loss on
                           Stock     Stock     Earnings   Investment   Total
                          -------- ---------- ----------  ---------- ----------
Balance, January 1,
 1996, as Restated
 (Note 12)..............  $500,000 $1,500,000 $3,831,241   $   --    $5,831,241
Distribution of Retained
 Earnings Paid or
 Accrued................       --         --     (85,150)      --       (85,150)
Net Loss................       --         --    (338,526)      --      (338,526)
                          -------- ---------- ----------   -------   ----------
Balance, December 31,
 1996, as Restated
 (Note 12)..............   500,000  1,500,000  3,407,565       --     5,407,565
Unrealized Loss on
 Investment (Note 3)....       --         --         --    (74,918)     (74,918)
Net Income..............       --         --   1,104,730       --     1,104,730
                          -------- ---------- ----------   -------   ----------
Balance, December 31,
 1997...................   500,000  1,500,000  4,512,295   (74,918)   6,437,377
Adjustment for Realized
 Gain on Investment
 (Note 3)...............       --         --         --     74,918       74,918
Net Income..............       --         --   1,467,133       --     1,467,133
                          -------- ---------- ----------   -------   ----------
Balance, December 31,
 1998...................  $500,000 $1,500,000 $5,979,428   $   --    $7,979,428
                          ======== ========== ==========   =======   ==========



  The accompanying Notes to Financial Statements are an integral part of these financial statements.

                          COMPUTER BASED SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 1996, 1997 and 1998

                                             1996        1997          1998
                                          ----------  -----------  ------------
Cash Flows from Operating Activities
Net income (loss).......................  $ (338,526) $ 1,104,730  $  1,467,133
 Adjustments to reconcile net income
  (loss) to net cash provided (used) by
  operating activities
  Depreciation and amortization.........     190,306      209,915       232,172
  Gain on sale of fixed assets..........         --           --         (5,542)
  Gain on sale of marketable
   securities...........................         --           --           (712)
  (Increase) decrease in
   Accounts receivable--contracts.......   1,162,836   (3,026,280)   (1,126,055)
   Prepaid expenses.....................    (473,810)     389,640        19,072
   Other receivables....................    (114,228)         --            --
   Deposits.............................     (37,182)      (6,996)      (10,457)
  Increase (decrease)
   ZBA account balance..................         --           --      2,758,759
   Accounts payable.....................     (88,625)     370,732      (158,344)
   Accrued expenses and wages...........    (140,779)     729,977       504,956
   Accrued rent payable.................      23,361        2,034        (3,115)
                                          ----------  -----------  ------------
    Net cash provided (used) by
     operating activities...............     183,353     (226,248)    3,677,867
                                          ----------  -----------  ------------
Cash Flows from Investing Activities
Purchase of fixed assets................     (66,816)    (446,221)     (188,547)
Proceeds from sales of fixed assets.....         --           --          7,000
Advances under notes and other
 receivables............................     (32,389)    (368,610)     (984,408)
Repayment of notes and other
 receivables............................         --         5,717       743,575
Purchase of marketable securities.......         --    (1,217,413)     (480,429)
Cash proceeds from sale of marketable
 securities.............................         --           --      1,698,554
                                          ----------  -----------  ------------
Net cash provided (used) by investing
 activities.............................     (99,205)  (2,026,527)      795,745
                                          ----------  -----------  ------------
Cash Flows from Financing Activities
Proceeds from line of credit............         --     2,920,000    17,898,093
Curtailments of line of credit..........     125,000     (485,000)  (21,050,780)
Shareholder distributions paid..........     (52,378)     (25,221)     (128,131)
Payments of long-term debt..............     (25,116)    (180,989)     (203,065)
Proceeds on long-term debt..............         --        30,000       100,000
                                          ----------  -----------  ------------
 Net cash provided (used) by financing
  activities............................      47,506    2,258,790    (3,383,883)
                                          ----------  -----------  ------------
Net Increase in Cash....................  $  131,654  $     6,015  $  1,089,729
Cash and Cash Equivalents, Beginning of
 Year...................................      77,451      209,105       215,120
                                          ----------  -----------  ------------
Cash and Cash Equivalents, End of Year..  $  209,105  $   215,120  $  1,304,849
                                          ==========  ===========  ============
Supplemental Cash Flow Information
Actual cash payments for:
Interest................................  $  226,422  $   195,332  $    237,452
                                          ==========  ===========  ============

  The accompanying Notes to Financial Statements are an integral part of these financial statements.

                          COMPUTER BASED SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        December 31, 1996, 1997 and 1998

NOTE 1--Organization And Significant Accounting Policies

 (A) Organization

   Computer Based Systems, Inc. (CBSI) was incorporated in 1978 under the laws of the Commonwealth of Virginia. The Company's primary business is providing engineering, management and analytical services to principally civilian agencies of the U.S. Government.

 (B) Revenue recognition

   Revenue from cost-type contracts is recognized as costs are incurred on the basis of direct costs plus allowable indirect costs and an allocable portion of a fixed fee.

   Revenue from fixed-price type contracts is recognized under the percentage-of-completion method of accounting with costs and estimated profits included in contract revenue as work is performed. If actual and estimated costs to complete a contract indicate a loss, provision is made currently for the loss anticipated on the contract.

   Revenue from time and materials contracts is recognized as costs are incurred at amounts represented by the agreed-upon billing amounts.

   Revenue recognized on contracts for which billings have not been presented to customers at year end, is included in the Accounts receivable--contracts classification on the Balance Sheets as detailed in Note 2.

 (C) Property and equipment

   Property and equipment are recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets. The estimated lives used in determining depreciation and amortization are:

    Office equipment and software...... 5 years
    Furniture and fixtures............. 7 years
    Vehicles........................... 5 years
    Tenant improvements................ shorter of term of lease or useful life
    Building........................... 39 years

 (D) Income taxes

   Effective January 1, 1990, the Company elected S-Corporation status whereby the taxable income of the Company, subject to certain restrictions and elections, is taxed directly to the Company's shareholders. The Company continues to be liable for tax on built-in gains existing at the date of the election which are primarily deferred taxable income from the Company's use of the cash basis of accounting for income tax purposes, net of available net operating loss and investment tax credit carryforwards. Such tax is payable to the extent the Company would have otherwise paid income taxes on a C Corporation basis during the ten-year period following the election. A deferred tax liability has been provided in the accompanying financial statements for this liability. The liability is classified as current due to the uncertainty as to when this liability might be required to be paid.

                          COMPUTER BASED SYSTEMS, INC.

                        December 31, 1996, 1997 and 1998

NOTE 1--Organization And Significant Accounting Policies--(continued)

 (E) Cash and cash equivalents

   The Company maintains cash balances which may exceed Federally insured limits. The Company does not believe that this results in any significant credit risk.

   For purposes of the financial statement presentation, the Company considers all highly liquid debt instruments with initial maturities of ninety days or less to be cash equivalents.

   Beginning in 1998, the Company has a Money Management Zero Balance Account
(ZBA) arrangement for its checking account activity. Under this arrangement, the bank automatically draws/repays the line of credit based upon the net daily activity in the checking accounts and invests any excess cash balance overnight. Therefore, checks not yet presented for payment are reflected on the Balance Sheet as ZBA account balance which at December 31, 1998 was $2,758,759.

 (F) Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (G) Comprehensive income

   In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement established standards for the reporting and display of comprehensive income and its components in the financial statements. In accordance with the provisions of this statement, the Company has included a separate Statement of Other Comprehensive Income in the accompanying financial statements. Comprehensive income for the years ended December 31, 1996 and 1997 has been presented for comparative purposes.

 (H) Reclassifications

   Certain 1996 amounts have been reclassified to conform to the 1997 and 1998 presentation.

NOTE 2--Accounts Receivable--Contracts

   The accounts receivable consist mainly of billed and unbilled recoverable amounts under contracts in progress with governmental units, principally with four agencies of the Federal Government. Unbilled receivables consist primarily of award fees earned on cost-reimbursement contracts earned during the year. The components of accounts receivable at December 31, 1997 and 1998 are as follows:

                                                            1997        1998
                                                         ----------- -----------
   Billed............................................... $10,896,170 $12,196,691
   Unbilled.............................................     288,614     114,148
                                                         ----------- -----------
     Total.............................................. $11,184,784 $12,310,839
                                                         =========== ===========

   All billed and unbilled amounts are expected to be collected during the next fiscal year. The accounts receivable are pledged to Crestar Bank as collateral on the line of credit arrangement described in Note 5.

                          COMPUTER BASED SYSTEMS, INC.

                        December 31, 1996, 1997 and 1998


NOTE 3--Marketable Securities

   The Company held marketable equity securities which are considered to be available for sale as of December 31, 1997, as follows:

   Fair market value............................................... $ 1,142,495
   Cost of securities.............................................. $(1,217,413)
                                                                    -----------
   Net unrealized loss............................................. $   (74,918)
                                                                    ===========

   During 1998, the Company sold the securities and realized a gain of $712.

   As of December 31, 1997, the aggregate unrealized loss on marketable securities was $101,386 and the aggregate unrealized gain was $26,468 which resulted in the net unrealized loss of $74,918 which has been reflected as a separate component of stockholders' equity in the accompanying financial statements. Realized gains and losses are determined using the specific identification method to determine cost.

NOTE 4--Notes and Other Receivables

                                                            1997       1998
                                                          ---------  ---------
   Note receivable from two stockholders, bearing
    interest at 7%, due on demand, paid in 1998.......... $  67,770  $     --
   Note receivable from affiliated company (Note 6),
    bearing interest at 8%, payable in monthly
    installments of $649, including interest, final
    payment due May 2001.................................    22,715     22,715
   Due from affiliate (Note 6)...........................   457,345    681,003
   Advances and other receivables........................   149,923    234,868
                                                          ---------  ---------
     Total...............................................   697,753    938,586
   Less: Current portion.................................  (608,902)  (912,755)
                                                          ---------  ---------
     Long-term portion................................... $  88,851  $  25,831
                                                          =========  =========

NOTE 5--Notes Payable

 (A) Line of Credit

   At December 31, 1997 and 1998, the Company had a line of credit with Crestar Bank which had a maximum amount available of $5,000,000. Under the terms of the line of credit, interest is payable monthly at the bank's prime rate. The line is secured by all accounts receivable and equipment. In addition, the agreement requires the Company to maintain a minimum taxable net worth, which the Company was in compliance with at December 31, 1997 and 1998. The outstanding balance at December 31, 1997 and 1998 was $4,510,000 and $1,357,313, respectively.

                          COMPUTER BASED SYSTEMS, INC.

                        December 31, 1996, 1997 and 1998
NOTE 5--Notes Payable--(continued)

 (B) Long-term debt

   At December 31, 1997 and 1998, long-term debt was as follows.

                                                            1997        1998
                                                         ----------  ----------
   Notes payable to shareholders, due upon demand with
    interest ranging from 7% to 10%, uncollateralized..  $  490,000  $  490,000
   Notes payable to relatives of the shareholders due
    upon demand; with interest ranging from 7.5% to
    10%; uncollateralized, paid off in 1998............      80,000         --
   Note payable to bank; balloon payment due in 2002
    with interest at 8.10%; monthly principal and
    interest payments of $11,677; collateralized by a
    building and land..................................   1,460,370   1,437,305
                                                         ----------  ----------
     Total.............................................   2,030,370   1,927,305
   Less: Current portion...............................    (592,681)   (514,588)
                                                         ----------  ----------
     Long-term debt....................................  $1,437,689  $1,412,717
                                                         ==========  ==========

   The aggregate amount of principal payments due as of December 31, 1998 is as follows:

   Year Ending
   December 31                                                          Amount
   -----------                                                        ----------
    1999............................................................. $  514,588
    2000.............................................................     26,320
    2001.............................................................     28,868
    2002.............................................................  1,357,529
                                                                      ----------
      Total.......................................................... $1,927,305
                                                                      ==========

 (C) Letters of Credit

   The Company is contingently liable under irrevocable letters of credit aggregating approximately $56,000 at December 31, 1998. The letters of credit expire in March 1999.

NOTE 6--Related Party Transactions

   CBSI owns a rental real estate property which is managed, at no cost, by a Company which is owned by the shareholders of CBSI. The 1996, 1997 and 1998 net earnings of approximately $181,000, $203,000 and $181,000, respectively, are included in other income on the statements of operations. As of December 31, 1997 and 1998, the Company had a net intercompany receivable of $457,345 and $681,003, respectively, due from the management company. There are no specific repayment terms on these amounts due from the management company.

   During 1996 and 1997, the Company paid $34,000 and $22,000, respectively, in consulting fees to a Company owned by an officer/shareholder. The Company paid no such consulting fees during 1998.

   In addition, at December 31, 1996 and 1997, the Company had interest bearing notes receivable (Note 4) with stockholders of the Company in the amount of $53,500 and $67,770, respectively. The notes were due on demand or on a specific future date and were repaid during 1998.

                          COMPUTER BASED SYSTEMS, INC.

                        December 31, 1996, 1997 and 1998


NOTE 7--Retirement Plan

   The Company maintains a qualified profit sharing plan with a 401(k) deferred contribution option for all present and future employees that have reached 21 years of age and are employed on the first day of any calendar quarter with the Company. The annual contribution to the profit sharing plan is determined by the Board of Directors with the maximum contributions equal to the maximum allowed by Internal Revenue Service regulations, which at the present time is 15% of gross salaries. There was no profit sharing contribution for 1996, 1997 and 1998.

   The participants in the 401(k) deferred contribution option may elect to contribute from 1% to 17.5% of their gross annual earnings up to $7,000, as indexed for inflation. The Company may, at its discretion, make a matching contribution of each participants' contributions. Employees become fully vested in the Company's contributions at the rate of 20% per year after three years and are fully vested after seven years. Participants are fully vested in their voluntary contributions. For the years ended December 31, 1996, 1997 and 1998, the Company's matching contribution was $53,000, $12,112 and $94,620 net of forfeitures of $69,933, $86,810 and $54,351, respectively.

NOTE 8--Self Insurance

   The Company maintains a self-insurance program for certain health care costs of its employees. The Company is liable for claims of up to $75,000 for the year ended December 31, 1996 and $50,000 per employee annually for the years ended December 31, 1997 and 1998, and aggregate claims up to $1,500,000 annually. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an actuarially determined estimated liability for claims incurred but not reported. Total expense under the program for the years ended December 31, 1996, 1997 and 1998, was approximately $814,000, $597,000 and $730,000, respectively.

NOTE 9--Leases

   The Company is obligated under certain noncancelable operating leases for facilities and equipment. The following is a schedule by years of the approximate future minimum rental payments required under operating leases that have an initial and remaining noncancelable lease term of one year or more as of December 31, 1998:

   Year Ending                      Office                 Office
   December 31                      Space     Subleases   Furniture    Total
   -----------                    ---------- -----------  ---------  ----------
    1999.........................  1,365,890    (279,290)   (60,417)  1,026,183
    2000.........................  1,387,622    (221,329)   (60,417)  1,105,876
    2001.........................  1,407,018    (180,138)   (60,417)  1,166,463
    2002.........................  1,316,122    (180,138)   (60,417)  1,075,567
    2003.........................    964,802    (142,609)   (60,417)    761,776
    Thereafter...................     18,218     (15,012)    (5,035)     (1,829)
                                  ---------- -----------  ---------  ----------
      Total...................... $6,459,672 $(1,018,516) $(307,120) $5,134,036
                                  ========== ===========  =========  ==========

   Total rental expense under all leases, net of sublease income, charged to operations for the years ended December 31, 1996, 1997 and 1998, was approximately $1,285,000, $1,133,000 and $1,220,000, respectively. In addition, the Company received approximately $140,000, $286,000 and $349,000 in rental income during the years ended December 31, 1996, 1997 and 1998, respectively, from sublease agreements. During 1997, the

                          COMPUTER BASED SYSTEMS, INC.

                        December 31, 1996, 1997 and 1998


NOTE 9--Leases--(continued)

Company entered into an agreement to lease office furniture to one of its tenants which resulted in income from furniture rental of $66,417 and $60,417 for the years ended December 31, 1997 and 1998, respectively.

   Certain leases have escalation clauses and rent for certain office space was abated by a lessor for approximately four months. The Company has recorded rent on a straight-line basis based upon the total of lease payments to be paid over the life of the leases. The straight-line recognition of rent expense has created a deferred rent payable which will be paid over the remaining life of these leases.

NOTE 10--Contracts

   Billings under cost-based government contracts are calculated using provisional rates that permit recovery of indirect costs. These rates are subject to audit on an annual basis by the government agencies' cognizant audit agency. The cost audit will result in the negotiation and determination of the final indirect cost rates that the Company may use for the period(s) audited. The final rates, if different from the provisionals, may create an additional receivable or liability.

   As of December 31, 1998, the Company has final settlements on indirect rates through December 31, 1995. The Company periodically reviews its cost estimates and experience rates, and adjustments, if needed, are made and reflected in the period in which the estimates are revised. In the opinion of management, redetermination of any cost-based contracts will not have a material effect on the Company's financial position or results of operations.

NOTE 11--Subsequent Event

   As of December 31, 1998, the Company had entered into a letter of intent for the sale of the Company. On January 31, 1999, the Company signed an agreement and Plan of Merger with the acquiring company.

NOTE 12--Restatement Of Stockholders' Equity

   During 1998, the Company corrected an error to the par value of its voting and non-voting common stock. During 1996, the financial statements reflected a par value of $.01 per share for voting and non-voting common stock. The error has been corrected by restating the components of stockholders' equity as of January 1, 1996 to reflect $1 par value of voting and non-voting common stock.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders of Pacer Infotec, Inc.

   We have audited the accompanying consolidated balance sheets of Pacer Infotec, Inc. and subsidiaries (the Company) as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders equity, and cash flows for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 to February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacer Infotec, Inc. and subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 to February 28, 1998 in conformity with generally accepted accounting principles.

                                             /s/ Ernst & Young LLP

Boston, Massachusetts
April 17, 1998

                      PACER INFOTEC, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
                       ASSETS
Current assets:
  Cash and cash equivalents.......................... $   140,224  $    48,234
  Customer accounts receivable.......................  10,449,685    5,556,779
  Unbilled amounts on contracts in process...........   6,837,843    5,443,807
  Inventory..........................................     159,055      172,566
  Prepaid expenses and other current assets..........     915,186      472,024
  Deferred income taxes..............................         --       573,800
  Refundable income taxes............................     681,002          --
                                                      -----------  -----------
    Total current assets.............................  19,182,995   12,267,210
Property, equipment and leasehold improvements:
  Land...............................................      89,800       89,800
  Building and improvements..........................     884,872      751,827
  Furniture and equipment............................   3,613,619    4,181,279
                                                      -----------  -----------
                                                        4,588,291    5,022,906
  Less allowance for depreciation....................  (2,671,392)  (3,248,496)
                                                      -----------  -----------
                                                        1,916,899    1,774,410
Other assets:
  Deferred income taxes..............................     339,000    1,094,500
  Cost in excess of net assets acquired of business
   acquired, net of amortization of $87,795 and
   $413,970 at December 31, 1996 and 1997............   4,246,477    5,430,303
  Notes receivable from stockholders.................   1,238,102    1,160,960
  Deposits, notes receivable and other assets........   1,021,036    1,072,467
                                                      -----------  -----------
                                                        6,844,615    8,758,230
                                                      -----------  -----------
    Total assets..................................... $27,944,509  $22,799,850
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.............. $ 7,699,526  $ 7,011,660
  Notes payable to bank..............................   7,500,000    4,300,000
  Compensation and related payroll taxes.............   2,739,476    2,433,342
  Federal and state income taxes.....................         --       161,317
  Deferred income taxes..............................     111,000          --
  Current portion of long-term debt..................     210,282      207,749
                                                      -----------  -----------
    Total current liabilities........................  18,260,284   14,114,068
Long-term debt:......................................     400,000      200,000
Stockholders' equity:
  Common stock, $.01 par value per share--authorized
   15,000,000 shares at
    December 31, 1996 and 1997, issued and
     outstanding 7,962,339 shares at
    December 31, 1996, and 8,086,716 at December 31,
     1997 respectively...............................      79,623       80,867
  Additional paid-in capital.........................   5,997,196    6,120,065
  Retained earnings..................................   3,207,406    2,284,850
                                                      -----------  -----------
    Total stockholders' equity.......................   9,284,225    8,485,782
                                                      -----------  -----------
    Total liabilities and stockholders' equity....... $27,944,509  $22,799,850
                                                      ===========  ===========

                            See accompanying notes.

                      PACER INFOTEC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  Period from
                                                                   January 1,
                                         Year ended December 31,    1998 to
                                         -----------------------  February 28,
                                            1996        1997          1998
                                         ----------- -----------  ------------
Contract revenues and other income...... $41,337,214 $51,708,445   $7,478,506
Costs and expenses:
  Cost of contract service and product
   sales................................  33,794,564  42,874,426    6,229,752
  Selling, general and administrative...   5,685,093   7,976,362    1,179,496
  Interest..............................     381,056     636,026       65,252
                                         ----------- -----------   ----------
                                          39,860,713  51,486,814    7,474,500
                                         ----------- -----------   ----------
Earnings before income taxes............   1,476,501     221,631        4,006
Federal and state income taxes..........     622,000     384,000        4,000
                                         ----------- -----------   ----------
Net earnings (loss)..................... $   854,501 $  (162,369)  $        6
                                         =========== ===========   ==========
Net earnings (loss) per share:
  Basic................................. $       .13 $      (.02)  $      .00
                                         =========== ===========   ==========
  Diluted............................... $       .13 $      (.02)  $      .00
                                         =========== ===========   ==========
Shares used in computing net earnings
 (loss) per share:
  Basic.................................   6,392,566   8,013,599    8,086,716
                                         =========== ===========   ==========
  Diluted...............................   6,687,051   8,013,599    8,343,953
                                         =========== ===========   ==========


                            See accompanying notes.

                      PACER INFOTEC, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             Common Stock    Additional
                           -----------------  Paid-in    Retained
                            Shares   Amount   Capital    Earnings     Total
                           --------- ------- ---------- ----------  ----------
Balance at December 31,
 1995..................... 5,267,588 $52,676 $2,283,400 $2,537,498  $4,873,574
  Exercise of option......     6,500      65      4,010        --        4,075
  Issuance of shares in
   connection with
   acquisition............ 2,688,251  26,882  3,709,786        --    3,736,668
  Cash dividends..........       --      --         --    (184,593)   (184,593)
  Net earnings............       --      --         --     854,501     854,501
                           --------- ------- ---------- ----------  ----------
Balance at December 31,
 1996..................... 7,962,339  79,623  5,997,196  3,207,406   9,284,225
  Exercise of options.....   124,377   1,244    122,869        --      124,113
  Cash dividends..........       --      --         --    (760,187)   (760,187)
  Net loss................       --      --         --    (162,369)   (162,369)
                           --------- ------- ---------- ----------  ----------
Balance at December 31,
 1997..................... 8,086,716 $80,867 $6,120,065 $2,284,850  $8,485,782
  Net earnings............       --      --         --           6           6
                           --------- ------- ---------- ----------  ----------
Balance at February 28,
 1998..................... 8,086,716 $80,867 $6,120,065 $2,284,856  $8,485,788
                           ========= ======= ========== ==========  ==========


                            See accompanying notes.

                      PACER INFOTEC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Period from
                                                                     January 1,
                                          Year ended December 31,     1998 to
                                          ------------------------  February 28,
                                             1996         1997          1998
                                          -----------  -----------  ------------
Operating activities
Net earnings (loss).....................  $   854,501  $  (162,369) $         6
Adjustments to reconcile net earnings
 (loss) to net cash flows provided by
 operations:
  Depreciation and amortization.........      602,927      948,617      135,966
  Deferred income tax benefit...........     (764,000)    (653,100)         --
  Changes in operating assets and
   liabilities, net of effect of
   acquisition:
  Customer accounts receivable and
   unbilled amounts on contracts in
   process..............................    1,600,068    5,786,942      591,299
  Inventory.............................      155,441      (13,511)    (107,313)
  Accounts payable and accrued
   expenses.............................   (1,715,131)  (2,374,020)    (920,616)
  Compensation and related payroll
   taxes................................          --      (306,135)     428,886
  Income taxes..........................      899,972      731,319        4,000
  Prepaid expenses and other assets.....       18,601      443,087       30,017
                                          -----------  -----------  -----------
Net cash provided by operating
 activities.............................    1,652,379    4,400,830      162,245
Investing activities
Costs incurred in connection with
 acquisition, including reduction of
 notes payable of acquired business,
 less cash acquired of $354,435.........   (4,032,713)         --           --
Acquisition of equipment and
 leaseholds.............................     (276,466)    (455,520)     (20,398)
Deposits and investment in other assets,
 net....................................       53,096        1,307        3,380
                                          -----------  -----------  -----------
Net cash used in investing activities...   (4,256,083)    (454,213)     (17,018)
Financing activities
Cash received in connection with
 merger.................................          --           --    16,500,000
Issuance of common stock................        4,075      124,113          --
Notes payable to bank repayments........          --    (3,200,000)  (4,300,000)
Net repayment of long-term debt.........     (180,714)    (202,533)         --
Cash dividends..........................     (184,593)    (760,187)         --
                                          -----------  -----------  -----------
Net cash provided by (used in) financing
 activities.............................     (361,232)  (4,038,607)  12,200,000
                                          -----------  -----------  -----------
Net increase in cash and cash
 equivalents............................   (2,964,936)     (91,990)  12,345,227
Cash and cash equivalents at beginning
 of period..............................    3,105,160      140,224       48,234
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 period.................................  $   140,224  $    48,234  $12,393,461
                                          ===========  ===========  ===========

                            See accompanying notes.

                      PACER INFOTEC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Principles of Consolidation

   The consolidated financial statements of Pacer Infotec, Inc. (formerly Pacer Systems, Inc.) and subsidiaries (collectively, the Company) include the accounts of the Company and its wholly-owned subsidiaries, Computing Applications Software Technology, Inc. (CAST), acquired in 1992, and Infotec Development, Inc. (IDI), which was merged with Pacer Systems, Inc. in 1996 by way of acquisition. In connection with this merger, the Company's name was changed to Pacer Infotec, Inc. All significant intercompany transactions have been eliminated in consolidation. On February 27, 1998, the Company merged with Apollo Holding, Inc. (see Note 2).

Cash Equivalents

   The Company considers all highly liquid investments with maturities of three months or less from the date acquired to be cash equivalents.

Inventory

   Inventory, principally electrical and mechanical components and assemblies, is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment

   Property and equipment are valued at historical cost or fair value if obtained in connection with an acquisition. Depreciation of office building, furniture and equipment is provided for over the estimated useful lives of the assets, which range from five to thirty years. Amortization of leasehold improvements is provided for over the term of the lease or their estimated useful lives, whichever is shorter. Depreciation and amortization are calculated on the straight-line basis for financial reporting purposes.

Cost in Excess of Net Assets of Business Acquired

   This balance represents the excess of the value of shares issued and other costs incurred over the fair value of the net assets acquired of IDI. The excess cost is being amortized using the straight-line method over 20 years.

Impairment of Long-Lived Assets

   In 1996, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 121, "Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 121 requires recognition of impairment losses on long-lived assets when indicators of impairment losses on long-lived assets are present and future undiscounted cash flows are insufficient to support the assets' recovery. Adoption of SFAS No. 121 had no material impact on the Company's financial statements.

Revenue Recognition

   A major portion of the Company's sales consists of revenues earned from long-term professional engineering service and other contracts, principally with U.S. Government agencies. The Company recognizes revenue as services are performed or the percentage-of-completion method based upon the terms of the contracts. Sales of air data systems are recognized as revenue at the time of shipment.

                      PACER INFOTEC, INC. AND SUBSIDIARIES

1. Significant Accounting Policies--(continued)

Risks and Uncertainties

 Concentration of Credit Risk

   Financial instruments which subject the Company to credit risk consist of cash equivalents and accounts receivable. The risk with respect to cash equivalents is minimized by the Company's policies in which investments are only placed with highly rated issuers with relatively short maturities. The risk with respect to accounts receivable is minimized due to the fact that customer accounts and unbilled receivables represent amounts earned under the Company's contracts, which are principally with U.S. Government agencies.

 Estimates

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are required by management in the area of determining contract completion. Significant estimates and assumptions have also been made by management in connection with the merger discussed in Note 2. Actual results could differ from those estimates.

Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." This method requires income taxes to be recognized based on income taxes currently payable and the change in deferred taxes during the year. Deferred taxes are recognized based on the temporary differences between the financial statement and tax bases of assets and liabilities at enacted tax rates as of the dates the differences are expected to reverse.

Earnings per Share

   In 1997, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 128, "Earnings per Share." SFAS No. 128 establishes criteria for calculating basic earnings per share in which the dilutive effect of stock options is excluded, and requires restatement of all prior period earnings per share data presented. Adoption of SFAS No. 128 did not have a material impact on the Company's financial statements.

   Basic earnings per share is computed using the weighted-average number of common shares outstanding during the year. Diluted earnings per share includes the effect of all potentially dilutive securities.

Reclassification

   Certain amounts at December 31, 1996 have been reclassified to permit comparison with December 31, 1997.

Stock-Based Compensation

   The Company accounts for stock option grants to employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees."

Accounting Pronouncements

   Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", which is effective for all financial statements beginning after December 15, 1997. Under SFAS No. 130, the

                      PACER INFOTEC, INC. AND SUBSIDIARIES

1. Significant Accounting Policies--(continued)

Company is required to report and display comprehensive income and its components in a full set of general purpose financial statements and to reclassify earlier periods provided for comparative purposes. For the period from January 1, 1998 to February 28, 1998, net earnings and comprehensive income are the same.

   In 1997, the Financial Accounting Standards Board issued statement No. 131, "Disclosures About Segments of an Enterprise and Related Information," or SFAS 131, which was required to be adopted for fiscal years beginning after December 15, 1997, SFAS 131, superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement changes the way public companies report segment information in annual financial statements. SFAS 131 requires public companies to report financial and descriptive information about their operating segments in interim financial reports to shareholders as well. The adoption of this Statement had no impact on the disclosures in the Company's financial statements as the Company has once reportable segment.

2. Business Combination

   On June 28, 1996, Pacer Systems, Inc. (Pacer) and IDI entered into an Agreement of Merger and Plan of Reorganization (Merger Agreement) in which each share of IDI common stock was exchanged for 4.1856 shares of Pacer. In accordance with the Merger Agreement, and subsequent modifications, 2,688,251 shares of stock were issued by Pacer and exchanged for all the outstanding common stock of IDI. In connection with the merger, Pacer changed its name to Pacer Infotec, Inc. The merger has been accounted for under the purchase method and, accordingly, the fair value of the shares and costs including professional fees and certain liabilities, principally related to severance arrangements, incurred in connection with the merger have been allocated to the net assets of IDI based upon their fair value. The excess of the cost over fair value of net assets is being amortized over 20 years on a straight-line basis. The operating results of IDI have been included in the Company's consolidated financial statements from July 25, 1996, the effective date of the merger. As previously discussed, management allocated the cost of the acquisition to the net assets of IDI based on its estimate of their fair value. Significant estimates were made with respect to the fair value of unbilled receivables recoverable under certain contracts which are subject to final settlement with the U.S. Government agencies. Although at the date of the merger, management believed its estimates to be appropriate, the final resolution of actual amounts due in connection with these contract settlements differed from the estimates. As a result, the Company increased costs in excess of net assets during the year by $857,651 to reflect the final resolution of these estimates.

   In connection with the merger, certain stockholders of IDI executed new promissory notes representing principal and accrued interest owed to IDI on notes entered into in previous years in exchange for cash. The promissory notes bear interest at 6.3 6%, mature at various dates ranging from 1997 to 2001 and are collateralized by shares of the Company owned by these stockholders.

   On February 27, 1998, Pacer Infotec, Inc. and Apollo Holding, Inc. merged to form AverStar, Inc. (AverStar), a newly formed corporation. The merger was consummated by the contribution of approximately 4.6 million shares of common stock of Pacer Infotec, Inc. and all of the outstanding shares of Apollo Holding, Inc. As a result, the Company's business and operations will be combined into AverStar, Inc. In connection with the merger, AverStar provided cash to the Company to reduce its bank debt (see Note 3). In addition, AverStar will pay approximately $7 million to redeem the remaining 3.5 million outstanding shares of Pacer Infotec, Inc. publicly registered common stock on the London Stock Exchange. The Company terminated its listing on the London Stock Exchange on February 27, 1998.

3. Financing Arrangements

   In July 1996, in connection with the acquisition discussed in Note 2, the Company entered into a revolving credit agreement (Agreement) with its bank which permits borrowings up to $12,000,000 based on specified

                      PACER INFOTEC, INC. AND SUBSIDIARIES

3. Financing Arrangements--(continued)

levels of billed and unbilled accounts receivable on contracts in process. At the date of the merger, approximately $11,000,000 of IDI debt was repaid from $7,500,000 of proceeds from borrowings under the Agreement and the Company's existing cash balances. Borrowings are due on demand and bear interest at the bank's prime lending rate plus 1.75% (10% at December 31, 1997). Substantially all of the Company's assets are secured as collateral under the Agreement.

   The Agreement as amended in January 1997, includes certain quarterly and annual operating and net worth covenants. The Agreement expires on June 30, 1998. At December 31, 1996 and 1997, $7,500,000 and $4,300,000 were outstanding under the Agreement.

   On February 27, 1998, the Company, in connection with its acquisition disclosed in Note 2, canceled the Agreement by paying its outstanding line of credit balance.

   Long-term debt consists of the following:

                                                             December 31
                                                         --------------------
                                                           1996       1997
                                                         ---------  ---------
     Obligation under settlement agreement, payable in
      annual installments of $200,000 bearing interest
      at 8%............................................. $ 600,000  $ 400,000
     Other..............................................    10,282      7,749
                                                         ---------  ---------
                                                           610,282    407,749
     Less current portion...............................  (210,282)  (207,749)
                                                         ---------  ---------
                                                         $ 400,000  $ 200,000
                                                         =========  =========

   Future maturities of long-term debt are as follows: 1998--$207,240 and 1999--$200,000.

   The carrying value of the Company's debt approximates fair value. Interest paid for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 to February 28, 1998 approximates interest expense.

4. Stock Options

   The Company has an Incentive Stock Option Plan (the Plan). Under terms of the Plan, as amended, options may be granted to key employees to purchase up to 3,000,000 shares of common stock at prices not less than fair market value at date of grant. The options expire up to ten years from date of grant, or upon termination of employment, and are exercisable in installments based on vesting schedules approved by the Board of Directors.

   The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based-Compensation," and will continue to account for option grants to employees under the Plan in accordance with APB No. 25, "Accounting for Stock Issued to Employees." Adoption of SFAS No. 123 would not have a material impact on the Company's financial statements and, accordingly, no pro forma net income has been disclosed for the years ended December 31, 1997 and for the period from January 1, 1998 to February 28, 1998 and for the compensation expense of option grants which otherwise would be required under the disclosure requirements of SFAS No. 123.

                      PACER INFOTEC, INC. AND SUBSIDIARIES

4. Stock Options--(continued)

   Information regarding options under the Plan is summarized below:

                                                                       Weighted-
                                                                        Average
                                                            Number of  Exercise
                                                             Shares      Price
                                                            ---------  ---------
     Balance at December 31, 1995..........................   351,200    $0.74
       Granted.............................................    35,000     2.08
       Exercised...........................................    (6,500)    0.63
       Canceled............................................    (7,500)    0.96
       Exchanged for options of IDI........................   740,849     1.67
                                                            ---------
     Balance at December 31, 1996.......................... 1,113,049     1.37
       Granted.............................................   785,000     1.85
       Exercised...........................................  (124,377)    1.00
       Canceled............................................   (45,700)     .95
                                                            ---------
     Balance at December 31, 1997.......................... 1,727,972     1.61
                                                            ---------
       Granted.............................................       --
       Canceled............................................       --
     Balance at February 28, 1998.......................... 1,727,972    $1.61
                                                            =========

   The options for 740,849 shares of the Company's common stock were issued in exchange for all of the outstanding options of IDI at the merger date. The number of shares and exercise prices were adjusted based upon the exchange ratio of 4.1856 described in Note 2. At December 31, 1996, December 31, 1997 and February 28, 1998, options for the purchase of 947,482, 1,722,972 and 1,727,972 shares, respectively, were exercisable with weighted average exercise prices of $.93, $1.61 and $1.45, respectively. Exercise prices for options outstanding as of February 28, 1998 ranged from $0.53 to $2.08. The weighted average remaining contractual life of options outstanding at February 28, 1998 is 6.67.

5. Retirement Plans

Defined Contribution Plan

   The Company has a 401(k) profit-sharing plan which covers substantially all employees and provides for a Company matching contribution. As defined under the plan, employees are allowed to contribute the maximum established by law, and the Company may match up to 4% of the employee's compensation. The Company's expense relating to this plan amounted to $289,975 for the year ended December 31, 1996, $499,983 for the year ended December 31, 1997 and $96,679 for the period January 1, 1998 to February 28, 1998.

Employee Stock Bonus Plan

   The Company has a noncontributory defined contribution plan which covers substantially all employees and provides for an annual discretionary contribution by the Company as determined by the Board of Directors based on the Company's performance. The contribution is allocated among participating employees in proportion to each participant's basic annual salary, as defined in the plan. Substantially all of the Company's contributions will be invested in the Company's common stock. The Company recognized $132,000 for the year ended December 31, 1996 and $157,004 of expense for the year ended December 31, 1997 and did not recognize any expense for the period from January 1, 1998 to February 28, 1998 related to the plan.

                      PACER INFOTEC, INC. AND SUBSIDIARIES

6. Leases

   The Company leases office space, office equipment and automobiles which have been accounted for as operating leases. The base agreements expire at various times through 2003. Total rent expense amounted to $996,019 for the year ended December 31, 1996, $1,504,925 for the year ended December 31, 1997 and $230,592 for the period from January 1, 1998 to February 28, 1998, respectively. The future minimum annual rental commitments under these long-term noncancelable leases are as follows:

         Year ending December 31, 1998..............   $1,460,856
                                  1999..............    1,275,082
                                  2000..............      854,963
                                  2001..............      617,114
                                  2002..............      288,655
                                  Thereafter........      188,264
                                                       ----------
                                                       $4,684,934
                                                       ==========

7. Income Taxes

   Significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and 1997 are as follows:

                                                             December 31
                                                        -----------------------
                                                           1996         1997
                                                        -----------  ----------
     Deferred tax asset (liability):
       Cash to accrual method.......................... $(1,018,000) $      --
       Depreciation and amortization...................     339,000     243,100
       Contracts in progress...........................      92,000     925,600
       Compensation....................................     605,000     399,700
       Other...........................................     210,000      99,900
                                                        -----------  ----------
     Net deferred tax asset............................     228,000   1,668,300
     Net current deferred asset (liability)............     111,000    (573,800)
                                                        -----------  ----------
     Noncurrent net deferred tax asset................. $   339,000  $1,094,500
                                                        ===========  ==========

   In connection with the merger described in Note 2, the Company assumed a net deferred tax liability, the most significant component of which related to the change in 1993 by IDI from the cash to the accrual method of reporting taxable income. The effect of this change has been included in taxable income ratably over tax reporting periods beginning in 1993 and ending February 28, 1998. In addition, due to significant losses of IDI incurred prior to the merger, the Company was entitled to refundable income taxes of approximately $1,533,000 as of December 31, 1996.

                      PACER INFOTEC, INC. AND SUBSIDIARIES

7. Income Taxes--(continued)

   These refundable income taxes have been included in the accompanying 1996 balance sheet net of federal and state taxes otherwise payable by the Company. In addition, in 1997, as a result of the final resolution of amounts due under certain IDI contracts assumed as of the acquisition, the Company recognized a deferred tax asset of $787,200 in connection with the final adjustment of costs in excess of net assets of IDI acquired.

   Significant components of the provision for income taxes are as follows:

                                                            1996        1997
                                                         ----------  ----------
       Current:
         Federal........................................ $1,113,000  $  787,000
         State..........................................    273,000     250,100
                                                         ----------  ----------
                                                          1,386,000   1,037,100
       Deferred benefit, principally federal............   (764,000)   (653,100)
                                                         ----------  ----------
                                                         $  622,000  $  384,000
                                                         ==========  ==========

   The Company's tax provision for the period from January 1, 1998 to February 28, 1998 exceeds the statutory rate due to the amortization of the excess of costs over net assets acquired, which are not deductible for income tax purposes.

   The 1997 effective income tax rate is higher than the expected statutory rate due to amortization of the excess of costs over net assets acquired and merger-related costs (see Note 8) which are not deductible for income tax reporting purposes.

   The Company made payments of approximately $571,000 for the year ended December 31, 1996, $1,295,000 for the year ended December 31, 1997 and did not make any income tax payments from January 1, 1998 to February 28, 1998

                        LOOKING GLASS TECHNOLOGIES, INC.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Looking Glass Technologies, Inc.

   We have audited the accompanying statements of operations, changes in stockholders' equity (deficit) and cash flows of Looking Glass Technologies, Inc. for the year ended March 31, 1997 and the period from April 1, 1997 through August 8, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Looking Glass Technologies, Inc. for the year ended March 31, 1997 and the period from April 1, 1997 through August 8, 1997 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

April 30, 1999

                        LOOKING GLASS TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

 Year ended March 31, 1997 and the period from April 1, 1997 through August 8,
                                      1997

                                                       March 31,    August 8,
                                                         1997         1997
                                                       ---------    ---------
Revenues:
 Product Sales....................................... $ 3,579,879  $ 1,356,867
 Software Development................................     555,555      933,333
 Other royalties and licenses........................     270,172       31,730
                                                      -----------  -----------
                                                        4,405,606    2,321,930
Cost and expenses:
 Cost of revenues....................................     661,675      445,766
 Research and development............................   4,459,537    1,327,451
 Selling, general and administrative.................   4,059,154    1,752,838
                                                      -----------  -----------
   Total costs and expenses..........................   9,180,366    3,526,055
                                                      -----------  -----------
Loss from operations.................................  (4,774,760)  (1,204,125)
Interest expense.....................................       3,934       33,144
                                                      -----------  -----------
Net loss............................................. $(4,778,694) $(1,237,269)
                                                      ===========  ===========



                            See accompanying notes.

                       LOOKING GLASS TECHNOLOGIES, INC.

            STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICITS)

         Year ended March 31, 1997 and the period ended August 8, 1997

                      Series A            Series B            Series C
                   preferred stock    preferred stock     preferred stock     Common Stock
                  ----------------- -------------------- ------------------ ----------------
                                                                                             Additional
                                                                                       Par    paid in   Accumulated
                   Shares   Amount   Shares     Amount   Shares    Amount    Shares   value   capital     deficit
                  --------- ------- --------- ---------- ------- ---------- --------- ------ ---------- ------------
Balance at March
31, 1996........  1,650,000 $73,540 2,280,000 $3,749,893 995,139 $3,901,990 3,735,600 $3,735  $10,140   $ (5,657,991)
Issuance of
common stock
pursuant to
exercise
of options......                                                              503,000    503   45,068
Net (loss)......                                                                                          (4,778,694)
                  --------- ------- --------- ---------- ------- ---------- --------- ------  -------   ------------
Balance at March
31, 1997........  1,650,000  73,540 2,280,000  3,749,893 995,139  3,901,990 4,238,600  4,238   55,208    (10,436,685)
Issuance of
common stock
pursuant to
exercise
of options......                                                               28,100     28    4,656
Net (loss)......                                                                                          (1,237,269)
                  --------- ------- --------- ---------- ------- ---------- --------- ------  -------   ------------
Balance at
August 8, 1997..  1,650,000 $73,540 2,280,000 $3,749,893 995,139 $3,901,990 4,266,700 $4,266  $59,864   $(11,673,954)
                  ========= ======= ========= ========== ======= ========== ========= ======  =======   ============
                       Total
                   stockholders'
                  equity (deficit)
                  ----------------
Balance at March
31, 1996........    $ 2,081,307
Issuance of
common stock
pursuant to
exercise
of options......         45,571
Net (loss)......     (4,778,694)
                  ----------------
Balance at March
31, 1997........     (2,651,816)
Issuance of
common stock
pursuant to
exercise
of options......          4,684
Net (loss)......     (1,237,269)
                  ----------------
Balance at
August 8, 1997..    $(3,884,401)
                  ================

                        LOOKING GLASS TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                   Year ended March 31, 1997 and period from
                      April 1, 1997 through August 8, 1997

                                                                    Period
                                                     Year ended      ended
                                                      March 31,    August 8,
                                                        1997         1997
                                                     -----------  -----------

Cash flows from operating activities:
  Net loss.......................................... $(4,778,694) $(1,237,269)
Adjustments to reconcile net loss to net cash used
 in operating activities:
  Depreciation and amortization.....................     465,200      118,800
  Changes in assets and liabilities:
    Accounts receivable.............................     327,914      327,881
    Inventories.....................................      33,193          --
    Prepaid expenses................................     (38,475)      56,334
    Other assets....................................         779          (99)
    Accounts payable................................    (129,855)     670,337
    Accrued expenses................................      28,142      903,866
    Deferred revenue................................    (453,964)      70,267
                                                     -----------  -----------
Net cash (used) provided by operating activities....  (4,545,760)     910,117

Cash flows from investing activities:
  Purchases of fixed assets.........................    (184,881)      (9,474)

Cash flows from financing activities:
  Proceeds (repayment) from revolving line of
   credit...........................................   2,000,000   (2,000,000)
  Proceeds (repayment) from secured note payable....         --       400,000
  Repayment of capital lease obligations............    (189,454)     (97,531)
  Proceeds from issuance of common stock............      45,571        4,684
                                                     -----------  -----------
Net cash (used) provided by financing activities....   1,856,117   (1,692,847)
                                                     -----------  -----------
Net decrease in cash and cash equivalents...........  (2,874,524)    (792,204)
                                                     -----------  -----------
Cash and cash equivalents, beginning of year........   3,692,830      818,306

Cash and cash equivalents, end of year.............. $   818,306  $    26,102
                                                     ===========  ===========

Supplemental disclosure of cash flow information:

   Cash paid for interest during the period from April 1, 1997 through August 8, 1997 and the year ended March 31, 1997 was $13,000 and $51,000, respectively.

                             See accompanying notes.

                        LOOKING GLASS TECHNOLOGIES, INC.

1. Nature of Business and Summary of Significant Accounting Policies

   Looking Glass Technologies, Inc. (the Company) was incorporated in Delaware on June 29, 1992. The Company designs, develops and publishes interactive entertainment software. The Company sells its products to distributors primarily in North America and the United Kingdom and its principal market is the consumer market. The Company also licenses to other leading industry publishers the right to publish and distribute the Company's software in exchange for product development fees and future royalties.

   Effective August 9, 1997 the company contributed all its assets, liabilities and operations to a newly formed entity, Intermetrics Entertainment Software LLC (IES), and the shareholders of the Company received approximately a 34% interest in IES.

   A summary of the Company's significant accounting policies follows:

Fixed Assets

   Fixed assets are stated at cost and depreciated using the straight-line method over the related estimated useful lives. Maintenance and repair costs are expensed as incurred.

Revenue Recognition

   Revenues from product sales are recognized upon shipment, net of allowances for estimated returns and price protection, provided that no significant vendor obligations remain and collection of the related receivable is probable.

   Nonrefundable advances on future royalties pursuant to software development agreements with publishers are recognized as revenue as work is performed and milestones defined in the related agreements are attained. The publishers are entitled to set off all payments made to the Company during development of the software against initial royalty payments due to the Company. Such right of set off is conditioned upon the successful development and commercialization of the software. Royalties in excess of payments made to the Company during development of the software are recognized as revenue when earned based upon product shipments from the publisher, net of allowances for returns and price protection, as and when reported to the Company by the respective publishers. Payments received under licensing agreements are initially recorded as deferred revenue and recognized as revenue when earned based upon product shipments to licensees.

Research and Development and Software Development Costs

   Costs incurred in the research and development of the Company's products through the establishment of technological feasibility, as defined by Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leases, or Otherwise Marketed, are expensed as incurred. Development costs incurred thereafter and until the products are first available for release have not been material and have therefore been expensed as incurred.

Advertising

   Advertising costs are expensed as incurred. Advertising expense for the year ended March 31, 1997 and for the period from April 1, 1997 through August 8, 1997 were $420,000 and $225,000, respectively.

Concentration of Credit Risk and Significant Customers

   At March 31, 1997 and August 8, 1997 the Company maintained cash balances in certain bank accounts in excess of federally insured limits. All such accounts are maintained in a highly rated financial institution. Accordingly, these accounts bear minimal credit and market risk.

                        LOOKING GLASS TECHNOLOGIES, INC.

   At March 31, 1997 $295,000 of the Company's accounts receivable was due from one customer.

   Two customers accounted for 57% of the Company's total revenues during the year ended March 31, 1997. During the period from April 1, 1997 through August 8, 1997, one customer accounted for 60% of the Company's total revenues.

Accounting Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting for Stock-Based Compensation

   In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Company has adopted this standard through disclosure only in the accompanying financial statements.

2. Income Taxes

   The Company has gross deferred tax assets of approximately $868,000 at March 31, 1997 and August 8, 1997. Gross deferred tax assets consist of federal and state net operating loss carryforwards, research and development credit carryforwards and temporary differences resulting from certain transactions recognized in different periods for financial reporting and income tax purposes. The Company has no deferred tax liabilities at March 31, 1997 and August 8, 1997. The Company has provided a valuation allowance for the full amount of the deferred tax assets at March 31, 1997 and August 8, 1997 since realization of these future benefits is not sufficiently assured.

   At March 31, 1997, the Company has federal and state net operating loss carryforwards of approximately $8,336,000 and $7,832,000, respectively, which expire at various dates through 2011. At March 31, 1997, the Company also has federal and state research and development tax credit carryforwards of approximately $144,000 and $199,000, respectively, which expire at various dates through 2011.

   Under the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability.

3. Stockholders' Equity

Issuance of Preferred Stock

   Series A preferred stock consists of 825,000 shares of Series A-1 preferred stock, issued for net proceeds of $36,770, and 825,000 shares of Series A-2 preferred stock, issued for net proceeds of $36,770. The Series A-1 preferred stock and the Series A-2 preferred stock differ only as to voting rights, as defined in the amended and restated certificate of incorporation. The 2,280,000 shares of Series B preferred stock were issued at a price of $1.67 per share for aggregate consideration of $3,800,000. On August 10, 1995, the Company issued 995,139 shares of Series C preferred stock at a price of $4.01 per share for gross proceeds of $3,990,000.

                        LOOKING GLASS TECHNOLOGIES, INC.

   Each share of Series A, Series B and Series C preferred stock is convertible into common stock at the option of the holder as a conversion price per share defined in the amended and restated certificate of incorporation, or automatically upon the earlier of (I) a vote of the holders of a least two-thirds of each series of the outstanding preferred shares or (ii) the closing of a public offering of the Company's common stock at a price of at least $4.33 per share and with aggregate net proceeds to the Company in excess of $15,000,000. At March 31, 1997 and August 8, 1997, the Company has reserved a total of 4,925,139 shares of common stock for the conversion of the outstanding Series A, Series B and Series C preferred stock.

   Stockholders of Series A, Series B, and Series C preferred stock are entitled to one vote for each share of common stock into which the Series A, Series B and Series C preferred stock is convertible.

   The holders of the Series A, Series B and Series C preferred stock are entitled to receive dividends when and if declared by the Board of Directors and are noncumulative. Through August 8, 1997, no dividends have been declared or paid.

Warrants

   In connection with the issuance of Series C preferred stock in August 1995, the Company issued a warrant for the purchase of up to 150,000 shares of Series C preferred stock (Preferred Stock Warrant). The Preferred Stock Warrant is exercisable at a price of $4.01 per share and expired on December 31, 1996. The Company also issued a warrant for the purchase of up to 150,000 shares of common stock (Common Stock Warrant), exercisable upon the effective date of an initial public offering (IPO) at the IPO price per common share. The Common Stock Warrant expires twenty four months after the IPO date. The values ascribed to the preferred and common stock warrants were not significant. The Company has reserved 150,000 shares of preferred stock and 150,000 shares of common stock for issuance upon exercise of the warrants.

4. 1992 Stock Plan

   At August 8, 1997 Looking Glass Technologies, Inc. had a stock compensation plan which is described below. Looking Glass Technologies, Inc. applies APB Opinion 25 related Interpretations in accounting for its plan. Looking Glass Technologies, Inc. has adopted the disclosure-only provision of SFAS 123. Accordingly, no compensation cost has been recognized for its stock compensation plans. Adoption of SFAS 123 would not have a material impact on the Company's financial statements and accordingly no pro forma net income has been disclosed for the year ended March 31, 1997 and the period from April 1, 1997 through August 8, 1997. The weighted-average grant date fair value of options granted is not material.

   The effects on pro forma net income of expensing the estimated fair market value of stock options are not necessarily representative of effects on reported net income for future years due to such factors as the vesting period of the stock options and the potential issuance of additional stock options in future years. Additionally, because SFAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999 or 2000.

Fixed stock compensation plans:

   The 1992 Stock Plan (the "1992 Plan") provides for the grant of incentive stock options, nonqualified stock options and stock purchase rights for the purchase of up to an aggregate of 2,700,000 shares of the Company's common stock by employees, consultants and directors. The Board of Directors is responsible for administration of the 1992 Plan and, accordingly, determines the term, exercise price, number of shares and vesting period of each option. Options granted under the 1992 Plan generally expire ten years from the date of the grant.

                        LOOKING GLASS TECHNOLOGIES, INC.

   Incentive stock options may be granted to an employee at an exercise price per share of not less fair value per common share on the date of grant (not less than 110% of the fair value in the case of holders of more than 10% of Company's voting stock). Non qualified stock options may be granted to employees, consultants and directors at an exercise price per share not less than 85% of the fair value per common share on the date of the grant (110% of the fair value in the case of holders of more than 10% of the Company's voting stock).

   The fair market value of each option grant is estimated on the date of the grant using the Minimum Value option-pricing model with the following weighted average assumptions used for grants in the year ended March 31, 1997 and the period April 1, 1997 through August 8, 1997:

                                                             March 31, August 8,
                                                               1997      1997
                                                             --------- ---------
Expected life (years).......................................      5         5
Range of risk-free interest rates...........................   6.73%     6.76%

  A summary of the status of Looking Glass Technologies, Inc. 1992 Plan compensation plan at March 31, 1997 and August 8, 1997 is presented below:

  The following table summarizes stock option activity under the 1992 Plan:

                                                 Year ended      April 1, 1997
                                                  March 31,     through August
                                                    1997            8, 1997
                                               ---------------- ----------------
                                                       Weighted         Weighted
                                                       Average          Average
                                               Shares  Exercise Shares  Exercise
                                               (000)    Price    (000)   Price
                                               ------  -------- ------  --------
Outstanding at beginning of year.............. 1,772     $.18   1,431     $.25
Granted.......................................   444      .40     147      .40
Exercised.....................................  (501)     .09     (28)     .16
Canceled......................................  (284)     .26     (76)     .20
                                               -----            -----
Outstanding at end of year.................... 1,431      .25   1,474      .25
                                               =====            =====
Options exercisable at year end...............   634              614

   The following table summarizes information about the 1992 Plan at August 8, 1997:

               Options Outstanding                        Options Exercisable
            -----------------------------                --------------------------
                             Weighted
                              Average       Weighted                     Weighted
              Number         Remaining      Average        Number        Average
Exercise    Outstanding     Contractual     Exercise     Outstanding     Exercise
 Prices      at 8/8/97         Life          Price        at 8/8/97       Price
--------    -----------     -----------     --------     -----------     --------
  $.08         338,600          6.2           $.08         225,726         $.08
   .17         498,900          7.6            .17         249,209          .17
   .40         636,500          8.9            .40         139,050          .40
             ---------                                     -------
             1,474,000                                     613,985
             ---------                                     -------

                        LOOKING GLASS TECHNOLOGIES, INC.

5. Related-Party Transactions

   In connection with the Series C preferred stock issuance in August 1995 (Note 4), the Company entered into a technology licensing and product development agreement with the sole Series C preferred stockholder whereby the Company granted to the stockholder the exclusive right to distribute and license certain of the Company's products. Under the terms of the agreement, the Company is entitled to receive royalty payments based on sales of the Company's products. During the year ended March 31, 1997, the Company received and recognized as revenue nonrefundable fees for software development pursuant to this agreement totaling $400,000.

   In January 1994, the Company and its two founders entered into an agreement which provides that, upon termination of a founder's employment with the Company prior to an initial public offering of the Company's common stock, such founder's stock shall be subject to a right of repurchase by the other founder.

6. Commitments

   The Company leases its facilities and certain computer equipment and furniture under noncancellable lease agreements. Future minimum lease obligations are approximately as follows:

      Period ending August 8                      Capital Lease Operating Leases
      ----------------------                      ------------- ----------------
      1997.......................................   $100,000       $  150,000
      1998.......................................    218,000          523,000
      1999.......................................     42,000          537,000
      2000.......................................                     537,000
      2001.......................................                      45,000
                                                    --------       ----------
      Thereafter.................................                  $1,792,000

      Less amount representing interest..........    (22,000)
                                                    --------
                                                    $338,000
                                                    ========

   Rental expense under operating leases for the year ended March 31, 1997 and the period from April 1, 1997 through August 8, 1997 was approximately $349,000 and $120,000, respectively.

7. Licensing and Distribution Agreements

   In August 1995, the Company entered into a distribution agreement with a publisher of interactive entertainment software (the Publisher). Under the terms of the agreement, the Company granted the Publisher the exclusive right to distribute and license certain of the Company's products in North America and the United Kingdom.

   The agreement is effective through August 1996 and is thereafter renewable for two-year periods by mutual agreement of the Company and the Publisher. On June 25, 1997, the Company exercised its right to terminate the agreement effective August 31, 1997.

   During the year ended March 31, 1997 and for the period from April 1, 1997 through August 8, 1997, the Company entered into licensing and distribution agreements whereby the Company is entitled to receive royalty payments based on sales of the Company's products. Advances on future royalties pursuant to these agreements aggregating $233,000 and $300,000 have been included in deferred revenue at March 31, 1997 and August 8, 1997, respectively.

                        LOOKING GLASS TECHNOLOGIES, INC.

8. Debt

   Under the licensing and distribution agreements disclosed in Note 8, the Company has an available line of credit facility of $3,000,000. Any outstanding balance is to be repaid not later than 12 months following general release of the relevant product. Borrowings bear interest at prime. The line of credit facility is secured by the Company's intellectual property rights in products and revenues from them. At March 31, 1997, the Company had an outstanding line of credit balance of $2,000,000 relating to this agreement.

   The company also has outstanding as of August 8, 1997, $400,000 of 10.5% secured convertible promissory notes. $200,000 of the notes mature on August 22, 1997 and $200,000 mature in December 1997. Amounts outstanding under these promissory notes are payable to the stockholders of IES-please see Note 1.

9. 401(k) Plan

   In January 1996, the Company adopted a retirement savings plan (the Plan) under section 401(k) of the Internal Revenue Code. The Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the Plan may be made at the discretion of the Board of Directors. There were no contributions by the Company to the Plan for the period from April 1, 1997 through August 8, 1997 or the year ended March 31, 1997.

                                                              SERVICES
---------------------------------------------------------------------------------------------------------------------------------
MARKET               IT Assurance                IT Development               IT Operations              IT Consulting
---------------------------------------------------------------------------------------------------------------------------------

                    Health Care                   Department Of               TRW/Department                National
                      Finance                    Housing & Urban                Of Interior               Institute Of
                    Administration                Development             (Data Center Operations)         Standards &
                 (Systems Assurance)          (Electronic Business)                                        Technology
                                                                               Federal Deposit        (Prototyping, Monitoring
                        NASA                     SAIC/Department                  insurance              & Debugging Tools)
                 (Systems Assurance)               Of Justice                    Corporation
                                             (Mission Applications)       (Network & Data Operations)         NASA
                    United States                                                                     (Technology Studies)
                    Postal Service                    NASA                     Department Of
                  (Systems Assurance)         (Mission Applications)               Labor
                                                                            (Data Collection and
                    Department Of                Jet Propulsion                  Reporting)
Civilian               Labor                       Laboratory
Government    (Y2K Compliance Assessment)     (Mission Applications)            Environmental
                                                                                 Protection
                   Securities &                   Department Of                    Agency
                    Exchange                     Health & Human             (Data Collection and
                    Commission                      Services                      Reporting)
            (Y2K Compliance Assessment)       (Electronic Business &
                                              Mission Applications)             United States
                                                                                  Patent &
                                                                              Trademark Office
                                                                            (Network Operations)

------------------------------------------------------------------------------------------------------------------------------------
                  United States                  United States                  United States             Defense
                      Navy                            Navy                           Navy                Advanced
              (Systems Assurance)             (Mission Applications)         (Logistic Operations)       Research
                                                                                                      Projects Agency
                Lockheed Martin/                 Lockheed Martin               Lockheed Martin/
                 United States                (Electronic Business)             United States       (Technology Studies
                  Air Force                                                      Air Force             & Prototyping)
             (Information Assurance)             Boeing Rockwell             (Network Operations)
                                              (Mission Applications)
Defense        Computer Sciences
Government      Corp/Defense
                 Information
               Systems Agency
            (Information Assurance)

                Lear Siegler/
                United States
                    Army
             (Systems Assurance)

------------------------------------------------------------------------------------------------------------------------------------
                     AT&T                      Delphi Automotive                 Metropolitan           Analog Devices
             (Information Assurance)                Systems                       Washington             (Language Tool
                                             (Mission Applications)                Airports               Development)
                  J.P. Morgan &                                                    Authority
                   Company                          Vanguard                  (Network Operations)        Green Hills
           (Y2K Compliance Assessment)        (Mission Applications)                                     Software, Inc.
                                                                                                        (Language Tool
Commercial                                       America Online                                           Development)
                  Prudential                   (Electronic Business)
                   Insurance                                                                            Inprise Software
           (Y2K Compliance Assessment)                                                                   (Language Tool
                                                                                                         Development)
                 Deutsche Bank
          (Y2K Compliance Assessment)                                                                     Sony Pictures
                                                                                                         Entertainment
               Lehman Brothers                                                                        (Technology Studies)
          (Y2K Compliance Assessment)
                                                                                                         Celera Genomics
                                                                                                     (Technology Studies)

------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   You should rely only on the information contained in this prospectus. Nei-ther AverStar, any selling stockholder nor any underwriter has authorized any-one to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

                              -------------------

                               TABLE OF CONTENTS

                              -------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
The Offering.............................................................   2
Summary Financial Data...................................................   3
Risk Factors.............................................................   7
Forward-Looking Statements...............................................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  30
Management...............................................................  42
Principal Stockholders...................................................  51
Certain Relationships and Related-Party Transactions.....................  53
Description of Securities................................................  55
Shares Eligible For Future Sale..........................................  58
Underwriting.............................................................  60
Legal Matters............................................................  61
Experts..................................................................  62
Where You Can Find Additional Information................................  62

                              -------------------
   Until       , 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery re-quirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               4,000,000 Shares

                                    [LOGO]


                                 Common Stock

                      -----------------------------------

                                  PROSPECTUS

                      -----------------------------------

                           Bear, Stearns & Co. Inc.

                            Legg Mason Wood Walker
                                 Incorporated

                                      , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee................. $   12,788
NASD filing fee.....................................................      5,100
Nasdaq National Market listing application fee......................     85,000
Blue Sky fees and expenses..........................................     10,000
Printing and engraving expenses.....................................    200,000
Legal fees and expenses.............................................    350,000
Accounting fees and expenses........................................    350,000
Transfer agent and registrar fees...................................     25,000
Miscellaneous expenses..............................................     62,112
                                                                     ----------
  TOTAL............................................................. $1,100,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Our amended and restated bylaws that will become effective upon the closing of this offering provide that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law.

   In addition, our second amended restated certificate of incorporation that will become effective upon the closing of this offering provides that, to the fullest extent permitted by Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as directors. This provision of the restated certificate of incorporation does not eliminate the directors' duty of care. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws.

   Each director will continue to be subject to liability for:

  .  Breach of a director's duty of loyalty to us and our stockholders;

  . Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . Unlawful payments of dividends or unlawful stock repurchases or redemptions; and

  . Any transaction from which a director derived an improper personal benefit.

   We have purchased liability insurance for our directors and executive officers.

   There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in a claim for indemnification.

Item 15. Recent Sales of Unregistered Securities.

   Common Stock. In connection with the combination of the businesses of Intermetrics and Pacer and our acquisition of Pacer on February 27, 1998, we issued an aggregate of:

  . 4,611,211 shares of common stock in exchange for all of the issued and outstanding capital stock of Apollo Holding, Inc., the parent of Intermetrics; and

  . 2,255,224 shares of common stock, and paid $7 million in exchange for all of the issued and outstanding capital stock of Pacer Infotec, Inc.

   The issuance and sale of these shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act.

   Options. In connection with the combination of the business of Intermetrics and Pacer and our acquisition of Pacer, we assumed all outstanding stock options of each of Intermetrics and Pacer in reliance upon exemptions from registration pursuant to either Section 4(2) of the Securities Act, or (ii) Rule 701 under the Securities Act. In addition, we have granted and may grant stock options to employees in reliance upon exemptions from registration pursuant to Rule 701 under the Securities Act. From March 1, 1998 to March 31, 1999, we have granted options under our 1998 Long Term Incentive Plan to purchase 190,000 shares of common stock at an exercise price per share of $8.00.

   Underwriters. No underwriters were involved in the transactions referred to in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

 Exhibit                               Description
 -------                               -----------
  1.1++   Form of Underwriting Agreement.
  3.1+    Amended and Restated Certificate of Incorporation of AverStar.
  3.2*    Certificate of Amendment of Amended and Restated Certificate of
          Incorporation of AverStar.
  3.3++   Form of Second Amended and Restated Certificate of Incorporation of
          AverStar, to become effective upon the closing of this offering.
  3.4+    Bylaws of AverStar.
  3.5++   Form of Amended and Restated Bylaws of AverStar, to become effective upon the closing of this offering.
  4.1     Reference is made to exhibits 3.1 through 3.5.
  4.2*    Specimen of stock certificate representing shares of our common stock.
  5.1     Opinion of Swidler Berlin Shereff Friedman, LLP regarding the legality of the common stock being registered in this registration statement.
 10.1++   Business Loan and Security Agreement, dated as of March 18, 1999, by and among AverStar, Inc., Computer Based Systems, Inc., and other borrower parties thereto from time to time, First Union Commercial
          Corporation, and other lender parties hereto from time to time, and
          First Union Commercial Corporation, as the Agent.
 10.2(a)+ Amended and Restated Securities Purchase Agreement, dated February
          27, 1998, by and among AverStar, Inc., Apollo Holding, Inc.,
          Intermetrics, Inc. and Pacer Infotec, Inc., and each of Massachusetts
          Mutual Life Insurance Company, MassMutual Corporate Investors,
          MassMutual Participation Investors and MassMutual Corporate Value
          Partners Limited.
 10.2(b)+ Amendment to Amended and Restated Securities Purchase Agreement,
          dated March 18, 1999.
 10.3+    Lease, dated July 31, 1996, by and between Trustees of Maryland
          Building's Trust and
          Intermetrics, Inc.

  Exhibit                               Description
  -------                               -----------
 10.4+     Lease Agreement, dated as of May 23, 1997, between The Equitable
           Life Assurance Society of the United States and Intermetrics, Inc.
 10.5+     Lease Amendment, dated October 31, 1997, between The Equitable Life
           Assurance Society of the United States and Intermetrics,
 10.6+     Second Lease Amendment, dated March 16, 1999, between The Equitable
           Life Assurance Society of the United States and AverStar, Inc.
 10.7+     Consulting Agreement, dated August 31, 1995, between Joel N.
           Levy/Peter M. Schulte, LLC and Intermetrics, Inc.
 10.8+     Assignment Agreement and Amendment to Consulting Agreement, dated as of February 27, 1998, by and among Joel L. Levy/Peter M. Schulte,
           LLC, Intermetrics, Inc. and AverStar, Inc.
 10.9+     AverStar, Inc. 1998 Long Term Incentive Plan.
 10.10+    Employment Agreement, dated as of August 21, 1995, by and among IMT
           Acquisition Corp., Apollo Holding, Inc. and Michael B. Alexander.
 10.11+    Amendment to Employment Agreement, dated as of March 1998, among
           Apollo Holding Inc., AverStar, Inc. and Michael B. Alexander.
 10.12     Intentionally omitted.
 10.13+    Employment Agreement, dated as of August 21, 1995, by and among IMT
           Acquisition Corp., Apollo Holding, Inc. and Joseph A. Saponaro.
 10.14+    Amendment to Employment Agreement, dated as of March 1998, among
           Apollo Holding, Inc., AverStar, Inc. and Joseph A. Saponaro.
 10.15     Intentionally omitted.
 10.16+    Assignment and Assumption Agreement, dated as of February 27, 1998 among Apollo Holding Inc., Intermetrics, Inc. and IP Technologies,
           Inc.
 10.17+    Employment Agreement, dated as of February 27, 1998 by and among
           Pacer Infotec, Inc., AverStar, Inc. and John C. Rennie.
 10.18+    Non-Competition Agreement, dated as of February 27, 1998, by and between AverStar, Inc. and John C. Rennie.
 10.19+    Employment Agreement, dated as of February 27, 1998, by and among
           Pacer Infotec, Inc., AverStar, Inc. and Sigmund H. Goldblum.
 10.20+    Non-Competition Agreement, dated as of February 27, 1998, by and between AverStar, Inc. and Sigmund Goldblum.
 10.21+    Employment Agreement, dated as of April 22, 1999, between AverStar,
           Inc. and Barbara Landes.
 10.22+    Termination Benefit Agreement, dated as of February 27, 1998, among
           Pacer Infotec, Inc., AverStar, Inc. and Rudolph R. Koczera.
 21+       List of Subsidiaries of AverStar, Inc.
 23.1      Consent of Swidler Berlin Shereff Friedman, LLP (included in exhibit
           5.1).
 23.2(a)   Consent of Ernst & Young LLP.
 23.2(b)++ Consent of Ernst & Young LLP.
 23.2(c)++ Consent of Ernst & Young LLP.
 23.3++    Consent of Grant Thornton LLP.
 23.4++    Consent of Aronson, Fetridge & Weigle.
 23.5++    Consent of International Data Corporation.
 24.1+     Powers of Attorney.
 27.1++    Financial Data Schedule.

+ Previously filed as an Exhibit to Registration Statement on Form S-1
  (Registration No. 333-78517) filed with the Securities and Exchange Commission on May 14, 1999.

++ Previously filed as an Exhibit to Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-78517) filed with the Securities and Exchange Commission on July 16, 1999.
*To be filed by Amendment.

(b) Financial Statement Schedules.

   The following financial statement schedules are filed herewith, accompanied by reports of independent accountants for such schedules.

Year Ended February 28, 1997, Ten Months Ended December 31, 1997 and Year Ended
                               December 31, 1998

     Schedule II--Valuation and Qualifying Accounts


                         Balance at  Additions      Additions
                         beginning     due to    charged to costs   Amounts   Balance at
                          of year   acquisitions   and expenses   written off end of year
                         ---------- ------------ ---------------- ----------- -----------
                                                  (In thousands)
February 28, 1997
  Allowance for doubtful
   accounts.............    $ 73        $--            $--           $(27)       $ 46
  Allowance for unbilled
   receivables..........     192         --              10           --          202
                            ----        ----           ----          ----        ----
    Total...............    $265        $--            $ 10          $(27)       $248
December 31, 1997
  Allowance for doubtful
   accounts.............    $ 46        $ 15           $108          $--         $169
  Allowance for unbilled
   receivables..........     202         --              63           --          265
                            ----        ----           ----          ----        ----
    Total...............    $248        $ 15           $171          $--         $434
December 31, 1998
  Allowance for doubtful
   accounts.............    $169        $ 93           $ 25          $--         $287
  Allowance for unbilled
   receivables..........     265         --              45           --          310
                            ----        ----           ----          ----        ----
    Total...............    $434        $ 93           $ 70          $--         $597
                            ====        ====           ====          ====        ====

   Financial statement schedules other than those listed above have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in those denominations and registered in those names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts on July 30, 1999.

                                          Averstar, Inc.

                                                  /s/ Michael B. Alexander
                                          By: _________________________________
                                                    Michael B. Alexander
                                                Chief Executive Officer and
                                                  Chairman of the Board of
                                                         Directors

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date

       /s/ Michael B. Alexander        Chief Executive Officer       July 30, 1999
______________________________________  and Chairman of the Board
         Michael B. Alexander           of Directors

                  *                    Vice Chairman of the Board    July 30, 1999
______________________________________  of Directors
            John C. Rennie

                  *                    President, Chief Operating    July 30, 1999
______________________________________  Officer and Director
          Joseph A. Saponaro

                  *                    Executive Vice President      July 30, 1999
______________________________________  and Director
         Sigmund H. Goldblum

                  *                    Executive Vice President      July 30, 1999
______________________________________  and Chief Financial
          Barbara L. Landes             Officer

                  *                    Director                      July 30, 1999
______________________________________
          Mary Anne Gilleece

                  *                    Director                      July 30, 1999
______________________________________
             Joel N. Levy

                  *                    Director                      July 30, 1999
______________________________________
           Peter M. Schulte

       /s/ Michael B. Alexander
*By: _________________________________
         Michael B. Alexander
           Attorney-in-fact

                                 EXHIBIT INDEX

(a) Exhibits

 Exhibit  Description
 -------  -----------
  1.1++   Form of Underwriting Agreement.
  3.1+    Amended and Restated Certificate of Incorporation of AverStar.
  3.2*    Certificate of Amendment of Amended and Restated Certificate of
          Incorporation of AverStar.
  3.3++   Form of Second Amended and Restated Certificate of Incorporation of
          AverStar, to become effective upon the closing of this offering.
  3.4+    Bylaws of AverStar.
  3.5++   Form of Amended and Restated Bylaws of AverStar, to become effective upon the closing of this offering.
  4.1     Reference is made to exhibits 3.1 through 3.5.
  4.2*    Specimen of stock certificate representing shares of our common stock.
  5.1     Opinion of Swidler Berlin Shereff Friedman, LLP regarding the legality of the common stock being registered in this registration statement.
 10.1++   Business Loan and Security Agreement, dated as of March 18, 1999, by and among AverStar, Inc., Computer Based Systems, Inc., and other borrowers parties thereto from time to time, First Union Commercial
          Corporation, and other lenders parties hereto from time to time, and
          First Union Commercial Corporation, as the Agent.
 10.2(a)+ Amended and Restated Securities Purchase Agreement, dated February
          27, 1998, by and among AverStar, Inc., Apollo Holding, Inc.,
          Intermetrics, Inc. and Pacer Infotec, Inc., and each of Massachusetts
          Mutual Life Insurance Company, MassMutual Corporate Investors,
          MassMutual Participation Investors and MassMutual Corporate Value
          Partners Limited.
 10.2(b)+ Amendment to Amended and Restated Securities Purchase Agreement,
          dated March 18, 1999.
 10.3+    Lease, dated July 31, 1996, by and between Trustees of Maryland
          Building's Trust and Intermetrics, Inc.
 10.4+    Lease Agreement, dated as of May 23, 1997, between The Equitable Life
          Assurance Society of the United States and Intermetrics, Inc.
 10.5+    Lease Amendment, dated October 31, 1997, between The Equitable Life
          Assurance Society of the United States and Intermetrics, Inc.
 10.6+    Second Lease Amendment, dated March 16, 1999, between The Equitable
          Life Assurance Society of the United States and AverStar, Inc.
 10.7+    Consulting Agreement, dated August 31, 1995, between Joel N.
          Levy/Peter M. Schulte, LLC and Intermetrics, Inc.
 10.8+    Assignment Agreement and Amendment to Consulting Agreement, dated as of February 27, 1998, by and among Joel L. Levy/Peter M. Schulte,
          LLC, Intermetrics, Inc. and AverStar, Inc.
 10.9+    AverStar, Inc. 1998 Long Term Incentive Plan.
 10.10+   Employment Agreement, dated as of August 21, 1995, by and among IMT
          Acquisition Corp., Apollo Holding, Inc. and Michael B. Alexander.
 10.11+   Amendment to Employment Agreement, dated as of March 1998, among
          Apollo Holding Inc., AverStar, Inc. and Michael B. Alexander.
 10.12    Intentionally omitted.
 10.13+   Employment Agreement, dated as of August 21, 1995, by and among IMT
          Acquisition Corp., Apollo Holding, Inc. and Joseph A. Saponaro.
 10.14+   Amendment to Employment Agreement, dated as of March 1998, among
          Apollo Holding, Inc., AverStar, Inc. and Joseph A. Saponaro.
 10.15    Intentionally omitted.
 10.16+   Assignment and Assumption Agreement, dated as of February 27, 1998 among Apollo Holding Inc., Intermetrics, Inc. and IP Technologies,
          Inc.

  Exhibit  Description
  -------  -----------
 10.17+    Employment Agreement, dated as of February 27, 1998 by and among
           Pacer Infotec, Inc., AverStar, Inc. and John C. Rennie.
 10.18+    Non-Competition Agreement, dated as of February 27, 1998, by and between AverStar, Inc. and John C. Rennie.
 10.19+    Employment Agreement, dated as of February 27, 1998, by and among
           Pacer Infotec, Inc., AverStar, Inc. and Sigmund H. Goldblum.
 10.20+    Non-Competition Agreement, dated as of February 27, 1998, by and between AverStar, Inc. and Sigmund Goldblum.
 10.21+    Employment Agreement, dated as of April 22, 1999, between AverStar,
           Inc. and Barbara Landes.
 10.22+    Termination Benefit Agreement, dated as of February 27, 1998, among
           Pacer Infotec, Inc., AverStar, Inc. and Rudolph R. Koczera.
 21+       List of Subsidiaries of AverStar, Inc.
 23.1++    Consent of Swidler Berlin Shereff Friedman, LLP (included in exhibit
           5.1).
 23.2(a)   Consent of Ernst & Young LLP.
 23.2(b)++ Consent of Ernst & Young LLP.
 23.2(c)++ Consent of Ernst & Young LLP.
 23.3++    Consent of Grant Thornton LLP.
 23.4++    Consent of Aronson, Fetridge & Weigle.
 23.5++    Consent of International Data Corporation.
 24.1+     Powers of Attorney.
 27.1++    Financial Data Schedule.

--------

+ Previously filed as an Exhibit to Registration Statement on Form S-1 (Registration No. 333-78517) filed with the Securities and Exchange Commission on May 14, 1999.

++ Previously filed as an Exhibit to Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-78517) filed with the Securities and Exchange Commission on July 16, 1999.
*  To be filed by amendment.